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MRV Communications, Inc. Index
Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MRV COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
We calculated the filing fee of $4,457 by multiplying 0.0002 (1/50th of 1%) by the maximum aggregate transaction value of US $22,285,034 (purchase price of €15,624,000 ($17,697,539) to be received at closing, subject to a post-closing adjustment, plus repayment of intercompany debt of €4,050,000 ($4,587,495) as described herein and in the shares purchase agreement).
	(4)	Proposed maximum aggregate value of transaction: US $22,285,034
	(5)	Total fee paid: US $4,457
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Preliminary Proxy Statement
Subject to completion, dated October 2, 2015

20415 NORDHOFF STREET
CHATSWORTH, CALIFORNIA 91311

Dear Stockholders:

        You are cordially invited to attend a Special Meeting of Stockholders of MRV Communications, Inc. (the "Company" or "MRV") to be held at the offices of Norton Rose Fulbright US LLP, located at 666 Fifth Avenue, New York, New York 10103, on                        ,                         , 2015, at                         a.m., EDT.

        Detailed information concerning the proposals for your consideration is set forth in the attached Notice of Special Meeting of Stockholders and Proxy Statement.

        The attached Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration at the Special Meeting. You are being asked to (1) approve the sale of Tecnonet S.p.A. and the related Shares Sale and Purchase Agreement attached hereto as Annex A (the "shares purchase agreement"), and (2) act upon such other matters as may properly come before the Special Meeting.

        We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to submit your proxy at your earliest convenience. Please either submit your proxy by telephone or Internet, or by mail, by promptly signing and returning your proxy card in the return envelope. Please review the instructions on each of your voting options described in the proxy statement.

        Thank you for your cooperation.

KENNETH H. TRAUB Chairman of the Board of Directors	MARK J. BONNEY President and Chief Executive Officer

                        , 2015

20415 NORDHOFF STREET
CHATSWORTH, CALIFORNIA 91311

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholders:

        A Special Meeting of Stockholders (the "Special Meeting") of MRV Communications, Inc. (the "Company" or "MRV") will be held at the offices of Norton Rose Fulbright US LLP, located at 666 Fifth Avenue, New York, New York 10103, on                 ,                , 2015, at             a.m., EDT, to:

APPROVE THE SALE OF TECNONET S.P.A., AND THE RELATED
SHARES PURCHASE AGREEMENT;

ACT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE
THE SPECIAL MEETING.

        All stockholders of record at the close of business on                , 2015 are entitled to vote at the Special Meeting.

        Your vote is important. Whether or not you attend the Special Meeting, it is important that your shares be represented and voted. If you are a stockholder of record, you may vote in person at the Special Meeting even if you have previously returned a proxy card. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Special Meeting, you may submit your proxy. To ensure your shares are voted, you may submit your proxy via the Internet or by telephone, or if you have requested or otherwise received or obtained a printed copy of the proxy materials from us by mail, by completing, signing and promptly returning the enclosed proxy card by mail or following the enclosed instructions to submit your proxy by telephone or the Internet. Procedures for submitting your proxy via the Internet and telephone are described in the General Information section beginning on page 1 of the proxy statement and on the proxy card. For shares held through a bank, broker or other nominee, you must follow the voting instructions provided by your bank, broker or other nominee.

By order of the Board of Directors,

KENNETH H. TRAUB Chairman of the Board of Directors	MARK J. BONNEY President and Chief Executive Officer

                        , 2015

i

Page
Purchase Price and Post-Closing Adjustment	25
Agreement Not to Solicit Other Offers and Fiduciary Out	25
Conditions to Closing	26
Repayment of Loan	27
Conduct Prior to Closing	27
Representations and Warranties	28
Non-Competition; Non-Solicitation	28
Termination	29
Termination Fee	29
Indemnification	29
Governing Law and Disputes	30
Assignment	30
Required Vote of Stockholders	30
Board of Directors' Recommendation	30
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND CONSOLIDATED BALANCE SHEET	31
ADDITIONAL INFORMATION	40
Other Matters	40
Stockholder Proposals for the 2015 Annual Meeting	40
Availability of SEC Filings	40
Delivery of Documents to Stockholders Sharing an Address	41
Manner and Cost of Proxy Solicitation	41
ANNEXES
Annex A—Shares Sale and Purchase Agreement	A-1
Annex B—Opinion of Stout Risius Ross, Inc.	B-1
Annex C—Unaudited Condensed Consolidated Financial Statements of MRV Communications, Inc. for the Quarters Ended June 30, 2015 and 2014	C-1
Annex D—Audited Consolidated Financial Statements of MRV Communications, Inc. for the Financial Years Ended December 31, 2014 and 2013	D-1
Annex E—Unaudited Condensed Financial Statements of Tecnonet for the Six Months Ended June 30, 2015 and 2014 and the Financial Years Ended December 31, 2014 and 2013	E-1

ii

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Why am I being provided with these materials?

        MRV Communications, Inc. (the "Company" or "MRV") has mailed these proxy materials to you in connection with the solicitation by the board of directors of the Company (the "Board of Directors") of proxies to be voted at a Special Meeting of Stockholders to be held on                      , 2015 (the "Special Meeting"), and at any postponements or adjournments of the Special Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. If at the close of business on                      , 2015 you were a stockholder of record or held shares through a bank, broker or other nominee as of that date and you obtain a proxy from your bank, broker or other nominee, you are invited to attend the Special Meeting and vote your shares in person.

Who is entitled to vote at the Special Meeting?

        Only stockholders of record at the close of business on                      , 2015, the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting, which is referred to as the "Record Date," are entitled to receive notice of, and to vote at, the Special Meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the Special Meeting. You will be entitled to one vote for each outstanding share of our common stock (the "Common Stock") you own as of the Record Date. As of the Record Date, there were                       shares of Common Stock outstanding and eligible to vote.

What is the difference between a stockholder of record and a beneficial owner of shares held in "street name"?

        Stockholder of record.     If your shares are registered directly in your name with American Stock Transfer and Trust Company, our transfer agent, you are considered the stockholder of record with respect to those shares, and we will send you the proxy materials, including a proxy card, directly.

        Beneficial owner of shares held in street name.     If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the proxy materials will be forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Follow the instructions of your brokerage firm, bank, broker-dealer or similar organization to receive a vote instruction form.

If I am a stockholder of record, how do I vote?

        There are four ways to vote:

  •
  In person.  You may vote in person at the Special Meeting. We will give you a ballot when you arrive.

  •
  Via the Internet.  You may submit your proxy via the Internet by following the instructions found on the proxy card.

  •
  By Telephone.  You may submit your proxy by calling the toll-free number found on the proxy card.

  •
  By Mail.  You may submit your proxy by filling out the proxy card and sending it back in the envelope provided.

        Internet and telephone facilities will close at 11:59 p.m., EDT,                      , 2015 for the submission of proxies by stockholders of record. Mailed proxy cards or voting instruction forms should be returned in the envelope provided to you with your proxy card or voting instruction form, not later than         a.m., EDT, on                      , 2015.

If I am a beneficial owner of shares held in street name, how do I vote?

        Please refer to the instructions provided by your bank, broker or nominee. Mailed proxy cards or voting instruction forms should be returned in the envelope provided to you with your proxy card or voting instruction form as directed by your brokerage firm, bank, broker-dealer or similar organization for the voting of shares held in street name.

Who can attend the Special Meeting?

        All stockholders as of the Record Date, or their duly appointed proxies, may attend the Special Meeting. Registration and seating will begin at         a.m., Eastern Daylight Time. If you attend, please note that you will be asked to present valid photo identification, such as a driver's license or passport. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices are not permitted at the Special Meeting.

        Please also note that if you hold your shares in street name, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Special Meeting.

        Please let us know if you plan to attend the Special Meeting by marking the appropriate box on the proxy card or, if you submit your proxy by telephone or Internet, indicating your plans when prompted. Whether or not you expect to attend, we urge you to vote your shares in favor of the approval of the sale of Tecnonet.

How many shares must be present or represented to conduct business at the Special Meeting?

        The presence at the Special Meeting, in person or by proxy, of the holders of a majority in voting power of the issued and outstanding shares of Common Stock outstanding on the Record Date constitutes a quorum, permitting the conduct of business at the Special Meeting. Accordingly, your vote is very important to us, no matter how many or how few shares you own. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

What vote is required to approve each item?

        For approval of the Tecnonet sale and the related Shares Sale and Purchase Agreement attached hereto as Annex A (the "shares purchase agreement"), an affirmative vote of the holders of a majority in voting power of the shares of Common Stock outstanding and entitled to vote thereon will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to this proposal will have the effect of a negative vote.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "FOR" and "AGAINST" votes, abstentions and broker non-votes with respect to the proposal to approve the sale of Tecnonet S.p.A., and the related shares purchase agreement. A "broker non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Broker non-votes will have the effect of a negative vote.

        If your shares are held by your broker, bank or other agent as your nominee, you will need to obtain a proxy form or voting instructions from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, they can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. On non-discretionary items for which you do not give instructions to your broker, bank or other agent, your shares will be treated as broker non-votes. The approval of the Tecnonet sale and the related shares purchase agreement is considered a non-discretionary item. Accordingly, if you are a street name holder and have not given instructions to your broker or other agent, your shares will be treated as broker non-votes and will not be voted with respect to any of these matters.

Can I change my vote after I return my proxy card?

        Yes.    You can revoke your proxy at any time before the applicable vote at the Special Meeting. If you are a stockholder of record, you may revoke your proxy in one of three ways:

  •
  you may submit another properly executed proxy by telephone, by Internet, or by signing, dating and returning a later-dated proxy card;

  •
  you may deliver a notice of revocation to our Secretary at the address shown at the beginning of this proxy statement; or

  •
  you may attend the Special Meeting and vote in person (however, simply attending the Special Meeting will not, by itself, revoke your proxy).

        For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Special Meeting and voting in person (however, simply attending the Special Meeting will not, by itself, change your vote).

What are the Board of Directors' recommendations?

        The Board of Directors recommends a vote "FOR" the approval of the Tecnonet sale and the related shares purchase agreement. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

Will stockholders be asked to vote on any other matters?

        To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the Special Meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

Who can help answer any other questions I may have regarding the Special Meeting?

        If you have additional questions about the Special Meeting, need assistance in submitting your proxy to vote your shares of Common Stock, or need additional copies of proxy materials or a proxy card, please contact Okapi Partners LLC, MRVC's proxy solicitor:

437 Madison Avenue, 28th Floor
New York, New York 10022
Banks and Brokerage Firms, Please Call: (212) 297-0720
Stockholders and All Others, Call Toll Free: (877) 285-5990
Email: info@okapipartners.com

SUMMARY TERM SHEET WITH RESPECT TO PROPOSED TECNONET SALE

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the sale fully, you should read carefully this entire proxy statement and the documents to which we refer. The shares purchase agreement is attached as Annex A to this proxy statement and is incorporated herein by reference. We encourage you to read the shares purchase agreement, as it is the most important legal document that governs the sale. For a more detailed description of the sale, please refer to "Proposal: Approval of the Sale of Tecnonet and the Shares Purchase Agreement" beginning on page 11.

The Sale

        The shares purchase agreement provides that, subject to the terms and conditions set forth therein, Maticmind S.p.A., an Italian company ("Maticmind"), will purchase from the Company all of the Company's shares of Tecnonet S.p.A., an Italian company ("Tecnonet"), free and clear of any pledges or liens. Tecnonet provides stand-alone network integration services in the Italian market. The purchase price to be paid to the Company will be €15.6 million ($17.7 million) in cash, subject to specified adjustments after the closing based on Tecnonet's net financial position as of the closing date. Additionally, prior to closing, it is anticipated that Tecnonet will refinance its loan payable to the Company with external debt and repay the loan to the Company, with the Tecnonet debt effectively assumed by Maticmind following the closing. Therefore, the total cash to be received by the Company on or before closing is approximately €19.6 million ($22.2 million).

The Shares Purchase Agreement

        The shares purchase agreement is attached as Annex A to this proxy statement. You should read this agreement in its entirety. It is the most important legal document governing the sale.

Company's Reasons for the Sale

        After careful consideration, the Board of Directors approved the shares purchase agreement. The Board recommends the Company stockholders vote FOR the approval of the shares purchase agreement and the approval of the sale of Tecnonet.

        In reaching its decision to approve the shares purchase agreement and to recommend that Company stockholders vote to approve the shares purchase agreement and approve the sale of Tecnonet, the Board of Directors consulted with the Company's management and the Company's financial and legal advisors and considered a number of strategic, financial and other considerations referred to under "Proposal: Approval of the Sale of Tecnonet and the Shares Purchase Agreement—Company's Reasons for the Sale" on page 14.

  Opinion of Stout Risius Ross, Inc.

        On August 7, 2015, Stout Risius Ross, Inc. ("SRR") rendered an oral opinion to our Board of Directors (which was confirmed in writing by delivery of SRR's written opinion dated August 7, 2015), as to the fairness, from a financial point of view, of the consideration to be received by the Company pursuant to the Tecnonet sale, as of August 7, 2015 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SRR in preparing its opinion.

        SRR's opinion was directed to our Board of Directors and only addressed the fairness, from a financial point of view, of the consideration to be received by the Company pursuant to the Tecnonet sale and does not address any other aspect or implication of the Tecnonet sale. The summary of SRR's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SRR in preparing its opinion. We encourage our stockholders to carefully read the full text of SRR's written opinion. However, neither SRR's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to our Board of Directors or any stockholder as to how to act or vote with respect to the Tecnonet sale or related matters. See "Proposal: Approval of the Sale of Tecnonet and the Shares Purchase Agreement—Opinion of Stout Risius Ross, Inc."

Conditions to Completion of the Sale

        The sale is conditioned upon the satisfaction of the following conditions which need to be fulfilled on or before the closing date:

  •
  the Company shall have obtained the stockholder approval solicited by this proxy statement;

  •
  the parties shall have performed in all material respects all obligations required to be performed by them under the shares purchase agreement;

  •
  the representations and warranties of the parties must be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) as of the closing date; and

  •
  from the date of the shares purchase agreement, there shall not have occurred any material adverse effect relating to Tecnonet as specified in the shares purchase agreement.

        Each party is entitled to waive the other party's failure to satisfy the closing condition requiring that the other party's representations and warranties under the shares purchase agreement are true and correct or that the other party has performed its obligations under the shares purchase agreement. The condition that there shall have been no material adverse effect relating to Tecnonet may only be waived by Maticmind.

Termination

        The shares purchase agreement may be terminated prior to the closing:

  •
  by mutual written agreement of the parties;

  •
  by either party after satisfying specified notice and cure obligations in the event that (a) a material breach by the other party of its covenants contained in the shares purchase agreement occurs, or (b) the terminating party notifies the other party that the satisfaction of any condition to the terminating party's obligations under the shares purchase agreement becomes impossible or impracticable to be satisfied and such impossibility or impracticability is not caused by a breach by the terminating party;

  •
  by either party after the Special Meeting has been held (and not further adjourned) and the stockholder approval solicited by this proxy statement has not been obtained;

  •
  by either party upon notification to the non-terminating party by the terminating party if the closing has not occurred on or before November 30, 2015 and such failure to close is not caused by a breach by the terminating party; provided that such date will be automatically postponed to December 31, 2015 if the Company has filed this proxy statement in definitive form with the SEC by November 30, 2015; and

  •
  by the Company in order to enter into a definitive acquisition agreement in connection with a superior acquisition proposal.

Termination Fee

        If the shares purchase agreement is terminated by either party as a result of the rejection of the acquisition by the Company's stockholders at the Special Meeting or by the Company in order to enter into a definitive acquisition agreement in connection with a superior acquisition proposal, the Company will promptly pay to Maticmind a termination fee of €250,000 ($282,180) if such termination occurs before November 30, 2015, or a termination fee of €350,000 ($396,450) if such termination occurs after November 30, 2015, in either case as non-accountable reimbursement for a portion of Maticmind acquisition expenses.

Indemnification

        The shares purchase agreement provides that the Company is required to indemnify Maticmind against any damages and losses, fines, penalties, deficiencies and expenses (other than indirect, consequential, incidental or punitive damages) arising from the breach by the Company of any of its representations and warranties under the shares purchase agreement or the breach by the Company of any of its other obligations under the shares purchase agreement. Maticmind's ability to make indemnification claims for breaches of representations and warranties generally survives the closing until the second anniversary of the closing date; provided, however, that indemnification claims relating to breaches of representations and warranties regarding authorization, capitalization and share ownership, tax matters and certain criminal matters survive the closing until the expiration of the applicable statute of limitations for such claim. Maticmind's ability to make indemnification claims for breaches of covenants or other obligations under the shares purchase agreement survive the closing until first anniversary of the last date on which such covenant or obligations is to be performed or, if no such date is specified, until the third anniversary of the closing date. Maticmind's rights to indemnification under the shares purchase agreement are subject to a €10,000 ($11,330) deductible, a threshold equal to one percent of the aggregate purchase price and a cap equal to 20% of the aggregate purchase price.

        Under the shares purchase agreement, in the event that any Tecnonet credit receivables payable from Vitrociset S.p.A. for an amount as of the date of the shares purchase agreement equal to the outstanding consideration provided under the relevant contract with Vitrociset has not been fully paid and discharged within three months after the closing date, the Company will be obligated to purchase from Tecnonet all such receivables then still outstanding, for a price equal to their nominal value.

Regulatory Approvals

        The Company is not aware of any material governmental or regulatory approval required for the Tecnonet sale other than approval of the Company's stockholders.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The discussion in this proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Exchange Act. Forward-looking statements are statements other than statements of historical fact and may be identified by use of such terms as "expects," "anticipates," "intends," "potential," "estimates," "believes," "may," "should," "could," "will," "would," and words of similar import. Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. In addition, the statements in this proxy statement may involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur. Some factors, risks and uncertainties that could cause actual results to differ include:

  •
  the ability of each business segment and subsidiary to make the expected progress in its respective market;

  •
  management's long-term strategy may not achieve the expected results;

  •
  delayed lead times in receiving components and delayed delivery times to customers due to short-term capacity constraints;

  •
  potential changes in relationships with MRV's customers and suppliers and their financial condition;

  •
  MRV's success in developing, introducing and shipping product enhancements and new products;

  •
  competition in our market segments, market acceptance of new products and our ability to succeed in entering new markets;

  •
  continued market acceptance of existing products and continued success in selling the products of other companies;

  •
  product price discounts and general pricing pressure in certain of our markets;

  •
  the timing and amount of significant orders from customers;

  •
  obsolete inventory or product returns;

  •
  warranty and other claims on products;

  •
  the continued ability of MRV to protect its intellectual property rights and avoid onerous licensing fees;

  •
  changes in product mix;

  •
  maturing product life cycles;

  •
  implementation of operating cost structures that align with revenue growth;

  •
  political instability in areas of the world in which MRV operates or sells its products and services;

  •
  currency fluctuations, changes in accounting rules and general economic conditions;

  •
  changes in such conditions specific to our market segments;

  •
  maintenance of our inventory and production backlog;

  •
  supply constraints directly or indirectly caused by natural disasters;

  •
  litigation, such as product liability, commercial, intellectual property, customer, employment or securities related claims;

  •
  the effects that MRV's strategic direction might have on MRV's business, employees, customers and other constituencies;

  •
  with respect to the proposed sale of Tecnonet, conditions to the purchasers' obligations to complete the transactions;

  •
  risk of material adverse change for Tecnonet;

  •
  risks related to indemnification obligations under the shares purchase agreement; and

  •
  with respect to any future use of proceeds that could be declared as a dividend by MRV, competing alternative needs for cash, including investing in its core business or to cover contingent liabilities of MRV.

        In light of the risks and uncertainties inherent whenever matters or events expected to occur or not occur in the future are discussed, there can be no assurance that the forward-looking information contained in this proxy statement will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by this introduction. In light of the risks and uncertainties in all such projected operational matters, the inclusion of forward-looking statements in this proxy statement should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved or that any of the Company's operating expectations will be realized. Readers should not place undue reliance on forward-looking statements, which reflect management's view only as of the date of this proxy statement. Except as required by law, the Company undertakes no obligation to amend this proxy statement or revise publicly these forward-looking statements to reflect subsequent events or circumstances. Readers should also carefully review the risk factors described in other documents the Company files from time to time with the SEC and the cautionary statements contained in our press releases when we provide forward-looking information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Common Stock by 5% Beneficial Owners

        The following table sets forth information with respect to each holder known to MRV to be the beneficial owner of 5% or more of the outstanding shares of the Company's Common Stock as of August 27, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Raging Capital Master Fund, Ltd. c/o Ogier Fiduciary Services (Cayman) Ltd. 89 Nexus Say Camana Bay, Grand Cayman KY 109007 Cayman Islands	2,136,864	(2)	30.70%

(1)
For each holder included in the table above, percentage ownership is calculated by dividing the number of shares beneficially owned by such holder by the 6,959,665 shares of the Company's Common Stock outstanding as of August 27, 2015. To the knowledge of MRV, none of the holders listed above had the right to acquire any additional MRV shares on or within 60 days after August 27, 2015.

(2)
Based on information contained in a Schedule 13D/A filed with the SEC on June 25, 2015.

Beneficial Ownership of Common Stock by Directors and Executive Officers and Adoption of Stock Ownership Guidelines

        We encourage our directors, officers and employees to own our Common Stock, as we believe that owning Common Stock aligns their interest with the interests of our stockholders. To emphasize this point, the Board of Directors implemented stock ownership guidelines in November 2011 for its directors and officers. The guidelines require directors to hold equity in MRV with a value equal to three times their annual cash retainer prior to being able to sell shares issued upon exercise of stock options, restricted shares or other equity grants received after the date of implementation of the policy. Our Chief Executive Officer must hold equity in MRV with a value equal to five times his annual base salary, executive vice presidents and above (including the Chief Financial Officer and presidents of our divisions) are required to hold three times their annual base salaries, and senior vice presidents and vice presidents are required to hold equity with a value equal to two times their annual base salaries, prior to being able to sell shares issued upon exercise of stock options, restricted shares or other equity grants received after the date of implementation of the policy. After directors and officers obtain the threshold stock ownership amounts, they may sell up to 40% of their shares issued upon exercise of stock options, restricted shares and other equity grants received after the date of implementation of the policy, subject to the Company's Insider Trading Policy. The policy includes a hardship provision for limited circumstances.

        The following table summarizes the number of shares of Common Stock beneficially owned by our Named Executive Officers, by our directors and by our directors and executive officers as a group as of

August 27, 2015. This table is based on information provided by our officers and directors and our corporate records.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percentage Ownership(3)
Named Executive Officers
Mark J. Bonney(4)	50,166	*
Stephen Krulik(5)	8,500	*
David S. Stehlin(6)	—	*
Stephen A. Garcia(7)	—	*
Non-management Directors
Kenneth H. Traub	46,071	*
Robert M. Pons	40,889	*
Jeannie H. Diefenderfer	4,741	*
Matthew Stecker	18,264	*

Directors and executive officers as a group (8 persons)	170,631	2.45%

*
Less than 1%

(1)
Each holder has sole voting and investment power with respect to these shares, subject to applicable community property laws and except as set forth below.

(2)
All amounts shown include shares subject to stock options which are, or will become, exercisable within 60 days of August 27, 2015, and shares of restricted stock. The number of stock options that are included above for the following individuals is: Mr. Bonney, 15,170, Mr. Traub, 14,544, Mr. Pons, 14,544 and Mr. Stecker, 10,675. The number of shares of restricted stock that are included above for the following individuals are: Mr. Bonney, 34,996, Mr. Krulik, 8,500, Mr. Traub, 26,345, Mr. Pons, 26,345, Ms. Diefenderfer, 4,741 and Mr. Stecker, 7,589.

(3)
For each individual included in the table above, percentage ownership is calculated by dividing the number of shares beneficially owned by the sum of the 6,959,665 shares of the Company's Common Stock outstanding as of August 27, 2015 plus the number of shares of restricted stock and shares issuable upon exercise of options that are, or will become, exercisable within 60 days of August 27, 2015 held by such individual (but not giving effect to the shares of restricted stock and shares issuable upon exercise of options held by others).

(4)
Mr. Bonney was appointed MRV's Chief Executive Officer effective December 15, 2014. Mr. Bonney is also a member of the Board of Directors, on which he has served since April 2013.

(5)
Mr. Krulik has been the Chief Financial Officer of MRV since December 12, 2014.

(6)
Effective December 12, 2014, Mr. Stehlin resigned as the Company's Chief Executive Officer.

(7)
Effective August 25, 2014, Mr. Garcia's employment as the Company's Chief Financial Officer was terminated.

PROPOSAL: APPROVAL OF THE SALE OF TECNONET
AND THE SHARES PURCHASE AGREEMENT

General

        The Company, a global provider of packet and optical networking solutions, negotiated a shares purchase agreement with Maticmind, whereby Maticmind will purchase from the Company all of the Company's shares of Tecnonet, free and clear of any pledges or liens. Maticmind is based in Milan, Italy, and is a provider of ICT and system integration solutions. Tecnonet provides stand-alone network integration services in the Italian market. The shares purchase agreement is attached as Annex A to this proxy statement and is incorporated herein by reference. To understand the sale fully, you should carefully read this entire proxy statement and the shares purchase agreements, as they are the most important legal documents that govern the sale.

        The parties to the proposed sale of Tecnonet are:

    Maticmind S.p.A.
    Via B. Croce
    Vimodrone (MI)
    20090
    Tel: +39 02 274261

    MRV Communications, Inc.
    20415 Nordhoff Street
    Chatsworth, CA 91311
    Tel: (818) 773-0900

Background of the Sale

        Historically, from time to time, our Board of Directors has reviewed the Company's various business units and the Company as a whole and assessed, among other things, the performance, prospects and strategic direction of those units and the Company as a whole.

        The proposed sale of Tecnonet to Maticmind that is the subject of this proxy is the result of a sale process initiated by the Company in May 2015 to sell Tecnonet to a third-party, described below under the heading "The Maticmind Transaction." The first attempt to sell Tecnonet was pursuant to a sale process that was initiated by the Company in 2012 and abandoned in March 2013.

  First Attempt to Sell Tecnonet

        In a current report on Form 8-K filed in August 2012, the Company announced that it was exploring strategic alternatives with respect to the Tecnonet business. The Company engaged Headwaters BD, LLC, together with its Italian partner, as financial advisors (the "Prior Advisors").

        Working with the Prior Advisors, the Company conducted a broad auction process that included strategic buyers and financial buyers. In connection with the process, the Company received two non-binding indications of interest that the Company believed were credible and warranted further discussions. The Company entered into a non-binding letter of intent in January 2013 with one party representing total consideration to the Company of approximately $12.5 million. During the course of subsequent discussions between representatives of the Company and that bidder, the bidder indicated that it was unwilling to pay any additional consideration in respect of working capital above a minimum amount to be negotiated, notwithstanding language to that effect in the non-binding letter of intent. Furthermore, the non-binding letter of intent also indicated that it was subject to the receipt of necessary financing to conclude a sale. Although the Company requested evidence that such financing was readily available, the Company never received such support. Ultimately, the Company and the bidder were unable to negotiate a transaction that the Board believed was credible and represented fair value for Tecnonet, and discussions with that bidder were terminated in March 2013. As a result of market conditions, the failed negotiations with that bidder and the lack of any other proposals that the Company viewed as credible and representing fair value, the Board determined that is was in the best interest of the Company to abandon the Tecnonet sale process and continue to own and operate Tecnonet. A public announcement to that effect followed shortly thereafter. The Company terminated its agreement with the Prior Advisors following the abandonment of the sale process.

  The Sale Process

        In May 2015, the Board of Directors of the Company determined that as a result of significant progress in the Company's Network Equipment business, as well as other factors, that it was an appropriate time to initiate efforts to sell Tecnonet. The Company announced this intent in its first quarter earnings release on May 7, 2015. The Company immediately began the sale process and contacted both strategic and financial buyers that had expressed interest in acquiring the business. The Company entered into confidentiality agreements and provided initial Tecnonet business and financial information to six potential acquiring companies. Shortly thereafter, the Company provided detailed bid letters and instructions to the companies and received one written indication of interest.

  The Maticmind Transaction

        In June 2014, Mr. Luciano Zamuner, the chief executive officer of Maticmind, communicated with David Stehlin, the Company's former chief executive officer, regarding the Company's interest in possibly selling the Tecnonet business to Maticmind. Maticmind was one of the original parties that had submitted a non-binding proposal to the Company during the first sale process, but that proposal was deemed inferior by the Company and was not pursued.

        In October 2014, Mr. Zamuner contacted Mr. Stehlin and advised him of Maticmind's continued interest in pursuing a transaction with the Company to acquire Tecnonet. At the direction of the Board, during the period from October 2014 to November 2014, Mr. Stehlin requested that Mr. Zamuner provide clarification with respect to valuations and other terms discussed by Maticmind in the context of a potential acquisition transaction. Mr. Stehlin left the Company in December 2014, with Mark Bonney becoming chief executive officer at that time. Mr. Bonney and Mr. Zamuner continued periodic informal discussions.

        On May 14, the Company sent a sale process letter to Maticmind soliciting its interest in submitting a proposal to acquire Tecnonet. On May 25, 2015, the Company sent a process letter to another potential bidder for Tecnonet. On May 22, 2015, Maticmind provided its non-binding proposal to acquire Tecnonet with an 'enterprise value' of €19 million, subject to certain terms and conditions. No other party provided a written proposal to the Company.

        On May 28, 2015, the Company requested that Maticmind clarify certain aspects of its proposal, including the calculation of the consideration to be paid to the Company. Maticmind responded to that request by letter dated June 3, 2015, explaining that its proposal for €19 million would be net of Tecnonet's 'Net Financial Position,' which was calculated to be a negative amount, resulting in significantly less total consideration to the Company.

        The Company's management continued discussions with Maticmind, and Maticmind commenced due diligence on June 4, 2015. Maticmind requested that the Company enter into an exclusivity agreement with Maticmind, which was rejected by the Company. The Company provided Maticmind with a draft shares purchase agreement on June 25, 2015. On July 10, 2015, representatives of Maticmind provided the Company with their initial comments on the draft shares purchase agreement. On July 13, 2015, the Company provided Maticmind with a list of key issues arising from Maticmind's draft shares purchase agreement, including the deletion of the 'fiduciary out' provisions. Maticmind responded to the issues list on July 15, 2015. Also on July 15, 2015, the Company retained SRR to review the proposed transaction with Maticmind and render a fairness opinion to the Board.

        On July 17, 2015, representatives of Maticmind and the Company, together with Norton Rose Fulbright, the legal advisors to the Company, and DLA Piper, legal advisors to Maticmind, participated in a conference call to review the open issues. On July 21, 2015, the Company provided Maticmind with a revised draft shares purchase agreement that retained among other provisions the 'fiduciary out' provisions. On July 22, 2015, Mr. Bonney and Stephen Krulik, Chief Financial Officer of the Company, met with representatives of Maticmind to discuss open economic issues, including the consideration to be paid to the Company. Mr. Bonney informed Mr. Zamuner that Maticmind's proposal to the Company reflecting approximately €15 million of total consideration was inadequate and rejected. The parties then discussed a structure whereby Maticmind would pay a fixed cash amount at closing, and assume debt representing the amount of the intercompany note between Tecnonet and the Company. There was also discussion of the post-closing purchase price adjustment based upon a comparison of Net Financial Position at closing compared to a negotiated fixed amount.

        On July 23, 2015, that same group met again, together with Norton Rose Fulbright and DLA Piper and other Maticmind advisors, to negotiate key terms of the transaction documents, including the calculation of the purchase price for the transaction, remaining due diligence items, closing conditions and the timing of the transaction to account for stockholder approval. The discussion included the treatment of drawdowns under Tecnonet's factoring facility.

        Representatives of the Company and Maticmind continued to negotiate the transaction documents, including the determination of the consideration to the Company and the definition of Net Financial Position. Following extensive negotiations, the parties agreed to total consideration comprised of a cash payment by Maticmind to the Company of €15.6 million at closing plus a cash payment by Tecnonet to the Company of €4.1 million prior to closing to repay an outstanding intercompany obligation. The Company would be entitled to seek and procure third party debt financing for Tecnonet to provide the funds for this payment, and Maticmind is obligated to assume this debt at closing. Within 60 days of closing, the parties would be required to make a post-closing adjustment based on changes in debt and cash of Tecnonet between June 30, 2015 and closing, as provided for in the shares purchase agreement. During the week of August 3, 2015, management of the Company, Norton Rose Fulbright and DLA Piper exchanged comments and revised drafts of the agreements, and on August 7, 2015, DLA Piper distributed drafts of the agreements that were substantially final.

        On August 7, 2015, our Board of Directors met with management, SRR and Norton Rose Fulbright. SRR reviewed with the Board the structure and certain other terms of the proposed transaction, and its financial analysis regarding Tecnonet. SRR rendered its oral opinion to our Board of Directors as to the fairness, from a financial point of view, of the consideration to be received by the Company pursuant to the Tecnonet sale, as of August 7, 2015 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SRR in preparing its opinion. Norton Rose Fulbright reviewed the legal terms of the proposed transaction agreements, including the operation of the 'fiduciary out' provisions in the event the Company receives a proposal that is deemed to be superior to the Maticmind transaction.

        Following these discussions, and review and discussion among the members of the Board of Directors, including consideration of the factors under the section entitled "—Company's Reasons for the Sale," the Board of Directors unanimously determined that the transaction contemplated by the shares purchase agreement is advisable and in the best interests of the Company, and the directors voted unanimously to approve the transaction, to approve the shares purchase agreement, and to recommend that the MRV stockholders vote in favor of the transaction.

        After the meeting of the Board of Directors adjourned, SRR confirmed its oral opinion in writing by delivery of its written opinion to the Board of Directors dated August 7, 2015, the definitive documentation for the transaction was finalized and the shares purchase agreement was executed and delivered.

        The transaction was announced after the closing of market trading on August 10, 2015 coincident with the release of the Company's second quarter earnings.

Company's Reasons for the Sale

        The Board determined that the Tecnonet sale is in the best interests of the Company, based on the following material factors:

  •
  The price to be received by the Company for Tecnonet;

  •
  The fit between Tecnonet and other operations of the Company;

  •
  The economic conditions in the Italian market for telecommunications equipment and services;

  •
  Tecnonet's position in the industry relative to a number of larger competitors with greater financial and other resources;

  •
  Tecnonet's customer concentration;

  •
  Tecnonet's lack of proprietary products and technology and high dependency on debt and factoring to finance working capital; and

  •
  The financial analysis reviewed by SRR with our Board of Directors, and the oral opinion to our Board of Directors (which was confirmed in writing by delivery of SRR's written opinion dated August 7, 2015), with respect to the fairness, from a financial point of view, of the consideration to be received by the Company pursuant to the Tecnonet sale, as of August 7, 2015 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SRR in preparing its opinion. See "Proposal: Approval of the Sale of Tecnonet and the Shares Purchase Agreement—Opinion of Stout Risius Ross, Inc."

        The Board also considered the following potentially countervailing material factor in its deliberations concerning the proposed sale of Tecnonet:

  •
  The possibility that the sale might not be completed as a result of, among other matters, the failure of the Company's stockholders to authorize the sale, and the effect the termination of the transaction may have on Tecnonet and its business, operating results and prospects.

Projected Financial Information

        Our management does not, as a matter of course, publicly disclose forecasts or projections as to its future financial performance or earnings. We have included in this proxy statement a summary of the Company's projections solely to give stockholders access to the non-public information that was made available to our Board of Directors in connection with its consideration of a possible sale of Tecnonet and provided to SRR in connection with the financial analyses performed by it. These projections are not included in this proxy statement in order to influence you to make any investment decision with respect to the transaction, or to influence your decision whether to vote for or against the proposal to approve the sale of Tecnonet.

        Although the projections are presented with numerical specificity, the projections reflect numerous estimates and assumptions with respect to general business, economic, market and financial conditions, our ability to execute our strategic plan and other matters, all of which are difficult to predict and many of which are beyond our control. The internal financial forecasts upon which these projections were based are, in general, prepared solely for internal use, such as budgeting and other management decisions, and are subjective in many respects, and thus are susceptible to various interpretations. While we believe that the assumptions our management used as a basis for the projections were reasonable at the time the projections were prepared, given information our management had at the time, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

        The projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, were prepared on a reasonable basis.

        Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

        The principal components of the financial projections provided by the Company and Tecnonet's management used by SRR for its financial analysis necessary to prepare its opinion are set forth below:

	Actual		Forecast
€(000s)	2013	2014	2015	2016	2017	2018	2019	2020
Revenues	56,854	64,544	63,918	64,000	64,320	64,642	64,965	65,290
% Growth	1.0%	13.5%	(1.0)%	0.1%	0.5%	0.5%	0.5%	0.5%
Gross Profit	8,199	9,944	10,163	9,440	9,487	9,535	9,582	9,630
Gross Margin	14.4%	15.4%	15.9%	14.8%	14.8%	14.8%	14.8%	14.8%
Operating Expense	4,738	5,760	6,168	5,568	5,546	5,524	5,501	5,479
% of Revenue	8.3%	8.9%	9.6%	8.7%	8.6%	8.5%	8.5%	8.4%
Operating Income	3,461	4,184	3,995	3,872	3,941	4,011	4,081	4,152
Operating Margin	6.1%	6.5%	6.3%	6.1%	6.1%	6.2%	6.3%	6.4%
EBITDA(1)	3,738	4,919	4,298	3,721	3,816	3,911	4,006	4,102
EBITDA Margin	6.6%	7.6%	6.7%	5.8%	5.9%	6.1%	6.2%	6.3%
Depreciation & Amortization	165	174	103	74	74	75	75	75
% of Revenue	0.3%	0.3%	0.2%	0.1%	0.1%	0.1%	0.1%	0.1%
Capital Expenditures	(96)	(170)	(75)	(74)	(74)	(75)	(75)	(75)
% of Revenue	(0.2)%	(0.3)%	(0.1)%	(0.1)%	(0.1)%	(0.1)%	(0.1)%	(0.1)%

(1)
EBITDA adjusted to exclude charges related to legal and tax settlements and certain audit and accounting fees determined by management to be non-recurring. EBITDA in 2015 to 2020 was adjusted to include the cost of factoring as a reduction to EBITDA.

        BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Opinion of Stout Risius Ross, Inc.

        On August 7, 2015, SRR rendered an oral opinion to our Board of Directors (which was confirmed in writing by delivery of SRR's written opinion dated August 7, 2015), to the effect that, as of August 7, 2015 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SRR in preparing its opinion, the consideration to be received by the Company pursuant to the Tecnonet sale was fair, from a financial point of view.

        SRR's opinion was directed to our Board of Directors and only addressed the fairness, from a financial point of view, of the consideration to be received by the Company pursuant to the Tecnonet sale and does not address any other aspect or implication of the Tecnonet sale. The summary of SRR's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SRR in preparing its opinion. We encourage our stockholders to carefully read the full text of SRR's written opinion. However, neither SRR's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to our Board of Directors or any stockholder as to how to act or vote with respect to the Tecnonet sale or related matters.

        In arriving at its opinion, SRR reviewed, among other things:

  •
  Tecnonet's audited segment financial statements for the fiscal years ended December 31, 2010 through December 31, 2014;

  •
  Tecnonet's reviewed financial statements for the six-month period ended June 30, 2014;

  •
  Tecnonet's internally prepared, unaudited financial statements for the six-month period ended June 30, 2015;

  •
  Tecnonet's six-year financial forecast for the fiscal years ending December 31, 2015 through 2020;

  •
  The Company's Form 10-K for the fiscal year ended December 31, 2014;

  •
  The Company's Form 10-Q for the quarter ended March 31, 2015;

  •
  The Company's Schedule 14A dated September 12, 2012;

  •
  The August 5, 2015 draft of the shares purchase agreement between the Company and Maticmind;

  •
  A review of publicly available financial data of certain publicly traded companies that SRR deemed relevant;

  •
  A review of available information regarding certain merger and acquisition transactions that SRR deemed relevant;

  •
  Discussions with Tecnonet's and the Company's management concerning its business, industry, history, and prospects; and

  •
  An analysis of other facts and data resulting in SRR's conclusions.

        SRR's opinion was intended to be utilized by our Board of Directors as only one input to consider in its process of analyzing the Tecnonet sale. No opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. SRR was not requested to opine as to, and its opinion does not in any manner address the following: (i) the underlying business decision of the Company, its security holders, our Board of Directors, or any other party to proceed with or effect the Tecnonet sale; (ii) the merits of the Tecnonet sale relative to any alternative business strategies that may exist for the Company or any other party or the effect of any other transactions in which the Company or any other party might have engaged; (iii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Tecnonet sale or otherwise, except as expressly addressed in SRR's opinion; (iv) the fairness of any portion or aspect of the Tecnonet sale to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, not specifically addressed in SRR's opinion (including the fairness, financial or otherwise, of the amount or nature of any compensation to any officers, directors or employees of any party to the Tecnonet sale, relative to the consideration or otherwise); (v) the solvency, creditworthiness or fair value of the Company or any other participant in the Tecnonet sale under any applicable laws relating to bankruptcy, insolvency or similar matters or (vi) how our Board of Directors, the Company's security holders or any other person should act with respect to the Tecnonet sale.

        Further, SRR's opinion was not intended to and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote in regard to the Tecnonet sale. Moreover, SRR was not engaged to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Tecnonet sale, the assets, businesses or operations of Tecnonet, the Company, Maticmind, or any other party, or any alternatives to the Tecnonet sale, or (ii) negotiate the terms of the Tecnonet sale.

        SRR's opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of Tecnonet as of the date of its opinion have not changed materially since June 30, 2015, the date of the most recent financial statements made available to SRR. In rendering its opinion, SRR assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by the Company and/or Tecnonet, or otherwise reviewed by or discussed with SRR without independent verification of such information and SRR assumed and relied upon the representations and warranties contained in the draft shares purchase agreement it reviewed. SRR assumed, without independent verification, that the financial forecasts and projections provided to SRR were prepared in good faith and reflect the best currently available estimate of the future financial results of Tecnonet, and SRR relied upon such projections in arriving at its opinion. SRR was not engaged to assess the reasonableness or achievability of these forecasts and projections or the assumptions upon which they were based, and SRR expressed no view as to these forecasts, projections, or assumptions. SRR assumed that the Tecnonet sale would be consummated on the terms described in the draft shares purchase agreement, without any waiver of any material terms or conditions by the parties to the draft shares purchase agreement.

        SRR did not conduct a physical inspection of Tecnonet's facilities or assets. SRR assumed, with the consent of our Board of Directors, that the final executed form of the shares purchase agreement would not differ materially from the draft of the shares purchase agreement that it examined, that the conditions to the Tecnonet sale as set forth in the draft shares purchase agreement would be satisfied, and that the Tecnonet sale would be consummated on a timely basis in the manner contemplated by the draft shares purchase agreement. SRR's opinion was necessarily based on business, economic, market, and other conditions as they existed and could be evaluated by SRR at the date of its opinion. Although subsequent developments may affect SRR's opinion, SRR does not have any obligation to update, revise, or reaffirm its opinion. SRR reserves the right, however, to withdraw, revise, or modify its opinion based upon additional information that may be provided to or obtained by it after the date of its opinion that suggests, in SRR's judgment, a material change in the assumptions upon which its opinion was based.

        SRR's opinion was furnished for the use and benefit of our Board of Directors in connection with the Tecnonet sale, and is not intended to be used, and may not be used, for any other purpose, without SRR's express, prior written consent. SRR has consented to the reproduction of its opinion in this proxy statement and to the inclusion of our summary of its opinion as it appears in this proxy statement.

  Summary of Valuation Analyses

        In preparing its opinion to our Board of Directors, SRR performed a variety of analyses, including those described below. The summary of SRR's analyses is not a complete description of the analyses underlying SRR's opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. SRR arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole. SRR did not form a conclusion as to whether any individual analysis, when considered independently of the other analyses conducted by SRR, supported or failed to support its opinion as to the fairness, from a financial point of view, of the consideration to be received by the Company pursuant to the Tecnonet sale. Further, SRR did not specifically rely or place specific weight on any individual analysis. Rather, SRR believes that its analyses must be considered in their entirety, and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors together, could create a misleading or incomplete view of the processes underlying the analyses performed by SRR in connection with the preparation of its opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

        With respect to the guideline public company method and mergers and acquisitions method described below, such analyses reflect guideline companies and transactions, and not necessarily all of the companies and transactions that may be considered relevant in evaluating Tecnonet or the proposed Tecnonet sale. No company or transaction used in SRR's analyses for comparative purposes is identical to Tecnonet or the proposed Tecnonet sale and an evaluation of the results of those analyses is subject to a review and understanding of both quantitative and qualitative factors. SRR believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with the assumptions, qualifications and limitations affecting each analysis. The implied reference range values indicated by SRR's analyses, and the estimates upon which they are based, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which assets, businesses or securities may actually be sold, which may depend on a variety of factors, many of which are beyond our control. Much of the information used in, and accordingly the results of, SRR's analyses are inherently subject to substantial uncertainty.

        SRR's opinion was provided to our Board of Directors in connection with its consideration of the proposed Tecnonet sale and was only one of many factors considered by our Board of Directors in evaluating the proposed Tecnonet sale. Neither SRR's opinion nor its analyses were determinative of the Tecnonet sale consideration or of the views of our Board of Directors or management with respect to the Tecnonet sale or the consideration payable therein. The type and amount of consideration payable in the Tecnonet sale were determined through negotiation between the Company and Maticmind, and the decision to enter into the Tecnonet sale was solely that of our Board of Directors.

        The following is a summary of the material analyses reviewed by SRR with our Board of Directors in connection with SRR's opinion rendered on August 7, 2015. The order of the analyses below does not represent relative importance or weight given to those analyses by SRR. In addition, the analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of SRR's analyses.

Key Financial Metrics

        As further described below, SRR performed a discounted cash flow analysis, guideline public company method and merger and acquisition method as inputs in comparing the implied equity value reference range for Tecnonet with the proposed Tecnonet sale consideration.

        For purposes of each of these valuation analyses, SRR reviewed a number of financial metrics, including:

  •
  Multiples of enterprise value;

  •
  Revenue; and

  •
  Earnings before interest, taxes, depreciation, and amortization ("EBITDA").

        Performing the valuation analyses required a review of Tecnonet's revenue and EBITDA for the first two fiscal quarters of 2015, as well as assumptions about its revenue and EBITDA for the last two fiscal quarters of 2015 and the following fiscal year, which assumptions were based on estimates provided by our management, as adjusted to exclude certain non-recurring expenses, including legal fees and a settlement payment made subsequent to June 30, 2015, as well as certain expenses incurred by Tecnonet on a stand-alone basis.

        For each of the valuation analyses, SRR calculated a range of estimated enterprise values and, using these enterprise values, calculated a range of estimated equity values for Tecnonet by making the following adjustments with the consent of our Board of Directors: (i) adding to estimated enterprise value cash and cash equivalents in an aggregate amount equal to €2.6 million and (ii) subtracting from estimated enterprise value certain pro forma adjustments, in an aggregate amount equal to €6.1 million, including a settlement payment made subsequent to June 30, 2015, income taxes payable, debt to be incurred prior to the closing of the Tecnonet sale to repay the loan from the Company, severance indemnities, and amounts due by Tecnonet to certain individuals, pursuant to bonus or similar agreements, triggered by the closing of the Tecnonet sale.

        For purposes of comparing the implied equity value reference range for Tecnonet with the proposed Tecnonet sale consideration, SRR calculated the proposed Tecnonet sale consideration to be €14.5 million, based on the purchase price of €15.6 million, as adjusted to reflect the payment of €1.1 million in bonuses described above, together with associated social taxes.

Discounted Cash Flow Method

        SRR performed a discounted cash flow analysis, which was used to estimate the present value of Tecnonet's unlevered, after-tax, free cash flows on a standalone basis. In performing its discounted cash flow analysis, SRR calculated the free cash flows that Tecnonet is expected to generate for the last two fiscal quarters of 2015 and the fiscal years 2016 through 2020 based on our management's long-term forecast for fiscal years 2015 through 2020, as adjusted to exclude certain non-recurring and stand-alone expenses. SRR then calculated a range of implied enterprise values by calculating the present value of estimated unlevered free cash flows through the end of fiscal year 2020, as well as a residual value, based on a range of discount rates of 15.0% to 17.0%, which were based upon Tecnonet's estimated weighted average cost of capital ("WACC"), and a range of residual growth rates of 1.5% to 2.5%, which were based on the prospects for longer term growth of Tecnonet's network integration business, as well as the expectations for economic growth in Italy.

        The estimated WACC used in the analysis was based upon estimates of Tecnonet's cost of equity capital, cost of debt capital, and an assumed capital structure, all of which were based upon information from various independent sources (including the Board of Governors of the Federal Reserve, Duff & Phelps' Valuation Handbook, Morningstar, Inc. and S&P Capital IQ, Inc.) concerning market risk-free interest rates, market equity risk premiums, equity betas, small stock risk premiums, and corporate bond rates. In addition, SRR incorporated a 4.5% country specific risk premium in its calculation of Tecnonet's cost of equity capital, which reflects the degree to which Tecnonet is affected by local as opposed to U.S. market risk. SRR also incorporated a country default spread based on Moody's credit rating associated with Italy in its calculation of Tecnonet's cost of debt capital. Finally, the resulting WACC was adjusted to reflect the differences in expected inflation for the United States, Europe and Italy.

        Based on the assumptions above, the discounted cash flow analysis resulted in a range of estimated enterprise values of €16.1 million to €18.4 million. Using this range of enterprise values, SRR calculated an estimated equity value for Tecnonet by (i) adding to estimated enterprise value cash and cash equivalents in an aggregate amount equal to €2.6 million and (ii) subtracting from estimated enterprise value certain pro forma adjustments, in an aggregate amount equal to €6.1 million, described above under "—Key Financial Metrics." This analysis implied an equity value range for Tecnonet of approximately €12.6 million to €14.9 million.

Guideline Public Company Method

        SRR reviewed and analyzed guideline publicly traded companies in the information technology ("IT") consulting and technology distribution sector in order to determine an implied enterprise value range for Tecnonet based on similar companies that are publicly traded. Although none of the guideline companies is directly comparable to Tecnonet, SRR was able to identify 12 publicly traded companies that, in SRR's professional judgment, share similar business characteristics with Tecnonet, including European operations. SRR then compared selected available information of Tecnonet with the corresponding data of nine of those publicly traded companies for which SRR could calculate implied forward multiples based on publicly available financial information. These companies included Devoteam SA, Sopra Steria Group, Econocom Group SA/NV, GFT Technologies AG, Atos SE, Esprinet SpA, Itway S.p.A., DistIT AB and CGI Group, Inc.

        SRR reviewed multiples of enterprise values of the guideline companies, which were calculated as (i) market value, plus debt and preferred stock, plus non-controlling interests, less cash and equivalents ("EV"), divided by (ii) estimates of the guideline company's revenue and EBITDA for the next fiscal year ("NFY"), which is fiscal year 2015, and the following fiscal year ("NFY+1"), which is fiscal year 2016. Market values for the guideline companies were calculated using the closing price of their common stock as of August 5, 2015. Estimates of future performance were compiled from publicly available consensus estimates of equity research analysts, which SRR obtained from S&P Capital IQ, Inc.

        This analysis indicated the following enterprise value multiples for the guideline companies:

Company	EV (in millions of local currency)		EV/ NFY Revenue	EV/ NFY+1 Revenue	EV/ NFY EBITDA	EV/ NFY+1 EBITDA
Devoteam SA		€173.1	0.38x	0.37x	5.4x	5.0x
Sopra Steria Group		2,224.0	0.63x	0.61x	8.7x	7.2x
Econocom Group SA/NV		1,119.0	0.50x	0.47x	9.7x	8.7x
GFT Technologies AG		670.7	1.90x	1.54x	14.8x	12.6x
Atos SE		7,073.6	0.65x	0.61x	5.9x	5.4x
Esprinet SpA		460.7	0.17x	0.17x	9.2x	8.2x
Itway S.p.A.		31.5	0.34x	0.31x	9.8x	9.0x
DistIT AB	SEK	657.6	0.43x	0.41x	8.8x	7.3x
CGI Group, Inc.	CAD	15,829.00	1.55x	1.50x	8.5x	8.0x
Minimum			0.17x	0.17x	5.4x	5.0x
Maximum			1.90x	1.54x	14.8x	12.6x
Mean			0.73x	0.67x	9.0x	7.9x
Median			0.50x	0.47x	8.8x	8.0x

        In deriving a range of implied enterprise values utilizing the guideline public company method, SRR selected a range of multiples below the median of the guideline companies for the NFY and NFY+1 periods. Specifically, SRR selected a range of EV/NFY and EV/NFY+1 revenue multiples of 0.25x to 0.30x, a range of EV/NFY EBITDA multiples of 4.0x to 4.5x and a range of EV/NFY+1 EBITDA multiples of 4.5x to 5.0x, even though the guideline company review generally reflected higher multiples for each of these metrics.

        Key considerations in selecting these lower multiples included but were not limited to the following:

  •
  Tecnonet is significantly smaller than most of the guideline companies;

  •
  Tecnonet's financial performance is generally weaker than that of the guideline companies, particularly in terms of growth;

  •
  Tecnonet's working capital requirements are significantly higher than those of the guideline companies;

  •
  Tecnonet has significantly higher levels of customer concentration than the guideline companies given that over 85% of its revenue is generated from two customers; and

  •
  Tecnonet has significant geographic concentration risk.

        SRR then derived a range of estimated enterprise values by applying the selected multiple ranges to the estimated revenue and adjusted EBITDA of Tecnonet for the NFY and NFY+1 periods. The guideline public company method resulted in a range of estimated enterprise values of €16.0 million to €19.3 million. Using these estimated enterprise value figures, SRR then calculated an estimated equity value range for Tecnonet by (i) adding to estimated enterprise value cash and cash equivalents in an aggregate amount equal to €2.6 million and (ii) subtracting from estimated enterprise value certain pro forma adjustments, in an aggregate amount equal to €6.1 million, described above under "—Key Financial Metrics." This analysis implied an equity value range for Tecnonet of approximately €12.5 million to €15.8 million.

Merger and Acquisition Method

        SRR reviewed and analyzed guideline merger and acquisition ("M&A") transactions, involving European IT consulting and technology distribution companies that it viewed as generally relevant for purposes of determining an implied enterprise value range for Tecnonet in connection with the evaluation of the proposed Tecnonet sale. While not all transactions SRR researched were directly comparable to the Tecnonet sale, SRR was able to identify nine recent transactions (with sufficient disclosure of financial terms) involving companies within the same industry, including two prior divestitures by the Company. SRR then compared selected available information of Tecnonet with the corresponding data of the target companies in those nine M&A transactions.

        SRR reviewed multiples of enterprise values of the target companies, which were calculated as the purchase price paid in the publicly announced M&A transaction, presented on a "net of cash" basis, divided by the target company's revenue and EBITDA for the last twelve months ("LTM"), based upon information available in the latest financial statements issued prior to the transaction announcement date. Financial data for the M&A transactions was obtained primarily from S&P Capital IQ, Inc. For acquisitions involving less than 100% of the target, the indicated enterprise value represents the implied enterprise value of 100% of the target. Enterprise values and other financial data were converted to Euros based on the prevailing exchange rates in effect as of the transaction closing date.

        This analysis indicated the following enterprise value multiples for the target companies in the M&A transactions:

				Indicated Multiples
			Enterprise Value (millions of Euros)
Closed/ Announced	Target	Acquirer		EV/ LTM Revenue	EV/ LTM EBITDA
7/16/2015 5/21/2015	Phoenix IT Group PLC	Daisy Intermediate Holdings Limited	€260.9	0.89x	7.3x
7/10/2015 7/10/2015	Apra SpA	Var Group S.p.A.	5.2	0.32x	5.2x
4/30/2015 3/24/2015	Accumuli plc	NCC Group plc	64.4	2.61x	18.2x
1/2/2015 4/8/2014	Group Steria SCA	Sopra Group	780.0	0.43x	6.6x
10/27/2014 10/27/2014	Proximity Communications plc	Maintel Holdings Plc	12.2	0.82x	n/a
1/31/2014 2/3/2014	MHT Sri	Engineering Ingegneria Informatica S.p.A.	8.6	0.91x	n/a
7/3/2013 5/30/2013	Sempa S.r.l.	GFT Holding Italy S.r.l.	27.9	0.51x	3.7x
10/16/2012 8/7/2012	Pedrena Enterprises B.V. (MRV)	IJ Next	14.6	0.56x	5.8x
10/12/2012 8/9/2012	Alcadon—MRV AB	Deltaco AB	7.5	0.26x	4.2x
	Minimum			0.26x	3.7x
	Maximum			2.61x	18.2x
	Mean			0.81x	7.3x
	Median			0.56x	5.8x

        In deriving a range of implied enterprise value utilizing the merger and acquisition method, SRR selected a range of multiples below the median of the target companies in the M&A transactions, even though the M&A transaction review generally reflected higher multiples for each of these metrics. Specifically, SRR selected a range of EV/LTM revenue multiples of 0.25x to 0.30x and a range of EV/LTM EBITDA multiples of 4.5x to 5.0x. Key considerations in selecting these lower multiples included but were not limited to similar considerations to those taken into account in applying the guideline public company method, as further described under "—Guideline Public Company Method."

        SRR then derived a range of estimated enterprise values by applying the selected multiple ranges to the estimated revenue and adjusted EBITDA of Tecnonet for the NFY+1 period. Tecnonet's LTM revenue and LTM EBITDA were not used as a measure of ongoing performance for purposes of calculating estimated enterprise value due to the projected decline in the NFY+1 period. Rather, SRR determined that estimated revenue and adjusted EBITDA for the NFY+1 period are more indicative of ongoing operations and therefore provide a more meaningful input for the enterprise value calculation. The merger and acquisition method resulted in a range of estimated enterprise values of €16.0 million to €19.2 million. Using these estimated enterprise value figures, SRR then calculated an estimated equity value range for Tecnonet by (i) adding to estimated enterprise value cash and cash equivalents in an aggregate amount equal to €2.6 million and (ii) subtracting from estimated enterprise value certain pro forma adjustments, in an aggregate amount equal to €6.1 million, described above under "—Key Financial Metrics." This analysis implied an equity value range for Tecnonet of approximately €12.5 million to €15.7 million.

Results of Valuation Analyses

        As described above, SRR performed a discounted cash flow analysis, guideline public company method and merger and acquisition method as inputs in comparing the implied equity value reference range for Tecnonet with the proposed Tecnonet sale consideration. These analyses indicated an equity value reference range for Tecnonet of approximately €12.5 million to €15.8 million, as compared to the proposed Tecnonet sale consideration of €14.5 million.

  Other Matters

        SRR was engaged by the Company to provide an opinion to our Board of Directors regarding the fairness, from a financial point of view, of the consideration to be received by the Company pursuant to the Tecnonet sale. We engaged SRR based on SRR's experience and reputation. SRR is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. The issuance of SRR's opinion was approved by an internal committee of SRR authorized to approve opinions of this nature. Pursuant to the engagement letter with SRR, the Company paid SRR a fee of $125,000 for its services, $65,000 of which became payable upon the execution of SRR's engagement letter and $60,000 of which became payable upon the delivery of SRR's opinion, regardless of the conclusion reached therein. No portion of SRR's fee is contingent upon the successful completion of the Tecnonet sale. Further, none of SRR's employees who worked on the engagement has any known financial interest in the assets or equity of the Company or Maticmind or the outcome of the engagement, and SRR has not previously provided financial advisory services to the Company. The Company has also agreed to reimburse SRR for certain expenses and to indemnify SRR and certain related parties against certain liabilities and other losses associated with any third-party claim (including securityholder actions) relating to or arising as a result of SRR's services or engagement.

The Shares Purchase Agreement

  Purchase Price and Post-Closing Adjustment

        The purchase price to be paid to the Company will be €15.6 million ($17.7 million) in cash, subject to a post-closing adjustment. Additionally, prior to closing, it is anticipated that Tecnonet will refinance its loan payable to the Company with external debt and repay the loan to the Company, with the Tecnonet debt effectively assumed by Maticmind following the closing. The post-closing adjustment will be based on a calculation of Tecnonet's Net Financial Position as of the closing date, which the shares purchase agreement defines as the sum of:

  •
  cash: any credit balance on bank or postal accounts, saving accounts or current counts, held by any bank and the liquid assets;

  •
  any negotiable securities; and

  •
  positive fair value of derivative instruments;

        minus:

  •
  financial debts, interests-bearing or not, of any kind: for example, but not limited to, including the interest bearing debts, the loans, debts vis-à-vis the banks, any other loan for deposits, any other debt in order to finance acquisitions of interests in companies, businesses and/or business branches, debts vis-à-vis banks for advances on invoices, the debt deriving from financial leases (provided that this does not include any amounts in respect of Tecnonet's factoring facility, other than actual drawdowns in respect of factored accounts receivable that have not yet matured exceeding the Factoring Threshold, which excess will be considered to be debt);

  •
  negative fair value of derivative instruments;

  •
  TFR—employees termination indemnity;

  •
  outstanding (older than 60 days) and collectable interest-bearing commercial debts;

  •
  overdue tax debts; and

  •
  any amounts due by Tecnonet to certain individuals, pursuant to any bonus or similar agreements, triggered by the closing.

        The "Factoring Threshold" is defined as an amount equal to (A) 15% (fifteen percent) of the total factored accounts receivable that have not yet matured as of the closing date, less (B) an amount equal to any dividend, distribution or other payment by Tecnonet to the Company or its affiliates during the period starting from the signing date and ending on the closing date (other than repayment of its loan payable to the Company and other than payments for goods and services in the ordinary course of business).

        If the Net Financial Position plus €3,376,000 is a positive number, Maticmind will pay the Company that amount as a post-closing adjustment. If the Net Financial Position plus €3,376,000 is a negative number, then the Company will pay a post-closing adjustment in that amount to Maticmind.

  Agreement Not to Solicit Other Offers and Fiduciary Out

        The shares purchase agreement requires the Company and its affiliates to immediately cease any existing discussions or negotiations regarding any takeover proposal (as defined in the shares purchase agreement and summarized below). From the date of the shares purchase agreement through the earlier of either the closing or the valid termination of the shares purchase agreement, the Company and its affiliates may not solicit, initiate, knowingly encourage or knowingly facilitate any takeover proposal or participate in any discussions or negotiations regarding a takeover proposal.

        However, if prior to obtaining the stockholder approval solicited by this proxy statement, the Company receives an unsolicited takeover proposal, it may engage in negotiations and discussions with the person making such a takeover proposal if the Company's Board of Directors determines in good faith that such takeover proposal is or could reasonably be expected to lead to a superior proposal (as defined in the shares purchase agreement and summarized below) and that not taking such action would reasonably be expected to be inconsistent with its fiduciary duties.

        The Company's Board of Directors may not withdraw or modify its recommendation that the Company's stockholders approve the Maticmind transaction at the Special Meeting or recommend a takeover proposal to the stockholders unless it has received a superior proposal or unless an intervening event becomes known to the Board of Directors that was unknown to and not reasonably foreseeable to the Board of Directors on the date of the shares purchase agreement. The Company must notify Maticmind of a superior proposal prior to withdrawing or modifying the Board of Directors' recommendation of the Maticmind transaction because of the receipt of that superior proposal. Maticmind has three days from the receipt of this notice to make a written, binding and irrevocable offer to alter the terms or conditions of the shares purchase agreement such that the takeover proposal would cease to constitute a superior proposal.

        For purposes of the shares purchase agreement:

  •
  A "takeover proposal" is any bona fide inquiry, proposal or offer from any person (other than Maticmind and any of its affiliates) or "group" (as such term is defined in the Exchange Act) to purchase or otherwise acquire, in a single transaction or series of related transactions, (i) assets of Tecnonet (excluding sales of assets in the ordinary course of business) that account for 20% or more of Tecnonet's consolidated assets (based on the fair market value thereof) or from which 20% or more of Tecnonet's revenues or earnings on a consolidated basis are derived, (ii) 20% or more of the outstanding Tecnonet common stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction, or (iii) 20% or more of the outstanding Company common stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction.

  •
  A "superior proposal" is any bona fide written takeover proposal on terms which the Company's Board of Directors (or a duly authorized committee thereof) determines in good faith, after consultation with the Company's outside legal counsel and independent financial advisors, to be more favorable to the Company or the holders of Company common stock than the Maticmind transaction (after taking into account any revisions to the shares purchase agreement set forth in any written, binding and irrevocable offer by Maticmind capable of being accepted by the Company), taking into account, to the extent applicable, the legal, financial, regulatory and other aspects of such proposal and the shares purchase agreement that the Company's Board of Directors considers relevant; provided that for purposes of the definition of superior proposal, the references to "20%" in the definition of takeover proposal are deemed to be references to "50%."

  Conditions to Closing

        The sale is conditioned upon the satisfaction of the following conditions which need to be fulfilled on or before the closing date:

  •
  the Company shall have obtained the stockholder approval solicited by this proxy statement;

  •
  the parties shall have performed in all material respects all obligations required to be performed by them under the shares purchase agreement;

  •
  the representations and warranties of the parties must be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) as of closing date; and

  •
  from the date of the shares purchase agreement, there shall not have occurred any material adverse effect relating to Tecnonet as specified in the shares purchase agreement.

        Each party shall be entitled to waive the other party's failure to satisfy the closing condition requiring that the other party's representations and warranties under the shares purchase agreement are true and correct or that the other party has performed its obligations under the shares purchase agreement. The condition that there shall have been no material adverse effect relating to Tecnonet may only be waived by Maticmind.

  Repayment of Loan

        Under the shares purchase agreement, the Company undertakes to use its reasonable best efforts to cause the €4,050,000 that Tecnonet owes the Company to be repaid prior to the closing. If any of the debt remains unpaid as of the closing date, the Company undertakes to extend the term of the debt until 1 year after the closing date, and Maticmind undertakes to have the debt fully repaid by that time. Prior to closing, Tecnonet has the right to draw down on its factored accounts receivable, draw under its current bank facilities, and obtain and draw under new bank facilities with the prevailing commercial interest rates for the purpose of repaying the loan.

  Conduct Prior to Closing

        Under the shares purchase agreement, during the period between the signing of the shares purchase agreement and the closing of the Tecnonet sale, the Company is required to cause Tecnonet to conduct business only in the ordinary course consistent with past practice. Except as contemplated by the shares purchase agreement or as required to complete the transactions contemplated thereby, the Company is required to:

  •
  use all commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers and employees;

  •
  continue all planned sales, marketing and promotional activities relating to the business and operations of Tecnonet, which are consistent with past practice;

  •
  not amend the organizational documents of Tecnonet;

  •
  not (i) authorize, issue, sell or otherwise dispose of any shares of or any other securities with respect to Tecnonet, or modify or amend any right of any holder of outstanding Tecnonet shares; (ii) transfer, sell, dispose of or encumber any portion of its assets, other than purchases and sales of inventory in the ordinary course of business; or (iii) incur any indebtedness or issue any debt securities or guarantee or endorse the obligations of any person or entity, in each case, other than in the ordinary course of business and consistent with past practice; provided that Tecnonet retains the right (x) to utilize the full extent of its factoring capacity, (y) to obtain and draw under the specified bank loan facilities, and (z) distribute dividends to the Company;

  •
  other than as may be required by applicable law or in the ordinary course of business, not (i) increase the compensation payable or to become payable to Tecnonet employees; (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with any Tecnonet employees other than pursuant to specified arrangements previously entered into; or (iii) establish, adopt, enter into or amend, any collective bargaining agreement or employee benefit in respect of Tecnonet employees;

  •
  except in the ordinary course of business or in connection with factoring arrangements, not (i) enter into any contract which is material to Tecnonet, or (ii) amend or terminate any material Tecnonet contract;

  •
  not acquire by merger, consolidation, acquisition of assets or equity interests or any similar transaction any corporation, partnership, limited liability company or other business organization or all or substantially all of the assets of any such entity;

  •
  not settle or comprise any material claim or litigation;

  •
  except in the ordinary course of business, consistent with past practice, not permit any change in (i) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of Tecnonet, or (ii) any method of calculating any bad debt, contingency or other reserve of Tecnonet for accounting, financial reporting or tax purposes, or (iii) its policies and practices relating to the terms and conditions of Tecnonet's account receivables and payables;

  •
  not enter into any contract or amend or modify any existing contract between Tecnonet and the Company or any of the Company's affiliates or any officer or director of the Company or its affiliates, and not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm's-length basis with any such person or entity.

  Representations and Warranties

        The Company made certain representations and warranties to Maticmind in the shares purchase agreement regarding, among other things:

  •
  Tecnonet's organization and good standing;

  •
  the Company's ownership and the transferability of the Tecnonet shares;

  •
  Tecnonet's capitalization;

  •
  Tecnonet's organizational documents;

  •
  Tecnonet's financial statements;

  •
  compliance with law and permits;

  •
  Tecnonet's real property interests;

  •
  Tecnonet's employees;

  •
  litigation matters;

  •
  insurance;

  •
  tax matters;

  •
  environmental matters;

  •
  intellectual property and information technology; and Tecnonet's material contracts.

  Non-Competition; Non-Solicitation

        Under the shares purchase agreement, for a period of five years from the closing date, the Company must refrain from:

  •
  engaging in the provision of stand-alone network integration services in the Italian market; or

  •
  soliciting or attempting to solicit, diverting or hiring away any person employed by Tecnonet or diverting any customer of Tecnonet in connection with the provision of stand-alone network integration services in the Italian market.

        This covenant only applies to the Company and not to its affiliates, except for persons affiliated with the Company as of the date of the closing.

  Termination

        The shares purchase agreement may be terminated prior to the closing:

  •
  by mutual written agreement of the parties;

  •
  by either party after satisfying specified notice and cure obligations in the event that (a) a material breach by the other party of its covenants contained in the shares purchase agreement occurs, or (b) the terminating party notifies the other party that the satisfaction of any condition to the terminating party's obligations under the shares purchase agreement becomes impossible or impracticable to be satisfied and such impossibility or impracticability is not caused by a breach by the terminating party;

  •
  by either party after the Special Meeting has been held (and not further adjourned) and the stockholder approval solicited by this proxy statement has not been obtained;

  •
  by either party upon notification to the non-terminating party by the terminating party if the closing has not have occurred on or before November 30, 2015 and such failure to consummate the transaction is not caused by a breach by the terminating party; provided that such date will be automatically postponed to December 31, 2015 if the Company has filed this proxy statement in definitive form with the SEC by November 30, 2015; and

  •
  by the Company in order to enter into a definitive acquisition agreement providing for a superior acquisition proposal.

  Termination Fee

        If the shares purchase agreement is terminated by Maticmind or the Company as a result of the rejection of the acquisition by the Company's stockholders at the Special Meeting or by the Company in order to enter into a definitive acquisition agreement providing for a superior acquisition proposal, the Company will promptly pay to Maticmind a termination fee of €250,000, if such termination occurs before November 30, 2015, or a termination fee of €350,000, if such termination occurs after November 30, 2015, in each case as non-accountable reimbursement for a portion of Maticmind acquisition expenses.

  Indemnification

        The shares purchase agreement provides that the Company is required to indemnify Maticmind against any damages and losses, fines, penalties, deficiencies and expenses (other than indirect, consequential, incidental or punitive damages) arising from the breach by the Company of any of its representations and warranties under the shares purchase agreement or the breach by the Company of any of its other obligations under the shares purchase agreement. Maticmind's ability to make indemnification claims for breaches of representations and warranties generally survives the closing until the second anniversary of the closing date; provided, however, that indemnification claims relating to breaches of representations and warranties regarding authorization, capitalization and share ownership, tax matters and certain criminal matters survive the closing until the expiration of the applicable statute of limitations for such claim. Maticmind's ability to make indemnification claims for breaches of covenants or other obligations under the shares purchase agreement until first anniversary of the last date on which such covenant or obligations is to be performed or, of no such date is specified, until the third anniversary of the closing date. Maticmind's rights to indemnification under the shares purchase agreement are subject to a €10,000 deductible, a threshold equal to one percent of the aggregate purchase price and a cap equal to 20% of the aggregate purchase price.

        Under the shares purchase agreement, in the event that any Tecnonet credit receivables payable to Vitrociset S.p.A. for an amount as of the date of the shares purchase agreement equal to the outstanding consideration provided under the relevant contract with Vitrociset has not been fully paid and discharged within three months after the closing date, the Company will be obligated to purchase from Tecnonet all such receivables then still outstanding, for a price equal to their nominal value.

  Governing Law and Disputes.

        Except as described below, the shares purchase agreement is governed by and construed in accordance with the laws of the Republic of Italy, without regard to conflict of law principles thereof. However, the following provisions of the shares purchase agreement are governed by and construed in accordance with the laws of the State of Delaware, U.S.A.:

  •
  provisions relating to the Company's obligations regarding holding a stockholders meeting to approve the Tecnonet sale and the recommendation of stockholder approval of the Tecnonet sale by the Company's Board of Directors;

  •
  the "no-shop" and "fiduciary out" provisions; and

  •
  the provisions relating to the Company's termination rights in connection with the failure to obtain stockholder approval for the Tecnonet sale or with entering to a definitive agreement for a superior acquisition proposal.

  Assignment

        The shares purchase agreement prohibits the parties from assigning, delegating or otherwise transferring any of their rights or obligations under the shares purchase agreement without the prior written consent of the other party; provided, however, that Maticmind may assign its rights under the shares purchase agreement to one of its affiliates; and provided further, that such assignment shall not relieve Maticmind of its obligations thereunder.

Required Vote of Stockholders

        For approval of the sale of Tecnonet, and the shares purchase agreement, an affirmative vote of the holders of a majority in voting power of the shares of the Company's common stock outstanding and entitled to vote thereon will be required. A properly executed proxy marked "ABSTAIN" with respect to this proposal will have the effect of a negative vote.

Board of Directors' Recommendation

        On August 7, 2015, the Company's Board of Directors, by a unanimous vote, approved the shares purchase agreement and the sale of Tecnonet and deemed the sale to be in the best interests of the Company, and authorized the Company to submit the sale of Tecnonet to the stockholders of the Company for approval.

        The Board of Directors recommends that the stockholders vote "FOR" the approval of the sale of Tecnonet and the related shares purchase agreement.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS AND CONSOLIDATED BALANCE SHEET

        The following presents our unaudited pro forma condensed consolidated statements of operations for the fiscal years ended December 31, 2014, 2013 and 2012 and for the six months ended June 30, 2015 and 2014 and our unaudited pro forma condensed consolidated balance sheet as of June 30, 2015. The pro forma condensed consolidated statements of operations give effect to the sale of Tecnonet. These financial statements should be read together with the Notes provided thereto.

        The unaudited pro forma financial information is for informational purposes only and does not purport to present what our results would actually have been had these transactions actually occurred on the dates presented or to project our results of operations or financial position for any future period. The information set forth below should be read together with (i) MRV's unaudited condensed consolidated financial statements for the six months ended June 30, 2015 and 2014 included in MRV's Quarterly Report filed with the SEC on Form 10-Q for the quarter ended June 30, 2015 and attached as Annex C to this proxy statement, (ii) MRV's audited consolidated financial statements for the financial years ended December 31, 2014 and 2013, included in MRV's Annual Report filed with the SEC on Form 10-K for the year ended December 31, 2014 and attached as Annex D to this proxy statement and (iii) Tecnonet's unaudited condensed financial statements for the six months ended June 30, 2015 and 2014 and for the financial years ended December 31, 2014 and 2013, attached as Annex E to this proxy statement.

MRV Communications, Inc.

Index

MRV Communications, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2014

(In thousands, except per share data)

	MRV Communications(1)	Sale of Tecnonet(a)	Pro Forma(b)
Revenue:
Product revenue	$124,477	$(47,649)	$76,828
Service revenue	47,579	(37,869)	9,710

Total revenue	172,056	(85,518)	86,538
Cost of Revenue:
Cost of product	82,588	(42,884)	39,704
Cost of services	33,690	(29,458)	4,232

Total cost of revenue	116,278	(72,342)	43,936

Gross profit	55,778	(13,176)	42,602
Operating expenses:
Product development and engineering	20,833	—	20,833
Selling, general and administrative	42,695	(7,614)	35,081

Total operating expenses	63,528	(7,614)	55,914

Operating loss	(7,750)	(5,562)	(13,312)
Interest (expense) income	(329)	505	176
Other income (expense), net	227	245	472

Loss before provision for income taxes	(7,852)	(4,812)	(12,664)
Provision (benefit) for income taxes	4,303	(2,430)	1,873

Net Loss	$(12,155)	$(2,382)	$(14,537)

Net loss per share—basic	$(1.66)		$(1.98)
Net loss per share—diluted	$(1.66)		$(1.98)
Weighted average number of shares:
Basic	7,344		7,344
Diluted	7,344		7,344

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

MRV Communications, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2013

(In thousands, except per share data)

	MRV Communications(1)	Sale of Tecnonet(a)	Pro Forma(b)
Revenue:
Product revenue	$118,911	$(38,095)	$80,816
Service revenue	47,290	(37,541)	9,749

Total revenue	166,201	(75,636)	90,565
Cost of Revenue:
Cost of product	74,085	(35,581)	38,504
Cost of services	34,123	(29,138)	4,985

Total cost of revenue	108,208	(64,719)	43,489

Gross profit	57,993	(10,917)	47,076
Operating expenses:
Product development and engineering	19,381	—	19,381
Selling, general and administrative	42,993	(6,297)	36,696

Total operating expenses	62,374	(6,297)	56,077

Operating loss	(4,381)	(4,620)	(9,001)
Interest (expense) income	(526)	554	28
Other expense, net	(407)	(5)	(412)

Loss before provision for income taxes	(5,314)	(4,071)	(9,385)
Provision (benefit) for income taxes	1,508	(1,546)	(38)

Net Loss	$(6,822)	$(2,525)	$(9,347)

Net loss per share—basic	$(0.91)		$(1.25)
Net loss per share—diluted	$(0.91)		$(1.25)
Weighted average number of shares:
Basic	7,484		7,484
Diluted	7,484		7,484

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

MRV Communications, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2012

(In thousands, except per share data)

	MRV Communications(1)	Sale of Tecnonet(a)	Pro Forma(b)
Revenue:
Product revenue	$106,447	$(37,501)	$68,946
Service revenue	45,214	(34,920)	10,294

Total revenue	151,661	(72,421)	79,240
Cost of Revenue:
Cost of product	62,949	(32,420)	30,529
Cost of services	33,560	(28,169)	5,391

Total cost of revenue	96,509	(60,589)	35,920

Gross profit	55,152	(11,832)	43,320
Operating expenses:
Product development and engineering	15,344	—	15,344
Selling, general and administrative	48,599	(6,262)	42,337
Impairment of goodwill	1,056	(1,056)	—

Total operating expenses	64,999	(7,318)	57,681

Operating loss	(9,847)	(4,514)	(14,361)
Interest (expense) income	(601)	676	75
Gain from settlement of deferred consideration obligation	2,314	—	2,314
Other income (expense), net	(54)	(6)	(60)

Loss before provision (benefit) for income taxes	(8,188)	(3,844)	(12,032)
Provision (benefit) for income taxes	(1,013)	(1,455)	(2,468)

Loss from continuing operations	(7,175)	(2,389)	(9,564)
Income from discontinued operations, net of income taxes of $4,588	12,839	—	12,839

Net Income (loss)	$5,664	$(2,389)	$3,275

Net income (loss) per share—basic and diluted
From continuing operations	$(0.92)		$(1.22)
From discontinued operations	$1.64		$1.64

Net income per share—basic and diluted	$0.72		$0.42

Weighted average number of shares:
Basic	7,813		7,813
Diluted	7,817		7,817

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

MRV Communications, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2015

(In thousands, except per share data)

	MRV Communications(1)	Sale of Tecnonet(a)	Pro Forma(b)
Revenue:
Product revenue	$59,487	$(18,525)	$40,962
Service revenue	22,000	(16,258)	5,742

Total revenue	81,487	(34,783)	46,704
Cost of Revenue:
Cost of product	37,835	(16,587)	21,248
Cost of services	14,684	(12,732)	1,952

Total cost of revenue	52,519	(29,319)	23,200

Gross profit	28,968	(5,464)	23,504
Operating expenses:
Product development and engineering	10,435	—	10,435
Selling, general and administrative	18,541	(3,426)	15,115

Total operating expenses	28,976	(3,426)	25,550

Operating loss	(8)	(2,038)	(2,046)
Interest (expense) income	(99)	146	47
Other income (expense), net	(301)	3	(298)

Loss before provision for income taxes	(408)	(1,889)	(2,297)
Provision (benefit) for income taxes	940	(778)	162

Net Loss	$(1,348)	$(1,111)	$(2,459)

Net loss per share—basic	$(0.19)		$(0.35)
Net loss per share—diluted	$(0.19)		$(0.35)
Weighted average number of shares:
Basic	7,059		7,059
Diluted	7,059		7,059

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

MRV Communications, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2014

(In thousands, except per share data)

	MRV Communications(1)	Sale of Tecnonet(a)	Pro Forma(b)
Revenue:
Product revenue	$62,215	$(22,741)	$39,474
Service revenue	23,227	(18,667)	4,560

Total revenue	85,442	(41,408)	44,034
Cost of Revenue:
Cost of product	40,112	(20,255)	19,857
Cost of services	17,297	(15,065)	2,232

Total cost of revenue	57,409	(35,320)	22,089

Gross profit	28,033	(6,088)	21,945
Operating expenses:
Product development and engineering	10,970	—	10,970
Selling, general and administrative	22,038	(3,538)	18,500

Total operating expenses	33,008	(3,538)	29,470

Operating loss	(4,975)	(2,550)	(7,525)
Interest (expense) income	(190)	279	89
Other income (expense), net	(387)	329	(58)

Loss before provision for income taxes	(5,552)	(1,942)	(7,494)
Provision (benefit) for income taxes	932	(1,133)	(201)

Net Loss	$(6,484)	$(809)	$(7,293)

Net loss per share—basic	$(0.89)		$(1.00)
Net loss per share—diluted	$(0.89)		$(1.00)
Weighted average number of shares:
Basic	7,322		7,322
Diluted	7,322		7,322

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

MRV Communications, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2015

(In thousands)

	MRV Communications	Tecnonet(c)	Impact of Transactions(d)	Pro Forma(e)
Assets
Current assets:
Cash and cash equivalents	$13,516	$(2,861)	$21,276	$31,931
Restricted time deposits	194	—	—	194
Accounts receivable, net	43,118	(23,920)	—	19,198
Other receivables	10,924	(10,261)	—	663
Inventories, net	17,316	(7,880)	—	9,436
Deferred income taxes	670	(11)	—	659
Other current assets	6,004	(4,244)	—	1,760

Total current assets	91,742	(49,177)	21,276	63,841
Property and equipment, net	4,605	(327)	—	4,278
Deferred income taxes	1,777	97	—	1,874
Intangible asset, net	1,275	—	—	1,275
Other assets	653	(84)	—	569

Total assets	$100,052	$(49,491)	$21,276	$71,837

Liabilities and stockholders' equity
Current liabilities:
Deferred consideration payable	$233	$—	$—	$233
Accounts payable	23,242	(15,651)	—	7,591
Accrued liabilities	14,732	(4,243)	—	10,489
Deferred revenue	13,394	(4,906)	—	8,488
Other current liabilities	408	(4,902)	4,494	—

Total current liabilities	52,009	(29,702)	4,494	26,801
Other long-term liabilities	4,623	(860)	—	3,763
Commitments and contingencies
Stockholders' equity:
Preferred Stock, $0.01 par value: Authorized—1,000 shares; no shares issued or outstanding	—	—	—	—
Common Stock, $0.0017 par value:
Authorized—16,000 shares
Issued—8,318 shares in 2015 and 8,242 shares in 2014
Outstanding—6,993 shares in 2015 and 7,386 in 2014	270	—	—	270
Additional paid-in capital	1,285,015	—	—	1,285,015
Accumulated deficit	(1,221,840)	(18,929)	16,782	(1,223,987)
Treasury stock—1,325 shares in 2015 and 856 shares in 2014	(14,962)	—	—	(14,962)
Accumulated other comprehensive loss	(5,063)	—	—	(5,063)

Total stockholders' equity	43,420	(18,929)	16,782	41,273

Total liabilities and stockholders' equity	$100,052	$(49,491)	$21,276	$71,837

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

MRV Communications, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1. Basis of Presentation

        The historical information of MRV is derived from the historical financial statements of MRV. The unaudited pro forma consolidated balance sheet data as of June 30, 2015 is presented to illustrate the estimated effect of the proposed sale of Tecnonet and other pro forma transactions as if the transactions had occurred on June 30, 2015. The unaudited pro forma condensed consolidated statements of operations data for the years ended December 31, 2014, 2013 and 2012 and the six months ended June 30, 2015 and 2014 are presented to illustrate the estimated effects of the proposed sale and the other pro forma transactions as if the transactions had occurred on January 1st of each year.

Note 2. Pro Forma Adjustments and Assumptions

Unaudited Pro Forma Consolidated Statements of Operations

        (a)   Reflects the historical operations of Tecnonet.

        (b)   Reflects the Company's historical operations excluding Tecnonet's historical operations.

Unaudited Pro Forma Consolidated Balance Sheet

        (c)   Adjustment to eliminate the assets and liabilities of Tecnonet as of June 30, 2015.

        (d)   Reflects maximum cash proceeds of transaction, consisting of cash paid for equity and intercompany debt between the Company and Tecnonet converted to U.S. dollars at 1.11 exchange rate as of June 30, 2015, less expenses of $0.5 million. The consideration for the transaction includes a cash payment by the Purchaser of $17.3 million at closing plus a cash payment by Tecnonet to the Company of approximately $4.5 million prior to closing to repay an outstanding intercompany obligation.

        (e)   Reflects the Company's historical balance sheet excluding Tecnonet, adjusted for the transaction proceeds.

ADDITIONAL INFORMATION

Other Matters

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the Special Meeting of Stockholders other than the items referred to above. If any other matter is properly brought before the Special Meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holders.

Stockholder Proposals for the 2015 Annual Meeting

        The Special Meeting is in addition to and not in lieu of the next annual meeting of stockholders (the "2015 Annual Meeting"). Stockholders who, in accordance with Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with the 2015 Annual Meeting must submit their proposals to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, Attention: Secretary, not later than December 10, 2015, or in the event that the 2015 Annual Meeting is advanced more than 30 days from the anniversary of the date of the 2014 Annual Meeting, within a reasonable time before the Company begins to print and mail the proxy materials for the 2015 Annual Meeting. Proposals must also comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8, in order to be included in our proxy materials. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

        Pursuant to the terms of our amended and restated bylaws ("Bylaws"), stockholders wishing to submit proposals or director nominations, including those that are not to be included in such proxy statement and proxy, must provide timely notice in writing to our Secretary. To be timely, a stockholder's notice must be delivered to the Secretary not more than 120 calendar days and not less than 90 days before the anniversary date of the 2014 Annual Meeting. In the event that the date of our 2015 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2014 Annual Meeting, stockholder proposals or director nominations must be submitted to the Secretary as described above not earlier than 120 days prior to the 2015 Annual Meeting and not later than 90 days prior to the 2015 Annual Meeting or 10 days following the day on which public announcement of the date of the 2015 Annual Meeting is first made by the Corporation. To avoid controversy and establish timely receipt by us, it is suggested that stockholders send their proposals by certified mail return receipt requested. Stockholder proposals or director nominations must include the information required by our Bylaws. Stockholders are advised to review our Bylaws, which can be found on the website of the Securities and Exchange Commission as Exhibit 3.1 on our Form 10-Q for the quarter ended September 30, 2014.

Availability of SEC Filings

        We make available on our website, free of charge, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K, as soon as reasonably practicable after such reports are filed with the SEC. You may access them at mrv-corporate.com. You may also access these reports at the SEC's website at www.sec.gov. Copies of our Annual Report on Form 10-K for the year ended December 31, 2014, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to: MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, Attention: Secretary, or by calling Investor Relations at (818) 773-0900 or by emailing Investor Relations at ir@mrv.com.

Delivery of Documents to Stockholders Sharing an Address

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports, proxy statements and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household these materials, delivering a single annual report and proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, or if you are receiving multiple copies of the materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, Attention: Secretary, or by calling Investor Relations at (818) 773-0900 or email at ir@mrv.com.

Manner and Cost of Proxy Solicitation

        We will be paying for the cost of preparing, assembling and mailing the proxy materials and the cost of this solicitation. If you access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile, e-mail or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock. We have engaged Okapi Partners LLC to assist in the solicitation of proxies for the special meeting, for which we will pay a fee of $6,500, plus reimbursement of out-of-pocket expenses.

Annex A

MRV COMMUNICATIONS, INC.

and

MATICMIND S.P.A.

Shares Purchase Agreement

SHARES SALE AND PURCHASE AGREEMENT

(this "Agreement")

BETWEEN

        MRV Communications, Inc., a company duly incorporated under the laws of Delaware (USA), with its principal offices in Chatsworth, California, USA, represented by Mark J. Bonney, acting in his capacity of Chief Executive Officer, by virtue of the powers granted him by the board of directors' resolution dated August 7, 2015 (the "Seller")

AND

        Maticmind S.p.A., a company duly incorporated under the laws of Italy, with registered office in Vimodrone (MI), at Via Benedetto Croce, CAP 20090, share capital equal to Euro 10,000,000, registered with the Companies Register of Milan, with registration and VAT number 05032840968, CCIAA/REA number 1790831, represented by Mr. Luciano Zamuner, acting in his capacity of CEO, by virtue of the powers granted him by the board of directors' resolution dated July 24, 2015 (the "Purchaser" and, together with the Seller, the "Parties").

        Capitalized terms not otherwise defined herein have the meanings set forth in Section 1.1.

RECITALS

        WHEREAS, Seller owns 2,160 (two thousand one hundred and sixty) ordinary shares, having an aggregate value of Euro 3,600,000 (three million six hundred thousand), fully paid in (collectively, the "Shares"), which constitute all of the outstanding shares of Tecnonet S.p.A., a corporation organized under the laws of Italy, with registered office in 235, Via Appia Pignatelli, Rome, Italy, registered with the Companies Register held by the Chambers of Commerce of Rome, registration number and VAT number 04187501004, R.E.A. 745158 (the "Company").

        WHEREAS, Seller desires to sell the Shares to Purchaser; and

        WHEREAS, Purchaser desires to purchase the Shares from Seller upon the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, the Parties agree as follows:

1.
Definitions

1.1
In this Agreement, unless the context otherwise requires, the following terms shall have the following respective meanings:

Accounting Principles	means the rules of Italian Law applicable to the preparation of financial statements, as integrated by, interpreted and applied in accordance with the accounting principles issued by the Commissione Nazionale dei Dottori Commercialisti e dei Ragionieri and by the OIC (Organismo Italiano di Contabilità), as consistently applied with the past practice by the Company.
Affiliate

means, with respect to any Person, any other Person who or that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

Agreement	has the meaning set forth in the Introduction.
Annual Financial Statement	has the meaning set forth in Section 3.2.7.
Business Day	means a day on which banks in Italy and the United States generally have their offices open for business (not including Saturdays and Sundays).
Business Field	means the provision of stand-alone network integration services in the Italian market.
Civil Code	means the Italian Civil Code, approved by Royal Decree No. 262 of March 16, 1942 as amended from time to time.
Closing	has the meaning set forth in Section 2.5.1.
Closing Date

means (i) the third Business Day after the day on which the last of the Conditions Precedent has been satisfied or waived, as applicable (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing), or (ii) such other date as the Parties may agree in writing.

Closing Net Financial Position	means the amount of Net Financial Position of the Company as of the close of business on the Closing Date.
Closing Net Financial Position Statement	has the meaning set forth in Section 2.6.2.1.
Company	has the meaning set forth in the Recitals.
Company Continuing Employee	has the meaning set forth in Section 6.3.1.
Conditions Precedent	has the meaning set forth in Section 8.2.
Confidentiality Agreement	has the meaning set forth in Section 5.3.
Contract	means any agreement, contract, license, lease, commitment, arrangement or understanding, whether written or oral, including sales orders and purchase orders.
Debt for Bonuses

means any amounts due by the Company to certain individuals, pursuant to any bonus or similar agreements, triggered by the Closing of the Transaction, including the Taxes, social security payments and social contributions in connection therewith, as shown on Schedule 1.1.A, which amounts shall be considered as debt for the purposes of calculating the Net Financial Position.

Deed of Transfer	has the meaning set forth in Section 2.5.2.1(A).
Disputed Amounts	has the meaning set forth in Section 2.6.3.3.
Employees	has the meaning set forth in Section 3.2.12.
Environmental Laws

means any and all applicable Laws concerning protection of the environment, including air, soil, subsoil and water pollution control, resource conservation and recovery, waste disposal, and toxic substance control.

Factoring Threshold

means an amount equal to (A) 15% (fifteen percent) of the total factored accounts receivable that have not yet matured as of the Closing Date, less (B) an amount equal to any dividend, distribution or other payment by the Company to the Seller or its Affiliates during the period starting from the Signing Date and ending on the Closing Date (other than repayment of the Intercompany Note and other than payments for goods and services in the ordinary course of business).

Final Proxy Statement	means the definitive proxy statement of the Seller to be filed with the Securities and Exchange Commission in connection with the Seller Stockholders' Meeting.
Governmental Entity

means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any foreign, federal, state, local, or municipal government, or any international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of law.

Indebtedness

means all obligations of the Company (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, and (iii) for guarantees of, and other commitments to pay or otherwise cover, the obligations described in clauses (i) through (ii) above for any other Person.

Independent Accountants	has the meaning set forth in Section 2.6.3.3.
Intellectual Property

means all intellectual and industrial property rights including: (a) patents and registered designs; (b)  unregistered rights in designs, copyright (including copyright in source code, object code and other computer software and databases) and neighbouring rights, database rights, semiconductor topography rights and rights subsisting in or in relation to confidential information or inventions; (c) registered and unregistered trademarks and service marks, and all other rights in, or goodwill attaching to, trade, business or corporate names, logos, domain names, get-up or other trading insignia; and including (insofar as any of the foregoing rights are obtained by registration), applications for registration and the right to apply for registration; all rights and forms or protection of a similar nature to any of the foregoing recognized in any country of the world.

Intercompany Note

means the note issued by the Company to Seller in the principal amount of Euro 4,050,000 together with accrued and unpaid interest pursuant to the loan agreement between the Company and Seller dated 29 October 2010, as amended.

Intervening Event	has the meaning set forth in Section 5.2.9.
Key Employees	means Messrs. Giuliano Maurizi, Fabio Magi, Roberto Romoli, Fabio Raissi and Maurizio Garonna.

Law	means any statute, law, ordinance, code, rule, regulation, decree or order of any Governmental Entity.
Leases	has the meaning set forth in Section 3.2.11.
Lien

means any encumbrance, pledge, mortgage, security interest, seizure, lease, charge, option, transfer restriction, privileges, lien, right of pre-emption, rights of first offer, enjoyments (diritti reali minori), easements (servitù) and usufruct or other claims or rights of any third parties restricting the right to use or dispose of an asset.

Long Stop Date	has the meaning set forth in Section 10.1.4.
Loss

means any and all direct damages and losses, fines, penalties, deficiencies and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment). The term "Loss" shall not include any indirect, consequential, incidental or punitive damages.

Material Adverse Effect

means any event, condition, fact, change, occurrence, effect or set of circumstances (regardless of whether foreseeable at the time of the Parties' execution of this Agreement) that, individually or in the aggregate with any other event, fact, change, occurrence, effect or set of circumstances, (a) has had, or could reasonably be expected to have, a materially adverse effect on the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company, or (b) could reasonably be expected to prevent or materially impede the performance by the Seller of its obligations hereunder; provided, however, that, with respect to clause (a), none of the following shall constitute, and none of the following shall be taken into account when determining whether there has been, a Material Adverse Effect: (i) any changes, conditions or effects in the economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Company operates, in each case, other than to the extent such changes, conditions or effects disproportionately affect (relative to other industry participants) the Company; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (iv) the effect of any changes in applicable Laws or accounting rules; (v) any change, effect or circumstance resulting from the announcement of this Agreement; or (vi) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God.

Material Contracts	has the meaning set forth in Section 3.2.23.1.
Net Financial Position	Net Financial Position is calculated as the sum of:
positive:
(i) cash: any credit balance on bank or postal accounts, saving accounts or current counts, held by any bank and the liquid assets;
(ii) the negotiable securities;
(iii) positive fair value of derivative instruments;

minus:

(iv) financial debts, interests-bearing or not, of any kind: for example, but not limited to, including the interest bearing debts, the loans, debts vis-à-vis the banks, any other loan for deposits, any other debt in order to finance acquisitions of interests in companies, businesses and/or business branches, debts vis-à-vis banks for advances on invoices, the debt deriving from financial lease (determined by applying IAS 17) (provided that this sub-clause (iv) does not include any amounts in respect of the Company's factoring facility, other than actual drawdowns in respect of factored accounts receivable that have not yet matured exceeding the Factoring Threshold, which excess will be considered to be debt);

(v) negative fair value of derivative instrument;
(vi) TFR—employees termination indemnity;
(vii) outstanding (older than 60 days) and collectable interest-bearing commercial debts;
(viii) overdue tax debts; and
(ix) Debt for Bonuses.
Attached as Schedule 1.1.B is an example calculation of the Net Financial Position, calculated as of June 30, 2015.
Notice of Superior Proposal	has the meaning set forth in Section 5.2.4.2.
Organizational Documents	means, with respect to a legal entity, such entity's articles or certificate of incorporation and bylaws, or analogous documents, in each case as amended through the date hereof.
Party	has the meaning set forth in the Introduction.
Permit	means a license or any other document or authorization given by an authorized Governmental Entity to allow a Person to perform certain acts or business.
Person	means any individual, corporation, partnership, limited liability company, joint venture, association, trust, organization or other entity or natural or legal person.
Post-Closing Adjustment	has the meaning set forth in Section 2.6.2.2.
Purchase Price	has the meaning set forth in Section 2.2.
Purchaser	has the meaning set forth in the Introduction.
Reference Amount	means an amount equal to Euro (3,376,000) (negative three million three hundred seventy-six thousand).
Representations and Warranties	has the meaning set forth in Section 3.1.1.
Representatives	has the meaning set forth in Section 5.3.
Resolution Period	has the meaning set forth in Section 2.6.3.2.
Review Period	has the meaning set forth in Section 2.6.3.1.
Seller	has the meaning set forth in the Introduction.

Seller Adverse Recommendation Change	has the meaning set forth in Section 5.2.3.
Seller Board	means the board of directors of the Seller.
Seller Board Recommendation	has the meaning set forth in Section 5.1.
Seller Stockholders' Meeting	has the meaning set forth in Section 5.1.
Seller's Knowledge

or any similar phrase means the actual knowledge of the Key Employees or of the directors of the Seller or the Company, or the knowledge that they would have obtained after conducting due and appropriate inquiries, including inquiries of the Employees with responsibility for the matter in question.

Shares	has the meaning set forth in the Recitals.
Statement of Objections	has the meaning set forth in Section 2.6.3.2.
Stockholder Approval	has the meaning set forth in Section 5.1.
Superior Proposal	has the meaning set forth in Section 5.2.8.
Takeover Proposal	has the meaning set forth in Section 5.2.7.
Taxes

means (i) all income taxes, corporate taxes, capital gains taxes, transfer taxes, social security contribution expenses, employer's taxes, duties, sales taxes, value added taxes, withholding taxes and any other taxes and official charges and impositions of any kind which may be payable to or imposed by any Governmental Entity together with any interest, penalties, surcharges, interest or additions thereto; and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

Tax Returns

means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in written, electronic or other form) and any amendments, schedules, attachments, supplements, appendices and exhibits thereto, which have been prepared or filed or required to be prepared or filed in respect of Taxes.

Termination Fee	means an amount equal to Euro 250,000 (two hundred fifty thousand) or, in case of an extension of the Long Stop Date to December 31, 2015, Euro 350,000 (three hundred fifty thousand).
Third Party Claim	has the meaning set forth in Section 9.2.1.
Transaction	has the meaning set forth in Section 2.1.
Undisputed Amounts	has the meaning set forth in Section 2.6.3.3.

2.
Purchase and Sale; Closing

2.1
Purchase and Sale

Upon the terms and subject to the conditions set forth in this Agreement, Seller sells and, at the Closing, will convey, assign, transfer and deliver to Purchaser, free and clear of all Liens, and Purchaser purchases and, at the Closing, will acquire and accept from Seller, all of Seller's right, title and interest in and to the Shares, including for the avoidance of doubt the right to receive dividends or other distributions in connection with the Shares to the extent not yet paid by the Company to the Seller as of the Closing Date (the "Transaction").

2.2
Consideration

The aggregate purchase price for the Shares shall be equal to Euro 15,624,000 (fifteen million six hundred twenty four thousand), subject to adjustment in the manner set forth in Section 2.6 below (the "Purchase Price").

2.3
[Reserved.]

2.4
Payment of the Purchase Price

The Purchase Price will be paid in full at the Closing Date, by Purchaser to Seller by wire transfer, in immediately available funds, to the bank account whose details will be communicated in writing by the Seller to the Purchaser at least two (2) Business Days before the Closing Date.

2.5
Closing.

  2.5.1
  The consummation of the Transaction (the "Closing") shall take place at 10.00 am CET on the Closing Date at the offices of DLA Piper Italy, Via dei Due Macelli 66, Rome, before the notary public selected by the Purchaser.

  2.5.2
  At the Closing, the following actions shall be taken:

  2.5.2.1
  The Seller shall:

                (A)        execute the notarial deed, in the form attached hereto as Schedule 2.5.2.1(A), to transfer to the Purchaser the ownership of the Shares, in compliance with article 2355 of the Civil Code (hereinafter the "Deed of Transfer"), it being understood that such Deed of Transfer shall have no novative effect with respect to any of the terms and conditions of this Agreement;

                (B)         deliver to the Purchaser the written resignations of the members of the board of directors of the Company, effective as of the Closing Date, substantially in the form set out in Schedule 2.5.2.1(B), confirming that the said directors have no claims for compensation for termination, loss of office, unpaid remuneration or otherwise, except for claims in relation to compensation and expenses accrued until Closing and not paid.

                (C)         use its best efforts to procure and deliver to the Purchaser the written resignations of the members, as well as any substitute members, of the board of statutory auditors (Collegio Sindacale), legal auditors (Revisore Legale) and surveillance committee (Organismo di Vigilanza) of the Company to resign from their office, effective as of the Closing Date, substantially in the form set out in Schedule 2.5.2.1(C) confirming that the said statutory auditors, legal auditors and members of the committee have no claims for compensation for termination, loss of office, unpaid remuneration or otherwise, except for claims in relation to compensation and expenses accrued until the date of resignation and not paid;

                (D)        cause a shareholders' meeting of the Company to be validly held for the purpose of: (i) appointing new directors, statutory auditors and legal auditors in substitution of the directors and (if appropriate) statutory auditors and legal auditors, ceased from their office and according to the instructions which will be timely supplied by the Purchaser; and (ii) ratify all the actions and operations made by the directors ceased from their office, without prejudice to the Representations and Warranties released by the Seller;

                (E)         deliver to the Purchaser, the Company's ledgers books and the Company's shareholders meeting book and all compulsory books provided by the relevant laws;

                (F)         deliver to the Purchaser the confirmation in writing that either (i) the intercompany debt owing by the Company to the Seller and its Affiliates including the Intercompany Note has been repaid in full together with any other document necessary to memorialize the retirement in full of the same or (ii) that the terms of the same debt have been amended in accordance with Section 5.5 of this Agreement;

                (G)        cause a director to register the Purchaser in the shareholders ledger (libro soci) as the new owner of the Shares and deliver a notarial copy of the ledger showing such registration;

                (H)        cause a director to delegate the notary public to file the declaration required under article 2362 of the Civil Code;

                (I)          execute and deliver, or cause to be executed and delivered, such other instruments as may be necessary, under applicable Laws, to properly effect the transfer of the Shares;

                (J)          deliver to the Purchaser a written statement whereby the Seller confirms that all the agreements between the Company and its Affiliates (except for the Intercompany Note and any agreements listed in Schedule 3.2.9) are duly terminated without any residual liability for the Company.

      2.5.2.2
      The Purchaser shall:

                (A)        execute the Deed of Transfer;

                (B)         pay to the Seller the Purchase Price; and

                (C)         execute and deliver, or cause to be executed and delivered, such other instruments as may be necessary, under applicable Law, to properly effect the transfer of the Shares.

    2.5.3
    All actions and transactions constituting the Closing pursuant to Section 2.5.2 above shall be regarded as one single transaction so that, at the option of the Party having interest in the performance of the relevant specific action or transaction, no action or transaction constituting the Closing shall be deemed to have taken place if and until all other actions and transactions constituting the Closing shall have been properly performed in accordance with the provisions of this Agreement.

2.6
Purchase Price Adjustment.

  2.6.1
  [Reserved]

  2.6.2
  Post-Closing Adjustment.

  2.6.2.1
  Within 60 days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth its calculation of Closing Net Financial

          Position, which statement shall contain a balance sheet of the Company as of the Closing Date (including the Debt for Bonuses), a calculation of Closing Net Financial Position (the "Closing Net Financial Position Statement") and a certificate of the Chief Financial Officer of Purchaser that the Closing Net Financial Position Statement was prepared in accordance with the Accounting Principles and consistent with the manner of preparation of the balance sheet contained in the Annual Financial Statements.

      2.6.2.2
      The post-closing adjustment shall be an amount equal to the Closing Net Financial Position minus the Reference Amount (the "Post-Closing Adjustment"). If the Post-Closing Adjustment is a positive number, Purchaser shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Purchaser an amount equal to the Post-Closing Adjustment.

      2.6.2.3
      Notwithstanding the provisions set forth by article 1499 of the Civil Code, the Parties agrees that no interest shall accrue on the amount of the Post-Closing Adjustment up to its due date of payment.

    2.6.3
    Examination and Review

    2.6.3.1
    After receipt of the Closing Net Financial Position Statement, Seller shall have 30 (thirty) days (the "Review Period") to review the Closing Net Financial Position Statement. During the Review Period, Seller and Seller's accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Purchaser and/or Purchaser's accountants to the extent that they relate to the Closing Net Financial Position Statement and to such historical financial information (to the extent in Purchaser's possession) relating to the Closing Net Financial Position Statement as Seller may reasonably request for the purpose of reviewing the Closing Net Financial Position Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Company.

    2.6.3.2
    On or prior to the last day of the Review Period, Seller may object to the Closing Net Financial Position Statement by delivering to Purchaser a written statement setting forth Seller's objections in reasonable detail, indicating each disputed item or amount and the basis for Seller's disagreement therewith (the "Statement of Objections"). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Net Financial Position Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Net Financial Position Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the "Resolution Period"), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Net Financial Position Statement with such changes as may have been previously agreed in writing by Purchaser and Seller, shall be final and binding.

    2.6.3.3
    If Seller and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute ("Disputed

          Amounts" and any amounts not so disputed, the "Undisputed Amounts") shall be submitted for resolution to the office of Milan of one of the following firms to be mutually selected by the Parties: (i) KPMG or (ii) PricewaterhouseCoopers. If the Parties do not reach an agreement concerning the appointment of one of the aforementioned firms within 7 calendar days from the written request of the most diligent Party, the Parties shall meet within the following 10 calendar days before the notary public appointed for the Closing (or should him/her be unavailable or not willing to serve, before another notary public selected by the Purchaser) and the notary public will select the relevant firm by drawing the name from the 2 names under (i) and (ii) above. If the so selected firm is unable to serve each of the Purchaser and the Seller shall have the right to request to the chairman of the chartered accountants of Milan (presidente dell'ordine dei dottori commercialisti di Milano) to appoint an impartial internationally recognized firm of independent certified public accountants (the "Independent Accountants") who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Net Financial Position Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Net Financial Position Statement and the Statement of Objections, respectively.

      2.6.3.4
      Seller shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% (one hundred percent) multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favour of Purchaser (that being the difference between the Independent Accountants' determination and Seller's determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Purchaser's determination and Seller's determination differ from the determination of the Independent Accountants). Purchaser shall pay that portion of the fees and expenses of the Independent Accountants that Seller is not required to pay hereunder.

      2.6.3.5
      The Independent Accountants shall make a determination as soon as practicable and in any event within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Net Financial Position Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

    2.6.4
    Payments of Post-Closing Adjustment

    Except as otherwise provided herein, any payment of the Post-Closing Adjustment, shall (A) be due (x) within 5 (five) Business Days of acceptance of the applicable Closing Net Financial Position Statement or (y) if there are Disputed Amounts, then within 10 (ten) Business Days of the resolution described in Section 2.6.3.5 above with respect to such Disputed Amounts and within 5 (five) Business Days from the date of the Statement of Objections, with respect to the Undisputed Amounts; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Purchaser or Seller, as the case may be.

    2.6.5
    Adjustments for Tax Purposes

    Any payments made pursuant to Section 2.6 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by law.

3.
Representations and Warranties of the Seller

3.1
Representations and Warranties of the Seller

  3.1.1
  The Seller hereby makes to the Purchaser the following representations and warranties and certifies that they are true as of the date hereof and as of Closing Date, or at the other earlier date to which they specifically refer (the "Representations and Warranties").

  3.1.2
  Each of the Representations and Warranties given by the Seller under this Agreement is construed as separate and is not limited or restricted by reference to any other Representations and Warranties given by the Seller.

  3.1.3
  The Parties agree that the rights and remedies of the Purchaser in respect of the Representations and Warranties given by the Seller under this Agreement shall not be affected by (i) the Closing or (ii) any investigation made into the affairs of the Seller and/or the Company, their assets and, or any knowledge held or gained of any such affairs, assets and business by or on behalf of the Purchaser (and/or any of its Affiliates), or (iii) the waiver by the Purchaser of any Condition Precedent or right under this Agreement. For the sake of clarity, the execution of the Closing, including in case the Purchaser waives one or more Conditions Precedent, shall not imply in any case a waiver or limitation of any of the Representations and Warranties given by the Seller under this Agreement nor of the responsibilities of the Seller arising therefrom.

3.2
Representations and Warranties relating to the Company

  3.2.1
  Organization and Good Standing

  The Company (i) is a company duly organized and in good standing, validly incorporated and existing under the Laws of Italy and has been in continuous existence since incorporation; (ii) has full right and corporate power to own and lease its assets, as the case may be, and carry on its businesses as now being conducted and (iii) is not insolvent or subject to any liquidation or bankruptcy proceedings or other proceedings for general composition of claims, whether or not of a judicial nature.

  3.2.2
  Title to the Shares

  3.2.2.1
  Seller is the sole owner of the Shares, which Shares constitute the entire outstanding share capital of the Company.

  3.2.2.2
  The Shares have been validly issued, subscribed and are fully paid-up, have not been repurchased or reimbursed by the Company and are not the subject to any action, proceeding or arbitration pending or threatened in writing received by the Company or the Seller.

  3.2.2.3
  The Shares are all of the same class or category and entitle their holders to the same rights and obligations.

  3.2.2.4
  The Company has not issued, nor agreed to issue, any securities or other equity or debt securities other than the Shares, nor any option or other right giving access directly or indirectly to the corporate capital of the Company.

    3.2.3
    Transfer the Shares

    The transfer of the Shares to the Purchaser in accordance with this Agreement will not:

    3.2.3.1
    violate any Law or material Permit;

    3.2.3.2
    conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of a Person under, or—except as described in Schedule 3.2.3.2—enable a Person to terminate an agreement to which the Company is a party;

    3.2.3.3
    result in the payment of any change of control indemnity as regards any of the Contracts and/or trigger the early repayment of any loan or credit facility granted to the Company; or

    3.2.3.4
    result in the Company losing the benefit of a material Permit, grant, or subsidy which it enjoys at the date of this Agreement in which the Company operates.

    3.2.4
    Share Capital

    Except for the Shares there is no share capital or other equity interest in the Company issued or outstanding, or any subscriptions, options, warrants, convertible securities, convertible bonds or other rights to acquire ownership interests in the Company or other agreements obliging the Company to issue, transfer or sell any of its share capital or other equity interest, or any agreements, arrangements, covenants granting any Person any rights in the Company similar to share capital or equity interests.

    3.2.5
    Articles of Association—Books and Records

    All the terms of the articles of association of the Company have been duly complied with by the Company.

    All books, ledgers, accounts and other financial records of the Company are up-to-date, complete, and have been kept properly, accurately and in substantial compliance with all applicable Laws. All the transactions have been duly represented in the books, ledgers, accounts and other financial records, if so requested by the Law.

    3.2.6
    Interests in companies

    The Company owns no share participations and ownership interests in any subsidiary and it is not party to any joint venture.

    3.2.7
    Financial Statements

    The Company's audited statutory financial statement for the fiscal year ended December 31, 2014, attached hereto as Schedule 3.2.7(A) (the "Annual Financial Statement"), have been prepared, in all respects in accordance with the Accounting Principles.

    All goods owned by the Company that are stored into the relevant third party stock (magazzino presso terzi), as described in Schedule 3.2.7(B) hereto as of the June 30, 2015, are validly owned free and clear from any Liens.

    3.2.8
    Compliance with Laws; Permits

    The Company: (i) is in material compliance with all Laws applicable to the Company; (ii) and (ii) is not, as of the date hereof, the subject of any written notice from any Governmental Entity or any other Person alleging the violation of any applicable Law; or the subject to any court order, injunction, administrative order or decree arising under any Law.

    3.2.9
    Transactions with Affiliates

    Attached under Schedule 3.2.9 is a true and complete list of open transactions as of June 30, 2015, whose individual value exceed Euro 20,000, entered into the ordinary course of business between the Company and its Affiliates.

    3.2.10
    Movables assets

    All movable assets owned by the Company are validly owned free and clear from any Liens. There are no financial leases, sale and lease-back agreements concerning the Company's movable assets.

    Each moveable asset of the Company is: (i) legally and beneficially owned by the Company; (ii) where capable of possession, in the possession of the Company; and (iii) in reasonably good operating condition subject to ordinary tear and wear.

    3.2.11
    Real Property and Lease Contracts

    The Company does not own nor has ever owned any real property.

    Except for the lease Contracts listed in Schedule 3.2.11 (the "Leases"), the Company is not a party to any Contract relating to the lease of real property.

    The Leases are in full compliance with the applicable Law.

    No Leases have been terminated for vacating or renegotiation and no rent reviews are currently under negotiation or court review.

    Any real property held under lease by the Company is held under a valid, subsisting and enforceable Lease.

    3.2.12
    Employees

    Schedule 3.2.12 contains a list, prepared with reference as at May 31, 2015, of the employees of the Company (the "Employees") including their position, job title and type of Contract (whether full or part time or other). As at May 31, 2015 there are no employees, other than the Employees. No Employee may successfully claim to be granted by the Company or an Affiliate of the Company a different position, job title or type of employment Contract than those included in the list.

    Besides the individuals listed in Schedule 3.2.12, as of Closing Date the Company has no other employees and there are no facts or circumstances under which any individual may successfully claim to be an employee of the Company.

    Unless otherwise specifically indicated in Schedule 3.2.12, the Company is not party to any local or specific collective bargaining agreement.

    All pension obligations towards all the Employees and former employees have been materially fulfilled and all pension obligations are adequately reserved. The Company has complied and complies in all material respects with relevant employment Law applicable to the Employees and any trade union, staff association or other body representing such Employees.

    Termination payments, any deferred remuneration, allowances for leave of any nature not taken, bonuses and gratuities, commissions and any other compensation or allowances to be paid to Employees as well as severance pay and any other compensation or benefits to be paid to agents have been properly allocated in the books, records and ledgers of the Company as of March 31, 2015.

        The Company has complied in all material respects with relevant applicable employment Law, including with particular reference to the Legislative Decree no. 81/2008 known as the Consolidated Law on health and safety protection of employees in the workplace.

    3.2.13
    Litigation and compliance

    Except as described in Schedule 3.2.13, on the date hereof there is no action, proceeding or arbitration pending or, threatened against the Company in writing received by the Company, and there is no action, proceeding or arbitration, pending or, threatened in writing received by the Company, concerning matters of social security and welfare contributions or employment law, which individual value could not reasonably be expected to exceed Euro 10,000.

    The Company is not a party to any agreement or arrangement which may materially infringe applicable Italian or European competition Law.

    3.2.14
    Guarantees

    Except as described in Schedule 3.2.14, there are no: (i) bank guarantees, performance bonds or other securities issued by the Company; (ii) guarantees, securities or mortgages, pledges, liens or other Liens established on the assets of the Company, in order to secure obligations of the Company.

    3.2.15
    Insurance

    All of the insurance policies entered into by the Company are listed in Schedule 3.2.15.

    The insurance policies are in full force and all current premiums to maintain the same have been or will be paid when due. No claim is outstanding under any of the Insurance Policies, and the Company duly filed and cultivated all claims under any of the Insurance Policies, upon occurrence of the relevant insured events.

    3.2.16
    Taxes

    In relation to the obligations of the Company, vis-à-vis the Italian or foreign authorities, for Taxes:

    3.2.16.1
    all Tax Returns delivered by the Company have been duly and timely presented to the competent public authorities and have been prepared in compliance with the relevant provisions of law and regulation;

    3.2.16.2
    all Taxes and tax penalties to be paid by the Company have been fully, duly and timely paid by the relevant expiration date.

    The Company has not been notified that any of its Tax Returns are presently under audit and no claims have been raised by any tax authority in connection with the Company's Tax Returns.

    3.2.17
    Environmental Matters

    The operations of the Company are in material compliance with applicable Environmental Laws.

    3.2.18
    Permits

    The Company possesses all material Permits necessary for the lawful conduct and operation of its business as presently conducted and such Permits were obtained in compliance with applicable Law. All the material Permits are valid and in full force and effect and have not been challenged in writing. The Company has complied in all material respects with such Permits.

    3.2.19
    Stock Options

    The Company does not have in existence any share incentive scheme, share option scheme, profit sharing scheme or stock option plan for any or all of its Employees, Key Employees or directors, other than MRV's equity incentive plans as specified in Schedule 3.2.19.

    3.2.20
    Brokerage Fees and Costs

    The Company has not engaged any investment banker, finder, broker or similar agent, advisers with respect to the Transaction, which may give rise to any salary, fee, brokerage fee, finder's fee, commission or similar liability being incurred by the Purchaser or the Company.

    3.2.21
    Intellectual Property

    A complete list of any registered Intellectual Property owned by the Company is set out under Schedule 3.2.21.

    The Intellectual Property used by the Company in its business is all the Intellectual Property necessary for the operation of the business of the Company as conducted as of today and it will not be adversely affected by the Transaction.

    The Intellectual Property used by the Company in connection with its business as of today is free from Liens.

    The use by the Company of any Intellectual Property used in the Company's business as of the date hereof does not infringe the Intellectual Property of any other Person, and the Company has not received any written allegations of infringement.

    3.2.22
    Information Technology and Data Protection

    To the Seller's Knowledge, there is no fact or matter which may materially disrupt or interrupt or affect any computer hardware or software used in connection with the business of the Company as of the date hereof. The Company has not breached any data protection or privacy Laws.

    3.2.23
    Contracts

    The Seller represents and warrants to the Purchaser as follows:

    3.2.23.1
    Schedule 3.2.23.1 lists all Contracts (other than Organizational Documents of the Company, Leases and Contracts related to transactions with Affiliates or Employee benefits and other labor matters) that are material to the business of the Company as of the date hereof (collectively, "Material Contracts").

    3.2.23.2
    The Material Contracts have been entered into at arm's length.

    3.2.23.3
    Each of the Material Contracts is valid and in full force and effect and the terms thereof have been complied with by the Company. To the Seller's Knowledge, there are no grounds for withdrawal, termination, rescission, avoidance or repudiation of any of such Contracts. No notice of termination or of intention to terminate has been received in respect of any of the Material Contracts.

    3.2.23.4
    None of the Material Contracts include a change of control clause except for those listed under Schedule 3.2.23.4.

      3.2.23.5
      The Company is not party to any Contract or obligation which (i) is not in the ordinary and usual course of business; (ii) is not commercially reasonable and, in the reasonable opinion of the Seller, cannot be readily fulfilled or performed by the Company without undue or unusual expenditure of money and effort or (iii) provides non-competition clauses or similar restrictions to the ability of the Company to conduct its business as currently conducted.

    3.2.24
    Decree 231/2001

    3.2.24.1
    Neither the Seller nor the Company nor their directors, consultants or employees or, to the Seller's Knowledge, other Persons that are under the supervision or direction of the Company's directors and Key Employees, are or at any time have engaged in any activity, practice or conduct which would constitute an offence under Decree 231/2001.

3.3
Representations and Warranties relating to the Seller

  3.3.1
  Organization and Good Standing

  Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Seller is not subject to any insolvency proceedings. No order has been made, petition presented, meeting convened or resolution passed for the winding up of the Seller. No administrative receiver, receiver or receiver and manager has been appointed in respect of the whole or any part of the assets of the Seller. No composition in satisfaction of the debts of the Seller has been proposed, sanctioned or approved.

  3.3.2
  Authorization

  Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution by Seller of this Agreement, the performance of its obligations hereunder, and the consummation by Seller of the Transaction have been duly authorized by all necessary corporate action, other than the Stockholder Approval, and this Agreement has been duly executed and delivered by Seller and, assuming due authorization and execution of this Agreement by Purchaser, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

  3.3.3
  No Violations

  The execution of this Agreement by Seller does not violate any Law or material Permit and does not conflict with, or result in breach of, or give rise to an event of default under, or require the consent of a Person under, or enable a Person to terminate a Material Contract or any agreement to which Seller is party.

  3.3.4
  Ownership of Shares

  Seller is the sole owner of the Shares, which Shares constitute the entire outstanding share capital of the Company, and will transfer and deliver to Purchaser, at the Closing, valid title to the Shares free and clear of any Liens.

  3.3.5
  Brokers and Finders

  There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Seller who is entitled to any fee or commission from the Company or the Purchaser in connection with the Transaction.

4.
Warranties of Purchaser

4.1
Purchaser hereby warrants to the Company that as of the date of this Agreement and as of the Closing Date:

  4.1.1
  Organization and Good Standing

  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Italy.

  4.1.2
  Authorization

  Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution by Purchaser of this Agreement, the performance of its obligations hereunder and the consummation by Purchaser of the Transaction have been duly authorized by all necessary action of Purchaser, and this Agreement has been duly executed by Purchaser and, assuming the due authorization and execution of this Agreement by Seller, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

  4.1.3
  Governmental Filings—No Violations

  4.1.3.1
  No notices, reports, filings or other approvals are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any Governmental Entity in connection with the execution of this Agreement by Purchaser and the consummation by Purchaser of the Transaction.

  4.1.3.2
  The execution of this Agreement by Purchaser does not violate any Law or material Permit and does not conflict with, or result in breach of, or give rise to an event of default under, or require the consent of a Person under, or enable a Person to terminate the Agreement. The Purchaser represents and warrants that the Transaction does not trigger any mandatory merger control filing on the basis of any applicable antitrust Laws.

  4.1.4
  Available Funds

  The Purchaser has, and will have at Closing, sufficient funds available to consummate the Transaction.

5.
Covenants of Seller

Seller covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified therein or, if no period is specified therein, indefinitely, Seller will comply with all covenants and provisions of this Section 5, except to the extent Purchaser may otherwise consent in writing.

5.1
Seller Stockholders' Meeting

Seller shall duly call, give notice of, convene and hold an annual or special meeting of Seller's stockholders (the "Seller Stockholders' Meeting") as promptly as reasonably practicable following the date hereof (it being understood that Seller's current intention is to use commercially reasonable efforts to hold such meeting on or before November 30, 2015) for the purpose of, inter alia, voting upon the approval of the Transaction. The Seller shall, through the Seller Board (or a duly authorized committee thereof), but subject to the right of the Seller Board to make a Seller Adverse Recommendation Change pursuant to Section 5.2, recommend to its stockholders that the Stockholder Approval be given at the Seller Stockholders' Meeting (the "Seller Board Recommendation"). Subject to any fiduciary obligations of Seller's officers and directors, and subject to the provisions of Section 5.2, Seller shall take all lawful action to have the Transaction be approved by the requisite vote of Seller's stockholders (such approval, the "Stockholder Approval").

5.2
Solicitation; Change in Recommendation

  5.2.1
  Except as otherwise permitted by this Agreement, the Seller agrees that it shall, and shall cause its subsidiaries, directors, officers and employees to, and shall instruct its other Representatives to, immediately cease all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal. Except as otherwise permitted by this Agreement, from the date hereof until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 10.1, the Seller shall not, and shall cause its subsidiaries, directors and officers not to, and shall instruct its other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any Takeover Proposal or the making or consummation thereof or (ii) enter into, or otherwise participate in any discussions (except to notify such Person of the existence of the provisions of this Section 5.2) or negotiations regarding, or furnish to any Person any non-public material information in connection with, any Takeover Proposal.

  5.2.2
  Notwithstanding anything to the contrary contained in this Agreement, if at any time on or after the date hereof and prior to obtaining the Stockholder Approval, the Seller or any of its subsidiaries, or any of its or their respective Representatives, receives a bona-fide Takeover Proposal from any Person or group of Persons, which Takeover Proposal did not result from a breach of this Section 5.2, the Seller, the Seller Board (or a duly authorized committee thereof) and their Representatives may engage in negotiations and discussions with, and furnish any information and other access to, any Person making such Takeover Proposal and any of its Representatives or potential sources of financing if the Seller Board (or duly authorized committee thereof) determines in good faith, after consultation with the Seller's outside legal and financial advisors, that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal and that not taking such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided that prior to furnishing any material non-public information to any such Person, the Seller receives from the Person making such Takeover Proposal a customary confidentiality agreement. The Seller will promptly notify Purchaser in writing of the receipt of any such Takeover Proposal and communicate the material terms of any such Takeover Proposal to Purchaser and will, upon request, keep Purchaser reasonably apprised of the status of any such Takeover Proposal (but in any event upon a change in the price or any material terms thereof). The Seller shall promptly provide to Purchaser any non-public information concerning the Company that is provided to such Person (to the extent such information was not previously provided to Purchaser or its Representatives).

  5.2.3
  Except as otherwise provided in this Agreement, the Seller Board shall not (i)(A) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Purchaser, the Seller Board Recommendation or (B) approve or recommend, or publicly propose to approve or recommend, to the stockholders of the Seller a Takeover Proposal (any action described in this clause (i) being referred to as a "Seller Adverse Recommendation Change") or (ii) authorize the Seller or any of its subsidiaries to enter into any letter of intent, merger, acquisition or similar agreement with respect to any Takeover Proposal (other than a customary confidentiality agreement).

    5.2.4
    Notwithstanding anything to the contrary in this Agreement, the Seller Board (or a duly authorized committee thereof) may make a Seller Adverse Recommendation Change in response to either (x) a Superior Proposal or (y) an Intervening Event (and, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 10.1.5), if:

    5.2.4.1
    the Seller Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account all adjustments to the terms of this Agreement that may be offered by Purchaser pursuant to this Section 5.2.4);

    5.2.4.2
    solely with respect to a Superior Proposal: (A) the Seller provides Purchaser prior written notice of its intent to make any Seller Adverse Recommendation Change or terminate this Agreement pursuant to Section 10.1.5, together with a copy of the acquisition agreement (and any other relevant transaction documents) with respect to such Superior Proposal, if any, at least three (3) Business Days prior to taking such action, to the effect that the Seller Board has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Seller Board has resolved to effect a Seller Adverse Recommendation Change or to terminate this Agreement pursuant to Section 10.1.5, which notice shall specify the basis for such Seller Adverse Recommendation Change or termination, including the material terms of the Superior Proposal (a "Notice of Superior Proposal") (it being understood that such Notice of Superior Proposal shall not in itself be deemed a Seller Adverse Recommendation Change and that any material revision or amendment to the terms of such Superior Proposal shall require a new notice and, in such case, all references to three (3) Business Days in this Section 5.2.4 shall be deemed to be one (1) Business Day), (B) during such three (3) Business Day period, if requested by Purchaser, the Seller shall have made its Representatives reasonably available to discuss with Purchaser's Representatives any proposed modifications to the terms and conditions of this Agreement so that such Takeover Proposal would cease to constitute a Superior Proposal, (C) Purchaser has not, within such three (3) Business Day period, made a written, binding and irrevocable offer capable of being accepted by the Seller to alter the terms or conditions of this Agreement such that such Takeover Proposal would cease to constitute a Superior Proposal and (D) the Seller Board, after taking into account any modifications to the terms of this Agreement and the Transaction agreed to by Purchaser after receipt of such notice, continues to believe that such Takeover Proposal constitutes a Superior Proposal; and

    5.2.4.3
    solely with respect to any Intervening Event: (A) at least three (3) Business Days before making a Seller Adverse Recommendation Change with respect to such Intervening Event, the Seller notifies Purchaser in writing of its intention to do so, specifies the reasons therefor and provides a description of such Intervening Event; and (B) if Purchaser makes a written, binding and irrevocable offer capable of being accepted by the Seller during such three (3) Business Day period to alter the terms or conditions of this Agreement, the Seller Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Purchaser, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Seller Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

    5.2.5
    Nothing contained in this Agreement shall prohibit the Seller or the Seller Board (or a duly authorized committee thereof) from (i) taking and disclosing to the stockholders of the Seller a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of the Seller if the Seller Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law, (iii) informing any Person of the existence of the provisions contained in this Section 5.2 or (iv) making any "stop, look and listen" communication to the stockholders of the Seller pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of the Seller). No disclosures under this Section 5.2.5 shall be, in themselves, a breach of this Section 5.2 or a basis for Purchaser to terminate this Agreement pursuant to Section 10.

    5.2.6
    Notwithstanding this Section 5.2 or any other provision of this Agreement to the contrary, at any time prior to the receipt of Stockholder Approval, the Seller Board (or a duly authorized committee thereof) may grant a waiver or release under, or determine not to enforce any standstill agreement of the Seller if the Seller Board (or a duly authorized committee thereof) determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Seller shall give Purchaser notice of the grant by the Seller Board (or a duly authorized committee thereof) at least 24 hours before granting any such waiver or release.

    5.2.7
    As used in this Agreement, "Takeover Proposal" shall mean any bona fide inquiry, proposal or offer from any Person (other than Purchaser and any of its Affiliates) or "group" (as such term is defined in the Exchange Act) to purchase or otherwise acquire, in a single transaction or series of related transactions, (i) assets of the Company (excluding sales of assets in the ordinary course of business) that account for 20% or more of the Company's consolidated assets (based on the fair market value thereof) or from which 20% or more of the Company's revenues or earnings on a consolidated basis are derived, (ii) 20% or more of the outstanding Company common stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction, or (iii) 20% or more of the outstanding Seller common stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction.

    5.2.8
    As used in this Agreement, "Superior Proposal" shall mean any bona fide written Takeover Proposal on terms which the Seller Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Seller's outside legal counsel and independent financial advisors, to be more favorable to the Seller or the holders of Seller common stock than the Transaction (after taking into account any revisions to this Agreement set forth in any written, binding and irrevocable offer by

        Purchaser capable of being accepted by the Seller), taking into account, to the extent applicable, the legal, financial, regulatory and other aspects of such proposal and this Agreement that the Seller Board considers relevant; provided that for purposes of the definition of Superior Proposal, the references to "20%" in the definition of Takeover Proposal shall be deemed to be references to "50%."

    5.2.9
    As used in this Agreement, "Intervening Event" shall mean an event, development or change in circumstance that was not actually known to the Seller Board prior to the execution of this Agreement (or if so known, the consequences of which, when taken together with all other events, developments or circumstances then known, were not actually known or reasonably foreseeable based on information actually known to the members of the Seller Board as of the date of this Agreement), which event, development or change in circumstance, or any consequence thereof, becomes known to the Seller Board prior to the receipt of the Stockholder Approval; provided, that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

5.3
Access to Information by Purchaser and Purchaser's Financing Sources

Seller shall, and shall cause the Company to, (a) provide Purchaser and any Person who is considering providing financing to Purchaser to finance all or any portion of the Purchase Price and their respective officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together "Representatives") with access, upon reasonable prior notice and during normal business hours, to such officers, employees, agents and accountants of the Company and their assets and books and records as are reasonably necessary to conduct its investigation, and (b) furnish Purchaser and such other Persons with such information and data concerning the business and operations of the Company as Purchaser or any of such financing providers or Representatives reasonably may request in connection with such investigation. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Purchaser if such disclosure would, in Seller's reasonable discretion (x) cause significant competitive harm to Seller, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable and mandatory Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Purchaser shall not contact any suppliers to, or customers of, the Company (except for contact made in the Purchaser's ordinary course of business) and Purchaser shall have no right to perform invasive or subsurface investigations of the Companies' leased real property.

Purchaser shall, and shall cause its Representatives to, abide by the terms of the confidentiality agreement dated as of April 7, 2015, by and between Purchaser and Seller (the "Confidentiality Agreement"), with respect to any access or information provided pursuant to this Section 5.3.

5.4
Conduct of Business

Seller, in the period between the date hereof and the Closing Date, shall cause the Company to conduct business only in the ordinary course consistent with past practice. Except as contemplated by this Agreement or as required to complete the Transaction, Seller shall:

  5.4.1
  use all commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers and employees;

  5.4.2
  continue all planned sales, marketing and promotional activities relating to the business and operations of the Company, which are consistent with past practice;

  5.4.3
  not amend the Organizational Documents of the Company;

  5.4.4
  not (i) authorize, issue, sell or otherwise dispose of any shares of or any other securities with respect to the Company, or modify or amend any right of any holder of outstanding shares of the Company; (ii) transfer, sell, dispose of or encumber any portion of its assets, other than purchases and sales of inventory in the ordinary course of business; or (iii) incur any Indebtedness or issue any debt securities or guarantee or endorse the obligations of any Person in each case, with respect to sub-clause (i) through (iii), other than in the ordinary course of business and consistent with past practice; provided that the Company shall retain the right (x) to utilise the full extent of its factoring capacity, (y) to obtain and draw under the bank loan facilities referred to by Section 5.5, and (z) distribute dividends to the Seller;

  5.4.5
  other than as may be required by applicable Law or in the ordinary course of business, not (i) increase the compensation payable or to become payable to Employees and/or Key Employees; (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with any Employee and/or Key Employee other than pursuant to arrangements previously entered into as set forth in Schedule 5.4.5; or (iii) establish, adopt, enter into or amend, any collective bargaining agreement or Employee/Key Employee benefit;

  5.4.6
  except in the ordinary course of business or in connection with factoring arrangements, not (i) enter into any Contract which is material to the Company, or (ii) amend or terminate any Material Contract;

  5.4.7
  not acquire by merger, consolidation, acquisition of assets or equity interests or any similar transaction any corporation, partnership, limited liability company or other business organization or all or substantially all of the assets of any such entity;

  5.4.8
  not settle or comprise any material claim or litigation;

  5.4.9
  except in the ordinary course of business, consistent with past practice, not permit any change in (i) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company, or (ii) any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or Tax purposes, or (iii) its policies and practices relating to the terms and conditions of its account receivables and payables;

  5.4.10
  except as otherwise permitted hereunder or in order to effect the transactions contemplated hereby, not enter into any Contract or amend or modify any existing Contract with Seller or any of its Affiliates or any officer or director of Seller or its Affiliates, and not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm's-length basis with any such Person.

5.5
Repayment of intercompany debt

The Seller undertakes that it will use its reasonable best efforts on or before Closing Date to cause any debt of the Company owing to the Seller or its Affiliates, including interest and fees, to be repaid in full by the Company; provided that in the event that any such debt remains unpaid as of the Closing Date, the Seller (i) undertakes to extend the term of the debt until 1 year after the Closing Date (ii) agrees that the aggregate interest rate applicable to the loan shall not be higher than 2% (two percent) as from the Closing Date until maturity date and (iii) hereby waives any right Seller may have to oppose in its capacity as the Company's creditor the merger of the Company with any of the Purchaser or its Affiliates, provided that the successor entity to the Company assumes the Company's obligations under the Intercompany Note. Subject to (i), (ii) and (iii) being complied with by the Seller, the Purchaser agrees to cause that the intercompany debt owing by the Company to the Seller and its Affiliates is fully repaid within 1 year from the Closing Date. The Parties acknowledge that the Company may borrow a maximum amount of Euro 4,050,000 (four million fifty thousand), plus an amount equal to accrued interest thereon, for the purposes of repaying the Intercompany Note (or the debt used to repay the Intercompany Note) by (i) drawing under any of the Company's bank loan facilities in place as of the date hereof or (ii) obtaining and drawing under an unsecured bank loan facility or facilities having a maximum term of 4 (four) years and accruing interest at a rate not higher than the prevailing commercial rate for loans of this type. In addition, the Company may draw down on its factored accounts receivable under the Company's factoring facility to repay the Intercompany Note. For the avoidance of doubt the debt under the mentioned bank loan facilities and factoring facilities (to the extent the Factoring Threshold is exceeded) shall fall under sub-clause (iv) of the definition of "Net Financial Position" and be considered as debt.

5.6
Use of Tecnonet name

No rights of whatever nature related to the use of the name "Tecnonet" will be retained by Seller after Closing. After the Closing Date, Seller and its Affiliates shall not use, directly or indirectly, such name individually or in conjunction with other names in any corporate names, trademarks or similar manner.

5.7
Notification

From the date hereof to the Closing Date, Seller shall notify Purchaser in writing of the existence or happening of any fact, event or occurrence which to the Seller's Knowledge would cause any of the Representations and Warranties set forth in Section 3 not to be true and correct in all respects.

5.8
Non-competition

For a period of 5 (five) years from the Closing Date, the Seller undertakes to refrain from: (i) engaging in any business activities in Italy within the Business Field; (ii) soliciting or attempting to solicit, diverting or hiring away any person employed by the Company or diverting any customer of the Company within the Business Field. For the removal of doubt, this Section 5.8 shall not apply to any Affiliates of the Seller, other than Persons that are Affiliates of the Seller as of the date of the Closing.

6.
Covenants of Purchaser

Purchaser covenants and agrees with Seller that Purchaser will comply with all covenants and provisions of this Section 6, except to the extent Seller may otherwise consent in writing.

6.1
Use of MRV name

No rights of whatever nature related to the use of the name "MRV" will be retained by Purchaser or the Company after Closing.

6.2
Access to Information after Closing

  6.2.1
  Purchaser shall use its best efforts to provide reasonable access to Seller or its representatives to the books, documents, data and information of the Company during normal business hours, insofar as such information is required or relevant to protect the legitimate interests of Seller, particularly in connection with Italian or United States taxation matters, any requests for or obligations to provide information to the United States Securities and Exchange Commission, or in connection with the requirements of applicable Law, legal disputes with third parties, or for evaluation of and in response to possible claims under this Agreement. If Seller makes use of this right of access, Seller shall (i) reimburse the Company for all reasonable expenses incurred in connection with such access and inspection of documents and (ii) keep such information, as well as any other information acquired during such inspections, confidential in accordance with Section 5.3.

  6.2.2
  In connection with any reasonable business purpose, including (i) in response to the request or at the direction of a Governmental Entity, (ii) the preparation of Tax Returns, (iii) the determination of any matter relating to the rights or obligations of Seller under this Agreement; and (iv) taxation matters, any requests for or obligations to provide information to the United States Securities and Exchange Commission, or in connection with compliance with any Laws applicable to Seller, legal disputes with third parties, or for evaluation of and in response to possible claims under this Agreement, subject to any applicable Law and subject to any applicable privileges (including the attorney-client privilege and any confidentiality obligations towards third parties), upon reasonable prior written notice, the Purchaser shall use commercially reasonable efforts to cause the Company to: (A) provide Seller and its representatives information with respect to the Company for periods prior to Closing Date, (B) afford Seller and its representatives reasonable access, during normal business hours, to the offices, properties, books, data, files, information and records of the Company, and (C) make available to Seller and its representatives the Company employees and outside auditors whose assistance, expertise, testimony, notes and recollections or presence is necessary at their workplace or otherwise to assist Seller or its affiliates in connection with any of the purposes referred to above; provided, however, that the foregoing would not in the reasonable judgment of the Purchaser result in any disclosure of any trade secrets or violate any of its obligations with respect to confidentiality, that such access shall not unreasonably interfere with the business or operations of the Company, that Seller and its representatives keep such information confidential. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor, after Closing, the Company shall be required to disclose any information to Seller if such disclosure would contravene any applicable Law.

  6.2.3
  Seller shall have the right to retain copies of all books and records of the Company relating to periods ending on or prior to the Closing Date subject to compliance with applicable law. Seller shall keep such documents confidential. The Purchaser agrees that, from and after the Closing Date, with respect to all original books and records of the Company, the Purchaser will (and will cause the Company to) (i) comply in all material respects with applicable law relating to the preservation and retention of records and (ii) apply preservation and retention policies that are no less stringent than those generally applied by the Purchaser.

    6.2.4
    In addition, the Purchaser shall use its best effort to deliver to Seller, no later than the earlier of 21 days after Closing Date or 10 days after the end of the fiscal quarter in which the Closing Date takes place, a reporting package using the regular monthly reporting package used by the Company to report its financial results to Seller, except that the balance sheet data will be as of the Closing Date and the statement of operations data will be for the period then ended.

6.3
Employees; Benefit Plans

  6.3.1
  During the period commencing at the Closing and ending on the date which is 6 (six) months from the Closing (or if earlier, the date of the employee's termination of employment with the Company), Purchaser shall and shall cause the Company to provide each Employee who remains employed immediately after the Closing ("Company Continuing Employee") with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Company immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Company Continuing Employee immediately prior to the Closing. The foregoing does not limit the ability of the Company to dismiss for just cause or justified reason, subjective or objective, accept the resignation of, implement a collective dismissal procedure or offer incentives to leave to, the Company Continuing Employees.

  6.3.2
  This Section 6.3 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.3, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.3. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.3 shall not create any right in any Employee or any other Person to any continued employment with the Company, Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

7.
Additional Covenants of Seller and Purchaser

The Parties further covenant and agree that they will comply with all covenants and provisions of this Section 7, except to the extent the other Party may otherwise consent in writing.

7.1
Publicity

Seller and Purchaser shall consult with each other prior to issuing of the first press releases or otherwise making the first public announcement with respect to the Transaction and prior to making any the first filing with any third party and/or any Governmental Entity

7.2
Other Actions

  7.2.1
  Purchaser and Seller shall cooperate with each other and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the Transaction, including preparing and submitting as promptly as practicable all documentation to effect all necessary notices, reports, submissions and other filings.

    7.2.2
    In furtherance and not in limitation of the foregoing, each of Purchaser and Seller shall (i) execute and deliver, or cause to be executed and delivered, such documents and other instruments and take, or cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transaction, and (ii) refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing.

8.
Conditions to Closing

8.1
Conditions to Obligations of Purchaser

The obligations of Purchaser to consummate the Transaction are also subject to the satisfaction or waiver by Purchaser, as the case may be, on or prior to the Closing Date, of the following conditions:

    8.1.1.1
    Seller shall have performed in all material respects all obligations required to be performed by Seller under this Agreement at or prior to the Closing.

    8.1.1.2
    Seller shall have obtained the Stockholder Approval.

    8.1.1.3
    The Seller's Representations and Warranties shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) as of Closing Date.

    8.1.1.4
    From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

8.2
Conditions to Obligations of Seller

The obligations of Seller to consummate the Transaction are also subject to the satisfaction or waiver by Seller, as the case may be, on or prior to the Closing Date, of the following conditions:

    8.2.1.1
    Purchaser shall have performed in all material respect all obligations required to be performed by Purchaser under this Agreement at or prior to the Closing.

    8.2.1.2
    Seller shall have obtained the Stockholder Approval.

    8.2.1.3
    The Purchaser's Representations and Warranties shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) as of Closing Date.

    (the items above under Sections 8.1 and 8.2 above, hereinafter, collectively, the "Conditions Precedent", and each a "Condition Precedent").

8.3
Disclosure and cooperation

The Parties undertake to disclose in writing to each other anything which will or reasonably may be expected to prevent any of the Conditions Precedent from being satisfied promptly after it comes to their notice.

The Seller shall promptly provide any assistance and cooperation which the Purchaser may reasonably request for the purpose of verifying that any Condition Precedent has been actually met.

8.4
Waiver

The Conditions Precedent under Section 8.1 have been provided to the benefit of the Purchaser only, which is entitled to waive any of such Conditions Precedent.

The Conditions Precedent under Section 8.2 have been provided to the benefit of the Seller only, which is entitled to waive any of such Conditions Precedent.

For the sake of clarity, it is agreed and understood that the waiver of any Condition Precedent by the Party entitled to do so pursuant to this Agreement and the consequent consummation of the Closing shall not be regarded as a waiver of any rights, remedies or actions which the Party waiving such Condition Precedent may be entitled to pursuant to this Agreement and/or the Law.

9.
Indemnification

9.1
General Indemnification

  9.1.1
  Seller shall indemnify Purchaser and/or the Company, as the case may be, in respect of, and hold them harmless from and against, any Loss suffered by the Purchaser and the Company for breach by the Seller of the Representations and Warranties or for breach of any other obligations provided for in this Agreement.

  9.1.2
  Notwithstanding the foregoing, the Purchaser shall use its best efforts to prevent and mitigate any Loss it may incur as a consequence of the breaches referred to above. The Seller shall not be liable should a Loss be, in whole or in part, the result of an act or omission of the Purchaser or the Company committed after the Closing Date.

  9.1.3
  No Person, other than the Purchaser and/or the Company, as the case may be, will be entitled to make a claim under this Agreement, nor will damages be calculated by reference to a Loss suffered by any Person other than the Purchaser and/or the Company, as the case may be.

  9.1.4
  Any payment made by the Seller hereunder shall be deemed as a reduction of the Purchase Price. No interest shall accrue on payments to be made by the Seller hereunder until the due date.

  9.1.5
  Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity pursuant to Section 9.1.1 shall be payable as a result of any claim in respect of a Loss:

  9.1.5.1
  unless, with respect to any claim (including claims relating to substantially the same factual circumstances), such claim involves Losses in excess of Euro 10,000 (ten thousand);

  9.1.5.2
  unless and until Purchaser has suffered, incurred, sustained or become subject to Losses in excess of 1% (one percent) of the Purchase Price in the aggregate, provided that once such threshold has been reached, the Seller will be liable for the whole amount and not only for the excess; and

  9.1.5.3
  if Purchaser has received payments in respect of Losses of an amount equal to 20% (twenty percent) of the Purchase Price in the aggregate,

  it being understood that the above limitations will not apply to the Representations and Warranties under Sections 3.2.1, 3.2.2, 3.2.4, 3.3.1, 3.3.2 and 3.3.4

    9.1.6
    The Parties agree that:

    9.1.6.1
    in case the Loss is tax deductible, then the liability of the Seller shall be limited to the amount of the Loss, less the tax deduction which will be realized by the Purchaser or the Company;

    9.1.6.2
    the Seller will not be liable in respect of any Loss, to the extent that it arises or is increased or extended as a result of an increase in the rates of taxes or any change in Tax practice occurring after Closing;

    9.1.6.3
    the Seller shall not be liable in respect of any Loss, to the extent that it arises as a result of a change in the Law or in any regulation requirement or code of conduct of any Governmental Authority and any change in any accounting policy;

    9.1.6.4
    the Seller will not be responsible for Losses if, and to the extent that, the relevant amount is recoverable by the Purchaser or the Company from their respective insurers;

    9.1.6.5
    should the Company benefit from the receipt of contingent income of any other contingent assets, of any kind whatsoever in connection with or resulting from a Loss, then the liability of the Seller will be further reduced by the corresponding amounts;

    9.1.6.6
    the Seller will not be liable to the extent that a claim relates to a liability that is contingent only, unless and until such contingent liability becomes an actual liability or until it is finally adjudicated (including by way of a decision that although not final, is provisionally enforceable); in this respect, notwithstanding anything to the contrary herein, any Third Party Claim including a payment request will considered as an actual Loss if an order or a decision is issued by a Governmental Authority which is enforceable (including provisionally), in which case the Loss shall be indemnified by the Seller before the date on which the payment to the third party by the Company or the Purchaser becomes due;

    9.1.6.7
    the Seller shall not have any liability under any provision of the Agreement for any damages which are not direct and immediate, within the meaning of article 1223 of the Civil Code (including punitive damages);

    9.1.6.8
    the Purchaser is not entitled to recover more than once in respect of any matter giving rise to a claim; and

    9.1.6.9
    no tax gross up shall be made on payments to be made hereunder by the Seller to the Purchaser, even if they are taxable in the hands of the Purchaser.

    9.1.7
    The Purchaser shall use all its best efforts, at its sole expense and as requested by the Seller, to pursue any and all rights to reimbursement, recovery or indemnification with respect to all Losses for which it is entitled pursuant to any Contract (other than insurance policies) executed by it or by the Company with any Person, or pursuant to the extra contractual liability of any Person.

    9.1.8
    If the Seller pays to the Purchaser an amount in discharge of a Loss and the Purchaser subsequently recovers from a third party a sum which is attributable to the subject matter of the Claim, the Purchaser shall promptly pay to the Seller an amount equal to all amounts recovered, up to the aggregate amount thus paid by the Seller.

    9.1.9
    Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that all qualifications in the Representations and Warranties as to "materiality" shall be disregarded following the Closing, including for the purposes of determining (i) whether or not there is a breach of, or any inaccuracy or misrepresentation with respect to, any representation or warranty for which indemnification would be available under Section 9 and (ii) the amount of any Losses to be indemnified.

9.2
Handling of Claims

  9.2.1
  If any event occurs which could give rise to the Seller's liability under this Agreement, the Purchaser shall deliver to the Seller a written claim in relation to such event as promptly as practicable and in any event within and no later than 15 (fifteen) Business Days following the date on which the Purchaser or the Company became aware of such event and shall provide all reasonable particulars thereof, indicating the provision of this Agreement which have been allegedly breached. Should the Purchaser fail to timely deliver such claim to the Seller, the Purchaser, in any case, shall not lose its right to compensation. The Seller agrees to respond to the Purchaser within 15 (fifteen) Business Days as of the date of receipt of the claim, to challenge the Indemnification claim, it being understood that failure to timely respond may not be considered as acceptance of the Claim, and the Purchaser will be considered free to commence or continue the relevant litigation.

  In case of written claim relating to an action or a claim by any third party against the Company (the "Third Party Claim"), the Seller shall have the right to participate and, to the maximum extent permitted by Law, join, at its own cost, by counsel or counsels chosen by the Seller, in the defence against any Third Party Claim and the Purchaser shall provide the Seller with any necessary or useful assistance and information in connection therewith. The Purchaser shall in any case properly and diligently defend, and shall cause the Company to properly and diligently defend, any claim, suit, action or proceeding however related to such Third Party Claim.

  Unless the Seller acknowledges its indemnification liability vis-à-vis the Purchaser and the Company in relation to the part of a Third Party Claim that relates to a potential breach by the Seller of a warranty under this Agreement, the Purchaser shall have the exclusive right to take the final decision with reference to the defence of such Third Party Claim. In case of Third Party Claims, the indemnification payment shall be made by the Seller upon Purchaser's payment request in case of payments required under decisions of any Governmental Entities (including Courts and arbitration panels or similar bodies having jurisdiction on the Company), even if not yet final, to the extent that such decisions are enforceable (esecutive), and it being further understood that if the Purchaser is required to make a payment to a third party thereunder the Seller shall make the payment before the relevant payment to be made by the Purchaser becomes due (in accordance with the instructions provided by the Purchaser).

  9.2.2
  On condition that the Seller has acknowledged its indemnification liability vis-à-vis the Purchaser and the Company in relation to a Third Party Claim, if a firm offer is made to the Company or to the Purchaser to settle any Third Party Claim which the Purchaser (or the Company), but not the Seller, is willing to accept, the Purchaser and/or the Company (as the case may be) shall be free to enter into such settlement, at their own expense, it being understood that the Seller shall be relieved of any liability in connection thereof.

  9.2.3
  If a firm offer is made to the Company or to the Purchaser to settle any Third Party Claim which the Seller, but not the Purchaser, is willing to accept, the Purchaser and/or the Company (as the case may be) shall be free not to enter into such settlement and to commence or continue the relevant litigation, at their own expense, it being understood that the liability of the Seller in connection thereof, in case of success of the Purchaser and/or the Company in the relevant litigation, shall be equal to what provided by the relevant Court decisions.

9.3
Survival

  9.3.1
  The warranties (including the Representations and Warranties), covenants and agreements of Seller and Purchaser contained in this Agreement will survive the Closing:

  9.3.1.1
  Until the expiry of the applicable statute of limitation period with respect to the Representations and Warranties contained in Sections 3.2.1, 3.2.2, 3.2.4, 3.2.16, 3.2.24 (only with respect to bribery or other criminal offences against or involving any Governmental Entities and the related consequences under the Decree 231/2001), 3.3.1, 3.3.2 and 3.3.4.

  9.3.1.2
  until the 24 (twenty four) month anniversary of the Closing Date in the case of all other Representations and Warranties and any covenant or agreement to be performed in whole or in part on or prior to the Closing;

  9.3.1.3
  with respect to each other covenant or agreement contained in this Agreement, until 1 (one) year following the last date on which such covenant or agreement is to be performed as specified herein or, of no such date is specified, until the 36 (thirty six)-month anniversary of the Closing Date;

  provided that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clauses 9.3.1.1 to 9.3.1.3 above will continue to survive if a notice of claim shall have been timely given hereunder on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved.

9.4
Special Indemnity

  9.4.1
  The Seller agrees that, should any of the credit receivables of the Company towards Vitrociset S.p.A.—for an amount as of the Signing Date equal to the outstanding consideration provided under the relevant Contract not be fully paid and discharged within 3 months from the Closing Date it will purchase from the Company, within 3 Business Days from the Purchaser's written request, all such receivables then still outstanding, for a price equal to their nominal value, to be paid immediately from the Seller to the Company upon such purchase.

  9.4.2
  If during the 12 months after the Closing the Company collects payment on accounts receivable in excess of their carrying value on the books and records of the Company as of the Closing Date, the Purchaser shall promptly pay to the Seller an amount equal to such excess.

9.5
Sole Remedy

The indemnification provisions of this Section 9 shall be the sole and exclusive remedy for any breach by the Seller of any warranties, obligations and covenants contained in this Agreement after the Closing. No breach of any warranty, covenant or agreement contained in this Agreement shall give rise to any right on the part of Purchaser, to rescind or terminate this Agreement after the Closing.

10.
Termination

10.1
Termination Events

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

  10.1.1
  at any time before the Closing, by mutual written agreement of Seller and Purchaser;

  10.1.2
  at any time before the Closing, by Seller or Purchaser, in the event (i) of a material breach by the non-terminating Party of its covenants contained in this Agreement, if such non-terminating Party fails to cure such breach within five (5) Business Days following notification thereof by the terminating Party or (ii) upon notification of the non-terminating Party by the terminating Party that the satisfaction of any condition to the terminating Party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts temporary impossible for a cause not imputable to the terminating Party and in any case if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating Party;

  10.1.3
  at any time by Seller or Purchaser after the Seller Stockholder's Meeting has been held (and not further adjourned) and the Stockholder Approval has not been obtained; provided that the right to terminate this Agreement pursuant to this Section 10.1.3 shall not be available to the Seller unless the Seller pays or has paid the Termination Fee to Purchaser;

  10.1.4
  at any time after November 30, 2015 (the "Long Stop Date") by Seller or Purchaser upon notification of the non-terminating Party by the terminating Party if the Closing shall not have occurred on or before such date and such failure to consummate the Transaction is not caused by a breach of this Agreement by the terminating Party; it is agreed that the Long Stop Date will be automatically postponed to December 31, 2015 if the Seller has filed the Final Proxy Statement by November 30, 2015;

  10.1.5
  at any time by the Seller in order to enter into a definitive agreement providing for a Superior Proposal, in accordance with Section 5.2; provided that the right to terminate this Agreement pursuant to this Section 10.1.5 shall not be available to the Seller unless the Seller pays or has paid the Termination Fee to Purchaser, it being understood that the Seller may enter into any transaction that is a Superior Proposal simultaneously with the termination of this Agreement pursuant to this Section 10.1.5.

10.2
Termination Fee

In case of termination by either Party under Section 10.1.3 or 10.1.5, the Seller shall pay the Termination Fee within 3 (three) Business Days from the written request by the Purchaser, independently from the reason why the Stockholder Approval has not been timely obtained.

10.3
Effect of Termination

If this Agreement is validly terminated pursuant to Section 10.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to expenses in Section 11.2, governing law in Section 11.3, and arbitration in Section 11.4.

11.
Miscellaneous and General

11.1
Amendment; Waivers; Etc.

No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by both Parties and no waiver hereunder shall be valid or binding unless set forth in writing by the waiving Party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by Purchaser or Seller of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have.

11.2
Expenses

Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by the Party incurring such cost or expense.

11.3
Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Republic of Italy, without regard to conflict of Law principles thereof; except for Sections 5.1, 5.2, 10.1.3 and 10.1.5, which shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A.

11.4
Arbitration

The Parties will try to settle any dispute which may arise between the Parties in relation to this Agreement (including those concerning its validity, enforceability, performance and termination), by amicable effort of the Parties, which may avail the assistance of their advisors, also involving the persons who originally executed it or their successors. Such effort shall be deemed to have failed if a settlement of the dispute is not reached in writing within 40 (forty) days from the notice of the dispute received by any Party.

If the effort at settlement has failed, Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause.

The number of arbitrators shall be three.

The seat, or legal place, of arbitration shall be London, England.

The language to be used in the arbitral proceedings shall be English.

The award shall be final and binding upon the parties.

The final award shall award to the prevailing party its reasonable attorneys' fees and costs incurred in connection with the arbitration to the extent the arbitration panel deems the party to have prevailed (but if the prevailing party is not awarded all of the payment or damages or other remedies sought, the arbitration panel may decide to award to the prevailing party only a portion of its fees and costs). Judgment upon any decision of the arbitrator may be entered into in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the decision in an order of enforcement.

11.5
Notices

All notices, consents and other communications required or permitted under this Agreement shall be made in writing and be delivered by hand, by registered mail to the addresses set forth below or to such other addresses as may be given by written notice in accordance with this Section 11.5. Messages shall be deemed to have been received:

  11.5.1
  upon actual delivery if delivered by hand;

  11.5.2
  by registered mail.

  Messages shall be addressed:

      If to Seller:

      MRV Communications, Inc.
      20415 Nordhoff Street
      Chatsworth, CA 91311
      Facsimile: +1 818 473 4257
      Attention: Mark Bonney

      With a copy to:

      Norton Rose Fulbright US LLP
      666 Fifth Avenue
      New York, New York 10103-3198
      Facsimile: +1 212 318 3400
      Attention: Steven I. Suzzan

      If to Purchaser:

      to Maticmind S.p.A.
      Via B. Croce
      Vimodrone (MI)
      20090
      Italy

      Attention: Mr Luciano Zamuner
      Email: luciano.zamuner@maticmind.it

      With a copy to:

      DLA Piper Studio Legale Tributario Associato
      Via dei Due Macelli 66
      00187 Rome
      Italy
      Attention: Mr Giulio Maroncelli
      Email: giulio.maroncelli@dlapiper.com

    or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

11.6
Entire Agreement

This Agreement and the Confidentiality Agreement contain the entire agreement between the Parties in connection with the Transaction and supersede any previous written or oral agreement between the Parties in relation to the subject matters dealt with in this Agreement.

11.7
No Third Party Beneficiaries

This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

11.8
Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

11.9
Interpretation

  11.9.1
  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

  11.9.2
  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

11.10
Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that Purchaser may assign its rights hereunder to one of its Affiliates; and provided further, that such assignment shall not relieve Purchaser of its obligations hereunder.

* * *

        If you agree to the above, we kindly ask you to confirm that the terms and conditions of Agreement reflect our understandings, by returning a duly initialised and executed copy of this document to us, as a sign of your full and unconditional acceptance.

MRV COMMUNICATIONS, INC.

By:	/s/ MARK J. BONNEY
Name:	Mark J. Bonney
Title:	Chief Executive Officer

* * *

  In full and unconditional acceptance of all the above

Kind regards,

MATICMIND S.P.A.

By:	/s/ LUCIANO ZAMUNER
Name:	Dr. Luciano Zamuner
Title:	Chief Executive Officer

Annex B

OPINION OF STOUT RISIUS ROSS, INC.

August 7, 2015
Board of Directors of
MRV Communications, Inc.
c/o Mr. Mark Bonney
Chief Executive Officer
20415 Nordhoff Street
Chatsworth, CA 91311

Dear Members of the Board of Directors:

        We understand that MRV Communications, Inc. ("MRV" or the "Company") will enter into a Shares Purchase Agreement (the "Agreement") whereby the Company will sell all of its shares in its Italian subsidiary, Tecnonet S.p.A. ("Tecnonet"), to Maticmind S.p.A. ("Maticmind") for cash consideration of €15.624 million, subject to a post-closing adjustment in an amount equal to the Closing Net Financial Position minus the Reference Amount (as such terms are defined in the Agreement)1 (the "Consideration"). The foregoing transaction is referred to hereinafter as the "Transaction".

        The Board of Directors of MRV (the "Board") has requested that Stout Risius Ross, Inc. ("SRR") render an opinion (the "Opinion") to the Board with respect to the fairness, from a financial point of view, of the Consideration to be received by the Company pursuant to the Transaction.

        Our Opinion is intended to be utilized by the Board as only one input to consider in its process of analyzing the Transaction. No opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. We have not been requested to opine as to, and our Opinion does not in any manner address the following: (i) the underlying business decision of the Company, its security holders, the Board, or any other party to proceed with or effect the Transaction; (ii) the merits of the Transaction relative to any alternative business strategies that may exist for the Company or any other party or the effect of any other transactions in which the Company or any other party might have engaged; (iii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise, except as expressly addressed in our Opinion; (iv) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, not specifically addressed in our Opinion; (v) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters or (vi) how the Board, the Company's security holders or any other person should act with respect to the Transaction.

1
The post-closing adjustment, which includes an adjustment for Debt for Bonuses (as defined in the Agreement), is estimated to be €1.1 million (including social taxes and contributions), resulting in a preliminary Purchase Price (as defined in the Agreement) of €14.5 million.

        Further, our Opinion is not intended to and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote in regard to the Transaction. The Board acknowledges that SRR was not engaged to, and has not, (a) initiated any discussions with, or solicited any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of Tecnonet, the Company, Maticmind, or any other party, or any alternatives to the Transaction, or (b) negotiated the terms of the Transaction.

        In connection with our analysis, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. The principal sources of information used in performing our analysis included, but were not limited to:

  •
  Tecnonet's audited segment financial statements for the fiscal years ended December 31, 2010 through December 31, 2014;

  •
  Tecnonet's reviewed financial statements for the six-month period ended June 30, 2014;

  •
  Tecnonet's internally prepared, unaudited financial statements for the six-month period ended June 30, 2015;

  •
  Tecnonet's six-year financial forecast for the fiscal years ending December 31, 2015 through 2020;

  •
  MRV's Form 10K for the fiscal year ended December 31, 2014;

  •
  MRV's Form 10Q for the quarter ended March 31, 2015;

  •
  MRV's Schedule 14A dated September 12, 2012;

  •
  The August 5, 2015 draft of the Shares Purchase Agreement between MRV Communications, Inc. and Maticmind S.p.A;

  •
  Tecnonet's 2015 Annual Operating Plan model presentation;

  •
  Tecnonet's Information Memorandum, dated September 2012;

  •
  MRV's preliminary calculations of the Reference Amount and Closing Net Financial Position;

  •
  A review of publicly available financial data of certain publicly traded companies that we deemed relevant;

  •
  A review of available information regarding certain merger and acquisition transactions that we deemed relevant;

  •
  Discussions with Tecnonet's and MRV's management concerning its business, industry, history, and prospects; and

  •
  An analysis of other facts and data resulting in our conclusions.

        Our Opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of Tecnonet as of the date of this letter have not changed materially since June 30, 2015, the date of the most recent financial statements made available to us. In rendering our Opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by MRV and/or Tecnonet, or otherwise reviewed by or discussed with us without independent verification of such information and we have assumed and relied upon the representations and warranties contained in the draft Agreement we reviewed. We have assumed, without independent verification, that the financial forecasts and projections provided to us have been prepared in good faith and reflect the best currently available estimate of the future financial results of Tecnonet, and we have relied upon such projections in arriving at our Opinion. We have not been engaged to assess the reasonableness or achievability of such forecasts and projections or the assumptions upon which they were based, and we express no view as to the forecasts, projections, or assumptions. We have assumed that the Transaction will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the parties to the Agreement.

        We have not conducted a physical inspection of Tecnonet's facilities or assets. We have assumed, with your consent, that the final executed form of the Agreement will not differ from the draft of the Agreement that we have examined, that the conditions to the Transaction as set forth in the Agreement will be satisfied, and that the Transaction will be consummated on a timely basis in the manner contemplated by the Agreement. Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information that may be provided to or obtained by us after the issuance of our Opinion that suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.

        SRR conducted its analyses at the request of the Board to provide a particular perspective of the Transaction. In so doing, SRR did not form a conclusion as to whether any individual analysis, when considered independently of the other analyses conducted by SRR, supported or failed to support our Opinion as to the fairness of the Transaction from a financial point of view. SRR does not specifically rely or place any specific weight on any individual analysis. Rather, SRR deems that the analyses, taken as a whole, support our conclusion and Opinion. Accordingly, SRR believes that the analyses must be considered in their entirety, and that selecting portions of the analyses or the factors they considered, without considering all analyses and factors together, could create an imperfect view of the processes underlying the analyses performed by SRR in connection with the preparation of our Opinion.

        Our Opinion is furnished for the use and benefit of the Board in connection with the Transaction, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. We will receive a fee for our services, however our compensation for providing financial advisory services to the Board is neither based upon nor contingent on the results of our engagement or the consummation of the proposed Transaction. Further, none of our employees who worked on this engagement has any known financial interest in the assets or equity of MRV or Maticmind or the outcome of our engagement. In addition, MRV has agreed to indemnify us for certain liabilities arising out of our engagement. We have not previously provided financial advisory services to MRV. The issuance of our Opinion has been approved by a committee of SRR authorized to approve opinions of this nature.

        It is understood that our Opinion was prepared at the request of the Board for its confidential use and may not be reproduced, disseminated, quoted, or referred to at any time in any manner or for any purpose without our prior written consent, except as required by applicable securities laws. Notwithstanding anything to the contrary, the Company may reproduce this letter in its entirety in any filing with the Securities and Exchange Commission required to be made by the Company in respect of the Transaction pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Company pursuant to the Transaction is fair, from a financial point of view.

Yours very truly,

STOUT RISIUS ROSS, INC.

ANNEX C

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF
MRV COMMUNICATIONS, INC.
FOR THE QUARTERS ENDED JUNE 30, 2015 AND 2014

MRV Communications, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Product revenue	$31,156	$30,671	$59,487	$62,215
Service revenue	11,558	12,453	22,000	23,227

Total revenue	42,714	43,124	81,487	85,442
Cost of Revenue:
Cost of product	20,072	19,210	37,835	40,112
Cost of services	7,550	9,132	14,684	17,297

Total cost of revenue	27,622	28,342	52,519	57,409

Gross profit	15,092	14,782	28,968	28,033
Operating expenses:
Product development and engineering	5,310	5,392	10,435	10,970
Selling, general and administrative	8,979	10,516	18,541	22,038

Total operating expenses	14,289	15,908	28,976	33,008

Operating Income (loss)	803	(1,126)	(8)	(4,975)
Interest expense	(50)	(40)	(99)	(190)
Other expense, net	(281)	(420)	(301)	(387)

Income (loss) before provision for income taxes	472	(1,586)	(408)	(5,552)
Provision for income taxes	752	681	940	932

Net Loss	$(280)	$(2,267)	$(1,348)	$(6,484)

Net loss per share—basic	$(0.04)	$(0.31)	$(0.19)	$(0.89)
Net loss per share—diluted	$(0.04)	$(0.31)	$(0.19)	$(0.89)
Weighted average number of shares:
Basic	6,988	7,360	7,059	7,322
Diluted	6,988	7,360	7,059	7,322

The accompanying notes are an integral part of these condensed consolidated financial statements.

MRV Communications, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net Loss	$(280)	$(2,267)	$(1,348)	$(6,484)
Other comprehensive loss, net of tax
Foreign currency translation gain (loss)	473	(123)	(2,184)	(166)

Total comprehensive Income (loss)	$193	$(2,390)	$(3,532)	$(6,650)

The accompanying notes are an integral part of these condensed consolidated financial statements.

MRV Communications, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par values)

(unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$13,516	$22,422
Restricted time deposits	194	235
Accounts receivable, net	43,118	43,513
Other receivables	10,924	11,012
Inventories, net	17,316	21,683
Income taxes receivable	—	558
Deferred income taxes	670	535
Other current assets	6,004	5,454

Total current assets	91,742	105,412
Property and equipment, net	4,605	4,890
Deferred income taxes	1,777	2,105
Intangible asset, net	1,275	1,364
Other assets	653	801

Total assets	$100,052	$114,572

Liabilities and stockholders' equity
Current liabilities:
Short-term debt	$—	$5,402
Deferred consideration payable	233	233
Accounts payable	23,242	24,327
Accrued liabilities	14,732	14,545
Deferred revenue	13,394	13,527
Other current liabilities	408	297

Total current liabilities	52,009	58,331
Other long-term liabilities	4,623	5,271
Commitments and contingencies
Stockholders' equity:
Preferred Stock, $0.01 par value: Authorized—1,000 shares; no shares issued or outstanding	—	—
Common Stock, $0.0017 par value:
Authorized—16,000 shares
Issued—8,318 shares in 2015 and 8,242 shares in 2014
Outstanding—6,993 shares in 2015 and 7,386 in 2014	270	270
Additional paid-in capital	1,285,015	1,284,483
Accumulated deficit	(1,221,840)	(1,220,492)
Treasury stock—1,325 shares in 2015 and 856 shares in 2014	(14,962)	(10,412)
Accumulated other comprehensive loss	(5,063)	(2,879)

Total stockholders' equity	43,420	50,970

Total liabilities and stockholders' equity	$100,052	$114,572

The accompanying notes are an integral part of these condensed consolidated financial statements.

MRV Communications, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(1,348)	$(6,484)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,106	1,128
Share-based compensation expense	457	475
Provision for doubtful accounts	29	(43)
Deferred income taxes	310	365
Changes in operating assets and liabilities:
Accounts and other receivables	(1,849)	551
Inventories	2,341	(4,902)
Other assets	(312)	(2,773)
Accounts payable	393	4,163
Accrued liabilities	525	(1,857)
Income tax payable	401	—
Deferred revenue	272	3,230
Other current liabilities	(533)	—

Net cash provided by (used in) operating activities	1,792	(6,147)

Cash flows from investing activities:
Purchases of property and equipment	(769)	(1,176)
Proceeds from sale of property and equipment	9	—
Release of restricted time deposits	41	(1)

Net cash used in investing activities	(719)	(1,177)

Cash flows from financing activities:
Proceeds from exercise of stock options	78	—
Purchase of treasury shares	(4,551)	—
Borrowings on short-term debt	2,710	12,392
Payments on short-term debt	(7,677)	(10,297)
Shares repurchased for tax withholdings on vesting of restricted stock awards	—	(54)

Net cash (used in) provided by financing activities	(9,440)	2,041

Effect of exchange rate changes on cash and cash equivalents	(539)	12

Net decrease in cash and cash equivalents	(8,906)	(5,271)
Cash and cash equivalents, beginning of period	22,422	27,591

Cash and cash equivalents, end of period	$13,516	$22,320

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$62	$145
Cash paid during period for income taxes	$—	$625

The accompanying notes are an integral part of these condensed consolidated financial statements.

MRV Communications, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Organization and Summary of significant accounting policies

  Organization and nature of operations

        MRV Communications, Inc. ("MRV" or the "Company"), a Delaware corporation, is a global supplier of communications solutions to telecommunications service providers, enterprises and governments throughout the world. MRV's products enable customers to provide high-bandwidth data and video services and mobile communications services more efficiently and cost effectively. MRV conducts its business along two principal segments: the Network Equipment segment and the Network Integration segment. MRV's Network Equipment segment designs, manufactures, sells, and services equipment used by commercial customers, governments, and telecommunications service providers. Products include switches, optical transport platforms, physical layer products and out-of-band management products, and specialized networking products. The Network Integration segment which primarily operates in Italy, provides network system design, integration and distribution services that include products manufactured by third-party vendors.

  Basis of Presentation

        The accompanying condensed consolidated financial statements include the accounts of MRV and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated. MRV consolidates the financial results of less than majority-owned subsidiaries when it has effective control, voting control, or has provided the entity's working capital. When investment by others in these enterprises reduces the Company's voting control below 50%, MRV discontinues consolidation and uses the cost or equity method of accounting for these investments, unless otherwise required.

        The condensed consolidated financial statements included herein have been prepared by MRV, and are unaudited, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. The information included in this Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, (this "Form 10-Q") should be read in conjunction with the Financial Statements and Notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, (the "2014 Form 10-K") filed with the SEC.

        In the opinion of MRV's management, the unaudited interim financial information contained herein includes all normal recurring adjustments, necessary to present fairly the financial position of MRV as of June 30, 2015, and the results of its operations and comprehensive loss for the three and six months ended June 30, 2015 and 2014, and its cash flows for the six months ended June 30, 2015 and 2014. The results reported in these condensed consolidated financial statements should not be regarded as necessarily indicative of results that may be expected for the full year or any future periods.

  Reclassification

        Certain reclassifications have been made to 2014 amounts to conform to the 2015 presentation. These reclassifications did not impact previously reported operating results or the Company's previously

MRV Communications, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

1. Organization and Summary of significant accounting policies (Continued)

reported financial position. The reclassification is to conform Rule 5-03 of Regulation S-X, which requires that costs of sales for both product and service revenue be disclosed separately on the condensed consolidated statement of operations.

  Recently Issued Accounting Standards

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)," ("ASU 2014-09"). ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. The new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. The pronouncement is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017, with early adoption permitted beginning January 1, 2017. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. Management is currently evaluating the impact that adopting this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

        In June 2014, the FASB issued ASU No. 2014-12, "Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period" ("ASU 2014-12"). The amendments in ASU 2014-12 require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Accounting Standards Codification Topic No. 718, "Compensation—Stock Compensation" ("ASC 718"), as it relates to awards with performance conditions that affect vesting to account for such awards. The amendments in ASU 2014-12 are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted. Entities may apply the amendments in ASU 2014-12 either: (i) prospectively to all awards granted or modified after the effective date; or (ii) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. Management is currently evaluating the potential impact of the adoption of the new guidance, however does not expect the adoption of this new guidance to have a material impact on its consolidated financial statements and footnote disclosures.

        In August 2014, the FASB issued ASU No. 2014-15, "Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern" ("ASU 2014-15"). ASU 2014-15 provides guidance on management's responsibility in evaluating whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for the Company in its fourth quarter of fiscal 2017 with early adoption permitted. Management is currently evaluating the potential impact of the adoption of the new guidance, which may impact our disclosures at the time of adoption.

        In January 2015, the FASB issued ASU No. 2015-01, "Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the

MRV Communications, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

1. Organization and Summary of significant accounting policies (Continued)

Concept of Extraordinary Items" ("ASU 2015-01"). ASU 2015-01 eliminates the concept of an extraordinary item from U.S. generally accepted accounting principles ("GAAP"). As a result, an entity will no longer be required to segregate extraordinary items from the results of ordinary operations, to separately present an extraordinary item on its income statement, net of tax, after income from continuing operations or to disclose income taxes and earnings-per-share data applicable to an extraordinary item. However, ASU 2015-01 will still retain the presentation and disclosure guidance for items that are unusual in nature and occur infrequently. ASU 2015-01 will be effective for the Company in its first quarter of fiscal 2017. Management is currently evaluating the potential impact of the adoption of the new guidance, however does not expect the adoption of this new guidance to have a material impact on its consolidated financial statements and footnote disclosures.

2. Cash and Cash Equivalents and Restricted Time Deposits

        MRV accounts for highly liquid investments with an original maturity of 90 days or less as cash equivalents. Investments with maturities of less than one year are considered short-term and are included on the balance sheet in restricted time deposits. MRV maintains cash balances and investments in qualified financial institutions, and at various times such amounts are in excess of federally insured limits. As of June 30, 2015 and December 31, 2014, the Company's U.S. entities held $7.4 million and $13.3 million, respectively in various U.S. deposit accounts and a money market account. The remaining $6.1 million and $9.1 million, respectively, was held by the Company's foreign subsidiaries in foreign bank deposit accounts.

        Restricted time deposits represent investments that are restricted as to withdrawal or use and are primarily in foreign subsidiaries. Restricted time deposits generally secure standby letters of credit, bank lines of credit, or bank loans. When investments in restricted time deposits are directly related to an underlying bank loan and the restricted funds will be used to repay the loans, the investment and the subsequent release of the restricted time deposit are treated as investing activities in the Company's Condensed Consolidated Statements of Cash Flows. The other investments in and releases of restricted time deposits are included in investing activities because the funds are invested in certificates of deposit.

3. Fair Value Measurement

        MRV's financial instruments, including cash and cash equivalents, restricted time deposits, accounts receivable, other receivables, accounts payable, and short-term debt obligations, are carried at cost, which approximates their fair value. The fair values of cash, restricted time deposits, accounts receivable, other receivable and accounts payable approximate their carrying amounts due to their short-term nature. Short-term debt obligations have variable interest rates, which reset frequently; therefore, their carrying values do not materially differ from their calculated aggregate fair value.

        The Company follows a framework for measuring fair value, using a three-level hierarchy that prioritizes the use of observable inputs. The fair value hierarchy is divided into three levels based on the source of inputs as follows: Level 1—Measurements based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access; Level 2—Measurements for which all significant inputs are observable, either directly or indirectly, other than

MRV Communications, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

3. Fair Value Measurement (Continued)

level 1 inputs, for similar instruments; Level 3—Measurements based on inputs that are unobservable and significant to the overall fair value measurement.

        Under the framework, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the "exit price") in an orderly transaction between market participants at the measurement date. Management has not elected fair value accounting for its non-financial assets and liabilities.

        As of June 30, 2015 and December 31, 2014, the Company had cash equivalents consisting of money market funds of $1.8 million and $10.6 million, respectively, which were classified as Level 1 investments and were quoted at market price. Cash equivalents are included in the condensed consolidated balance sheets as follows (in thousands):

	Cost	Fair Value
June 30, 2015	$1,807	$1,807
December 31, 2014	$10,606	$10,606

        During 2014, the Company updated the estimated fair value of 250,000 warrants originally recorded as a liability that was awarded to plaintiffs' counsel on February 18, 2014 in a litigation matter, see Note 12, Litigation. In calculating fair value, the Company used the Black-Scholes option pricing model including a volatility of 41% based on the Company's historical quoted prices and peer company data, the risk free interest rate of 1.5% and the 5 years expected term of the warrants. Volatility based on both the Company's historical quoted prices and peer company data was used as the Company's stock is thinly traded. The resulting fair value was $6.59 per warrant. In relation to this revaluation, the Company recorded expense of $0.4 million for the three months ended March 31, 2014. Upon issuance and revaluation in February 2014, the warrants met the requirements necessary for equity classification and were removed from liabilities and recorded as a component of additional paid in capital. No additional expense was recorded in any period subsequent to the three months ended March 31, 2014.

        In November 2014, one of plaintiffs' counsel exercised 152,500 warrants under the 'cashless' exercise provisions contained within the warrant agreement, leaving 97,500 warrants available for future exercise. No additional warrants were exercised during the three and six months ended June 30, 2015.

4. Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and cash equivalents placed with financial institutions and accounts receivable due from customers. Management believes that the financial institutions holding our cash and cash equivalents have high credit quality. Management evaluates the collectability of accounts receivable based on a combination of factors. If management becomes aware of a customer's inability to meet its financial obligations after a sale has occurred, the Company records an allowance to reduce the net receivable to the amount that it reasonably believes to be collectable from the customer. If the financial conditions of MRV's customers were to deteriorate or if economic conditions worsen, additional allowances may be required in the future. Accounts receivable are charged off at the point they are considered uncollectible.

MRV Communications, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

4. Credit Risk (Continued)

        The following table summarizes the changes in the allowance for doubtful accounts during the six months ended June 30, 2015 (in thousands):

Balance at beginning of period	$1,758
Charged (reversed) to expense	29
Write-offs, net of amounts recovered	(102)
Foreign currency translation adjustment	(57)

Balance at end of period	$1,628

5. Inventories

        Inventories are stated at the lower of cost or market and consist of materials, labor and overhead. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out basis. Inventories, net of reserves, consisted of the following (in thousands) at June 30, 2015 and December 31, 2014:

	June 30, 2015	December 31, 2014
Raw materials	$3,218	$3,663
Work-in process	656	641
Finished goods	13,442	17,379

Total	$17,316	$21,683

6. Intangible Assets

        Intangible assets, net of amortization totaled $1.3 million and $1.4 million as of June 30, 2015 and December 31, 2014, respectively, consist of intellectual property purchased during the years ended December 31, 2014 and 2013. A portion of these assets, approximating $1.0 million, represents software license agreements and was placed into service as of June 30, 2015. Amortization of intangible assets was $0.06 million and $0.09 million for the three and six months ended June 30, 2015, respectively. There was no amortization recorded for the three and six months ended June 30, 2014. The Company amortizes the cost of the license agreements over their estimated useful lives, which range from three to five years. As of June 30, 2015, intangible assets not yet placed into service totaled approximately $0.4 million, and management anticipates these assets will be placed in service during the quarter ending December 31, 2015.

MRV Communications, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

6. Intangible Assets (Continued)

        The following table illustrates the estimated future amortization expense of intangible assets as of June 30, 2015 (in thousands):

Fiscal Year Ending December 31,	Estimated Amortization Expense
2015—remaining balance	$143
2016	328
2017	280
2018	214
2019	214
Thereafter	96

Total	$1,275

7. Product Warranty

        As of June 30, 2015, and December 31, 2014, MRV's product warranty liability recorded in accrued liabilities was $0.7 million and $0.6 million, respectively. MRV accrues for warranty costs as part of cost of goods sold based on associated material product costs, technical support labor costs and associated overhead. The products sold are generally covered by a warranty for periods of 90 days to three years.

        The following table summarizes the change in product warranty liability during the six months ended June 30, 2015 (in thousands):

Balance at beginning of the period	$616
Accruals for product warranties	114

Balance at end of the period	$730

8. Net Income (Loss) Per Share

        Basic net income (loss) per share is computed using the weighted average number of shares of common stock ("Common Stock") outstanding, including restricted shares which, although they are legally outstanding and have voting rights, are subject to vesting and are treated as common stock equivalents in calculating basic net income (loss) per share. Diluted net income (loss) per share is computed using the weighted average number of shares of Common Stock outstanding and dilutive potential shares of Common Stock from stock options outstanding during the period. Diluted shares outstanding include the dilutive effect of in-the-money options, which is calculated based on the average share price for each period using the treasury stock method.

        Employee equity share options, non-vested shares and similar equity instruments granted by MRV are treated as potential shares of common stock outstanding in computing diluted net income per share. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service not yet recognized, and the amount of income tax benefits that would be realized and recorded in additional paid-in capital if the deduction

MRV Communications, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

8. Net Income (Loss) Per Share (Continued)

for the award would reduce income taxes payable are assumed to be used to repurchase shares on the open market.

        Outstanding stock options to purchase 387,286 and 417,433 shares were excluded from the computation of dilutive income (loss) per shares for the three months ended June 30, 2015, and 2014, as they were anti-dilutive because of the net loss.

        Outstanding stock options to purchase 366,812 and 346,661 shares were excluded from the computation of dilutive income (loss) per shares for the six months ended June 30, 2015, and 2014, as they were anti-dilutive because of the net loss.

9. Share-Based Compensation

        MRV records share-based compensation expense at fair value. The following table summarizes the impact on MRV's results of operations of recording share-based compensation for the three and six months ended June 30, 2015, and 2014 (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Cost of goods sold	$25	$33	$55	$53
Product development and engineering	44	50	93	73
Selling, general and administrative	176	245	309	349

Total share-based compensation expense(1)	$245	$328	$457	$475

(1)
Income tax benefits realized from stock option exercises and similar awards were immaterial in all periods.

        During the three and six months ended June 30, 2015, the Company granted 197,848 stock options with a related fair value of $4.16 per option and 71,872 restricted shares with a related fair value $9.63 per share. During the three and six months ended June 30, 2014, the Company granted 173,722 stock options with a related fair value of $7.16 per option and 85,907 restricted shares with a related fair value of $14.40 per share. No stock options or restricted shares were granted during the three months ended March 31, 2015 and 2014. As of June 30, 2015, the total unrecognized share-based compensation balance for unvested options, net of expected forfeitures, was $1.8 million, which is expected to be amortized over a weighted-average period of 2.4 years.

  Valuation Assumptions

        MRV uses the Black-Scholes option pricing model to estimate the fair value of stock option awards or related modifications. The Black-Scholes model requires the use of subjective and complex assumptions including the option's expected life and the underlying stock price volatility. MRV bases

MRV Communications, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

9. Share-Based Compensation (Continued)

volatility on the Company's historical quoted prices and peer company data. There were no options modified during the three and six months ended June 30, 2015 and 2014.

Six months ended June 30,	2015	2014
Risk-free interest rate	1.7%	2.0%
Dividend yield(1)	—	—
Volatility	43%	51%
Expected life (in years)	5.9	5.9

(1)
As the Company does not pay a dividend on a regular basis, and dividends paid in the past have been special in nature, a dividend rate of zero was used.

10. Segment Reporting and Geographic Information

        MRV operates its business in two segments: the Network Equipment segment and the Network Integration segment. The Network Equipment segment designs, manufactures, distributes and services optical networking solutions and Internet infrastructure products. The Network Integration segment distributes network solutions and Internet infrastructure products and provides value-added integration and support services for customers' networks.

        The accounting policies of the segments are the same as those described in the summary of significant accounting polices disclosed in MRV's 2014 Form 10-K. Management evaluates segment performance based on revenues, gross profit and operating income (loss) of each segment. As such, there are no separately identifiable Statements of Operations data below operating income (loss).

        The following table summarizes revenues by segment, including intersegment revenues (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Network Equipment	$24,536	$21,833	$46,813	$44,152
Network Integration	18,195	21,355	34,783	41,408

Total before intersegment adjustments	42,731	43,188	81,596	85,560
Intersegment adjustments	(17)	(64)	(109)	(118)

Total	$42,714	$43,124	$81,487	$85,442

        Network Equipment revenue primarily consists of optical communication systems that include metro ethernet equipment, optical transport equipment, lab automation equipment, out-of-band network equipment, and the related service revenue and components sold as part of system solutions. Network Integration revenue primarily consists of value-added integration and support service revenue, related third-party product sales (including third-party product sales through distribution) and components sold as part of system solutions. Substantially all Network Integration's sales are within Italy.

MRV Communications, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

10. Segment Reporting and Geographic Information (Continued)

        One customer accounted for $16.9 million and $23.6 million of revenue in the Network Integration segment, or 21% and 28% of total revenue, for the six months ended June 30, 2015, and 2014, respectively. The same customer accounted for $8.7 million and $12.6 million of revenue in the Network Integration segment, or 20% and 29% of total revenue for the three months ended June 30, 2015 and 2014, respectively. The same customer accounted for 9% and 5% of total accounts receivable before allowance for doubtful accounts as of June 30, 2015, and December 31, 2014, respectively.

        Another customer accounted for $11.8 million and $14.2 million of revenue in the Network Integration segment, or 14% and 17% of total revenue, for the six months ended June 30, 2015, and 2014, respectively. The same customer accounted for $7.1 million and $7.7 million of revenue in the Network Integration segment, or 17% and 18% of total revenue for the three months ended June 30, 2015 and 2014, respectively. The same customer accounted for 27% and 29% of total accounts receivable before allowance for doubtful accounts as of June 30, 2015, and December 31, 2014, respectively.

        The following table summarizes external revenue by geographic region (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
United States	$13,613	$13,555	$23,865	$26,411
Americas (Excluding the U.S.)	1,857	126	4,620	682
Europe	23,494	26,522	44,310	53,101
Asia Pacific	3,750	2,921	8,692	5,248

Total	$42,714	$43,124	$81,487	$85,442

        Revenue from external customers attributed to Italy totaled $18.2 million and $21.4 million for the three months ended June 30, 2015 and 2014, respectively. Revenue from external customers attributed to Italy totaled $35.4 million and $41.8 million for the six months ended June 30, 2015 and 2014, respectively. Revenue from external customers attributed to Australia totaled $3.2 million and $2.4 million for the three months ended June 30, 2015 and 2014, respectively. Revenue from external customers attributed to Australia totaled $7.7 million and $4.0 million for the six months ended June 30, 2015 and 2014, respectively.

        The following table summarizes long-lived assets, consisting of property and equipment, by geographic region (in thousands):

	June 30, 2015	December 31, 2014
Americas	$2,815	$3,078
Europe	1,767	1,786
Asia Pacific	23	26

Total	$4,605	$4,890

MRV Communications, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

10. Segment Reporting and Geographic Information (Continued)

        The following table provides selected Statement of Operations information by business segment (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Gross profit
Network Equipment	$11,959	$11,185	$23,503	$21,944
Network Integration	3,133	3,598	5,464	6,088

Total before intersegment adjustments	15,092	14,783	28,967	28,032
Corporate unallocated and intersegment adjustments(1)	—	(1)	1	1

Total	$15,092	$14,782	$28,968	$28,033

Depreciation and amortization expense
Network Equipment	$516	$433	$987	$969
Network Integration	31	51	61	100
Corporate	29	20	58	59

Total	$576	$504	$1,106	$1,128

Operating income (loss)
Network Equipment	$520	$(1,503)	$322	$(4,343)
Network Integration	1,533	1,704	2,038	2,550

Total before intersegment adjustments	2,053	201	2,360	(1,793)
Corporate unallocated operating loss and adjustments(1)	(1,250)	(1,327)	(2,368)	(3,182)

Total	$803	$(1,126)	$(8)	$(4,975)

(1)
Adjustments reflect the elimination of intersegment revenue and profit in inventory.

        The following tables provide selected Balance Sheet and Statement of Cash Flow information by business segment (in thousands):

	Six months ended June 30,
	2015	2014
Additions (write-offs) of property and equipment
Network Equipment	$713	$1,019
Network Integration	62	74
Corporate	(6)	83

Total	$769	$1,176

MRV Communications, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

10. Segment Reporting and Geographic Information (Continued)

	June 30, 2015	December 31, 2014
Total Assets
Network Equipment	$42,192	$40,664
Network Integration	49,588	56,921
Corporate and intersegment eliminations	8,272	16,987

Total	$100,052	$114,572

11. Indemnification Obligations

        We have agreements whereby our officers and directors are indemnified for certain events or occurrences while the officer or director is, or was, serving at our request in such capacity. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we retain directors and officers insurance that reduces our exposure and enables us to recover portions of amounts paid. As a result of our insurance coverage, we believe the estimated fair value of these indemnification agreements is minimal.

        Management is not aware of any claims under these indemnifications, and accordingly, no liabilities have been recorded for these agreements as of June 30, 2015, and December 31, 2014.

12. Litigation

        We are subject to legal claims and litigation in the ordinary course of business, including but not limited to product liability, employment and intellectual property claims. The outcome of any such matters is currently not determinable. In addition, we were party to the litigation set forth below.

        From June to August 2008, five purported stockholder derivative and securities class action lawsuits were filed in the U.S. District Court in the Central District of California and one derivative lawsuit was filed in the Superior Court of the State of California against the Company and certain of our former officers and directors. The five lawsuits filed in the Central District of California were consolidated. Claims were asserted under Section 10(b) and 20(a) of the Exchange Act, and Rule 10b-5 promulgated thereunder. In November 2010, the judge overseeing the securities class action lawsuits gave final approval to a stipulated $10.0 million settlement agreement, which was covered by our director and officer insurance policies.

        On April 8, 2013 the Federal Court preliminarily approved a Stipulation of Settlement (the "Settlement Stipulation"), which included, among other things, (a) a release of all claims relating to the derivative litigation for the Company, the individual defendants and the plaintiffs; (b) a provision that $2.5 million in cash be paid to the Company by the Company's insurance carriers; (c) payment of attorneys' fees to plaintiffs' counsel including $500,000 in cash and 250,000 warrants to purchase the Company's Common Stock, with a five-year term and strike price of the closing price of the Company's Common Stock on the date an order of the federal District Court approving the settlement becomes final; (d) the continued payment by the Company of applicable reasonable attorneys' fees for the individual defendants. On June 6, 2013, the Federal Court granted final approval of the Settlement Stipulation and on June 13, 2013 entered Judgment dismissing the federal derivative action with prejudice. On June 24, 2013, the State Court entered a dismissal with prejudice of the state derivative

MRV Communications, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

12. Litigation (Continued)

action. The Company was also required to undertake certain corporate governance reform actions, all of which have been implemented.

        In May 2014, a former customer of Tecnonet S.p.A.("Tecnonet"), the Company's Italian subsidiary, filed a claim in an Italian civil court alleging that Tecnonet, and two of its third-party subcontractors, breached certain supply agreements with the customer, entered into between 2009 and 2011, by failing to have performed the contracted services. The plaintiff further alleged that Tecnonet was aware, at the time of entering into the supply agreements, that the customer's managing director had a conflict of interest involving the subcontractors. The plaintiff claimed damages and restitution from Tecnonet and the subcontractors, jointly and severally, of approximately $3.0 million in the aggregate, plus costs. On July 21, 2015, Tecnonet and the plaintiff entered into an agreement to settle the lawsuit for a one-time cash payment, which has been accrued at June 30, 2015 and December 31, 2014. Accordingly, we now consider this matter to be closed. The Company had reserved for the litigation in the first quarter of 2015 and, accordingly, it is not anticipated that the settlement will require the Company to record any corresponding charges in future quarters.

        Nhan T. Vo, individually and on behalf of other aggrieved employees vs. the Company, Superior Court of California, County of Los Angeles.    On June 27, 2013, the plaintiff in this matter filed a lawsuit against the Company alleging claims for failure to properly pay overtime or provide meal and rest breaks to its non-exempt employees in California, among other things. The complaint seeks an unspecified amount of damages and penalties under provisions of the Labor Code, including the Labor Code Private Attorneys General Act. The Company has filed an answer denying all allegations regarding the plaintiff's claims and asserting various defenses. The Company is currently in the discovery phase of this case. Management believes it has accrued adequate reserves for this matter and does not expect the resolution of this case to have a material adverse effect on its business or financial condition. However, depending on the actual outcome of this case, provisions could be recorded in the future which may have a material adverse effect on the Company's operating results.

        From time to time, MRV has received notices from third parties alleging possible infringement of patents with respect to product features or manufacturing processes. Management believes such notices are common in the communications industry because of the large number of patents that have been filed on these subjects. The Company's policy is to discuss these notices with the parties in an effort to demonstrate that MRV's products and/or processes do not violate any patents.

        MRV and its subsidiaries have been named as a defendant in other lawsuits involving matters that management considers routine to the nature of its business. Management is of the opinion that the ultimate resolution of such matters will not have a material adverse effect on our business, operating results and financial condition.

13. Accounts Receivable Factoring

        The Company's Italian subsidiary has agreements with unrelated third-parties for the factoring of specific accounts receivable in Italy in order to reduce the amount of working capital required to fund such receivables. At June 30, 2015, Tecnonet's factoring agreements permitted the factoring of up to €15.0 million or $16.6 million of receivables outside of the United States. The factoring of accounts

MRV Communications, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

13. Accounts Receivable Factoring (Continued)

receivable under these agreements is accounted for as a sale, as the Company has no retained interests or servicing liabilities related to the accounts receivable that have been sold in Italy.

        At June 30, 2015, and December 31, 2014, the face amount of total outstanding accounts sold by the Company pursuant to these agreements was $13.4 million and $10.5 million, respectively. Receivables transferred to the factor are derecognized at the date of sale and amounted to $21.2 million and $28.9 million for the six months ended June 30, 2015 and 2014, respectively. Proceeds are recorded at fair value and amounted to $19.9 million and $38.8 million for the six months ended June 30, 2015 and 2014, respectively. Proceeds consist of a receivable due from the factor. Cash received from the factors is recorded as a reduction of the receivable due from the factor. The related outstanding receivables from the factor were $10.2 million and $10.4 million as of June 30, 2015, and December 31, 2014, respectively, and included in other receivables on the accompanying condensed consolidated balance sheets. The related losses on the sale were $0.03 million and $0.07 million for the three months ended June 30, 2015, and 2014, respectively, and $0.07 million and $0.11 million for the six months ended June 30, 2015, and 2014, respectively and are included in interest expense on the accompanying condensed consolidated statements of operations.

14. Short Term Debt

        Short-term debt consists of unsecured lines of credit held by Tecnonet, the Company's Italian Network Integration subsidiary. As of June 30, 2015 and December 31, 2014, short-term debt totaled $0 and $5.4 million, respectively. Short-term debt bears interest at rates ranging from 1.8% to 2.5%, and the weighted average interest rate was approximately 0.0% and 2.1% as of June 30, 2015 and December 31, 2014, respectively. These obligations are incurred and settled in local currency.

15. Share Repurchase

        On December 16, 2014, the Company's Board of Directors approved a repurchase of shares of the Company's Common Stock in an amount up to $8.0 million under a share repurchase plan that expires on November 13, 2015. The Company repurchased 468,456 shares at a total cost of approximately $4.5 million excluding commission under this share repurchase plan through June 30, 2015. As of June 30, 2015, the Company had remaining authority to repurchase shares up to an additional $3.5 million excluding commission under the share repurchase plan prior to its expiration. Since July 1, 2015 the Company repurchased 33,621 shares at a total cost of approximately $0.4 million under this Stock Repurchase Program through August 5, 2015. The Company has repurchased a total of 502,077 shares at a total cost of approximately $4.9 million excluding commission under this share repurchase plan through August 7, 2015, leaving remaining authority to repurchase shares up to an additional $3.1 million excluding commission under this Stock Repurchase Program prior to its expiration.

MRV Communications, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

16. Income Taxes

        The following table provides details of income taxes for the three and six months ended June 30, 2015 and 2014 (in thousands, except percentages):

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Income (loss) before provision for income taxes	$472	$(1,586)	$(408)	$(5,552)
Provision for income taxes	752	681	940	932
Effective tax rate	159%	(43)%	(230)%	(17)%

        The effective tax rate fluctuates based on the amount of pre-tax income or loss generated in the various jurisdictions where we conduct operations and pay income tax. The income tax expense of $0.8 million and $0.9 million on our income of $0.5 million and loss before provision for income taxes of $0.4 million for the three and six months ended June 30, 2015, respectively, is due to income tax associated with our foreign subsidiaries that do not benefit from our federal net operating loss carryforwards.

        During the six months ended June 30, 2015, management determined that it no longer met the criteria for indefinite reinvestment of the undistributed earnings of its foreign subsidiaries. As a result, the Company recorded a provision for deferred tax liability related to foreign earnings to the U.S. in the amount of $8.3 million and a corresponding reduction in the deferred tax valuation allowance of $8.3 million; the change had no impact on the Company's effective income tax rate for the period ended June 30, 2015.

        As of December 31, 2014, MRV had federal, state, and foreign net operating loss ("NOLs") carryforwards available of $179.7 million, $100.7 million, and $97.3 million, respectively. Additionally, the Company had capital loss carryforwards of $110.5 million and $24.0 million for federal and state tax purposes, respectively as of December 31, 2014. The capital loss carry-forwards, which were generated by the sale of Source Photonics, expire at the end of 2015. Under the Internal Revenue Code, if a corporation undergoes an "ownership change," the corporation's ability to use its pre-change NOLs, capital loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. An ownership change is generally defined as a greater than 50% change in its equity ownership by value over a three-year period. We may experience an ownership change in the future as a result of subsequent shifts in our stock ownership. If we were to trigger an ownership change in the future, our ability to use any NOLs and capital loss carry-forwards existing at that time could be limited. As of December 31, 2014 and June 30, 2015, the Company has recorded a valuation allowance against its net deferred tax asset which includes its US federal and state NOLs.

17. Subsequent Event

        On August 10, 2015, we announced that we entered into a shares purchase agreement ("the Purchase Agreement") with Maticmind S.p.A., (the "Purchaser") a company incorporated under the laws of Italy, for the sale of all of the shares of our wholly-owned subsidiary Tecnonet. The sale of Tecnonet is subject to stockholder approval, which had not been obtained prior to quarter end, and accordingly, Tecnonet is reported as a continuing operation as of June 30, 2015.

MRV Communications, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

17. Subsequent Event (Continued)

        The consideration for the transaction includes a cash payment by the Purchaser to the Company of €15.6 million at closing plus a cash payment by Tecnonet to the Company of €4.1 million prior to closing to repay an outstanding intercompany obligation. The Company is entitled to seek and procure third party debt financing for Tecnonet to provide the funds for this payment, and the Purchaser is obligated to assume this debt at closing. Within 60 days of closing, the parties are required to make a post-closing adjustment based on changes in debt and cash of Tecnonet between June 30, 2015 and closing, as provided for in the Purchase Agreement. The Purchase Agreement contains customary representations, warranties, covenants and indemnification obligations. The transaction is conditioned upon, among other things, the Company receiving stockholder approval for the transaction and other customary closing conditions. The closing is expected to occur by the end of November 2015. The Purchase Agreement contains a €250,000 termination fee (subject to increase to €350,000 if the Purchase Agreement is terminated after November 30, 2015) payable by the Company if the transaction is terminated because MRV stockholder approval is not obtained and under certain other circumstances.

        The assets and liabilities of Tecnonet are reflected as assets and liabilities from continuing operations in the Consolidated Balance Sheets as of June 30, 2015 and December 31, 2014, respectively, and consisted of (in thousands):

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$2,861	$6,280
Accounts receivable, net	23,920	25,981
Other receivables	10,261	10,458
Inventories, net	7,880	9,873
Deferred income taxes	11	57
Other current assets	4,244	3,824

Total current assets	49,177	56,473
Property and equipment, net	327	358
Other assets	84	90

Total assets	$49,588	$56,921

Liabilities
Current liabilities:
Short-term debt	$—	$5,402
Accounts payable	15,651	17,173
Accrued liabilities	4,143	4,048
Deferred revenue	4,906	4,816
Other current liabilities	444	—

Total current liabilities	25,144	31,439
Other long-term liabilities	860	967

Total liabilities	$26,004	$32,406

Annex D

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF
MRV COMMUNICATIONS, INC.
FOR THE FINANCIAL YEARS ENDED DECEMBER 31, 2014 AND 2013

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of MRV Communications, Inc.

        We have audited the accompanying consolidated balance sheets of MRV Communications, Inc., a Delaware corporation (the "Company") as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MRV Communications, Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2014, based on criteria established in the 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 16, 2015 expressed an adverse opinion thereon.

/s/ Grant Thornton LLP

Los Angeles, California

March 16, 2015

MRV Communications, Inc.

Consolidated Statements of Operations

For the Years Ended December 31,

(In thousands, except per share data)

	2014	2013
Revenue:
Product revenue	$124,477	$118,911
Service revenue	47,579	47,290

Total revenue	172,056	166,201
Cost of sales	116,278	108,208

Gross profit	55,778	57,993

Operating expenses:
Product development and engineering	20,833	19,381
Selling, general and administrative	42,695	42,993

Total operating expenses	63,528	62,374

Operating loss	(7,750)	(4,381)
Interest expense	(329)	(526)
Other income (expense), net	227	(407)

Loss before provision for income taxes	(7,852)	(5,314)
Provision for income taxes	4,303	1,508

Net Loss	$(12,155)	$(6,822)

Net loss per share—basic	$(1.66)	$(0.91)
Net loss per share—diluted	$(1.66)	$(0.91)
Weighted average number of shares:
Basic	7,344	7,484
Diluted	7,344	7,484

The accompanying notes are an integral part of these consolidated financial statements.

MRV Communications, Inc.

Consolidated Statements of Comprehensive Loss

For the Years Ended December 31,

(In thousands)

	2014	2013
Net loss	$(12,155)	$(6,822)
Other comprehensive income (loss), net of tax
Foreign currency translation gain (loss)	(3,265)	882

Total comprehensive loss	$(15,420)	$(5,940)

The accompanying notes are an integral part of these consolidated financial statements.

MRV Communications, Inc.

Consolidated Balance Sheets

(In thousands, except par values)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$22,422	$27,591
Restricted time deposits	235	249
Accounts receivable, net	43,513	49,990
Other receivables	11,012	8,220
Inventories, net	21,683	22,981
Income taxes receivable	558	1,256
Deferred income taxes	535	1,219
Other current assets	5,454	5,664

Total current assets	105,412	117,170
Property and equipment, net	4,890	5,555
Deferred income taxes	2,105	3,694
Intangible assets, net	1,364	873
Other assets	801	655

Total assets	$114,572	$127,947

Liabilities and stockholders' equity
Current liabilities:
Short-term debt	$5,402	$4,320
Deferred consideration payable	233	233
Accounts payable	24,327	23,991
Accrued liabilities	14,545	19,463
Deferred revenue	13,527	10,557
Other current liabilities	297	357

Total current liabilities	58,331	58,921
Other long-term liabilities	5,271	5,236
Commitments and contingencies (Note 9)
Stockholders' equity:
Preferred Stock, $0.01 par value: Authorized—1,000 shares; no shares issued or outstanding	—	—
Common Stock, $0.0017 par value:
Authorized—16,000 shares
Issued—8,242 shares in 2014 and 8,143 shares in 2013
Outstanding—7,386 shares in 2014 and 7,286 in 2013	270	270
Additional paid-in capital	1,284,483	1,281,883
Accumulated deficit	(1,220,492)	(1,208,337)
Treasury stock—856 shares in 2014 and 2013	(10,412)	(10,412)
Accumulated other comprehensive (loss) income	(2,879)	386

Total stockholders' equity	50,970	63,790

Total liabilities and stockholders' equity	$114,572	$127,947

The accompanying notes are an integral part of these consolidated financial statements.

MRV Communications, Inc.

Consolidated Statements of Stockholders' Equity

For the Years Ended December 31, 2014 and 2013

(In thousands, except per share data)

	Common Stock					Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital	Accumulated Deficit	Treasury Stock		Total Equity
	Shares	Amount
Balance, December 31, 2012	7,594	$270	$1,281,170	$(1,201,515)	$(6,528)	$(496)	$72,901
Purchase of treasury shares	(389)	—	—	—	(3,884)	—	(3,884)
Share-based compensation	81	—	713	—	—	—	713
Net loss	—	—	—	(6,822)	—	—	(6,822)
Other comprehensive income	—	—	—	—	—	882	882

Balance, December 31, 2013	7,286	270	1,281,883	(1,208,337)	(10,412)	386	63,790
Exercise of stock options and warrants	100	—	1,641	—	—	—	1,641
Share-based compensation	—	—	959	—	—	—	959
Net loss	—	—	—	(12,155)	—	—	(12,155)
Other comprehensive (loss)	—	—	—	—	—	(3,265)	(3,265)

Balance, December 31, 2014	7,386	$270	$1,284,483	$(1,220,492)	$(10,412)	$(2,879)	$50,970

The accompanying notes are an integral part of these consolidated financial statements.

MRV Communications, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31,

(In thousands)

	2014	2013
Cash flows from operating activities:
Net loss	$(12,155)	$(6,822)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,256	1,833
Share-based compensation expense	959	713
Provision for doubtful accounts	95	580
Deferred income taxes	1,922	(57)
Loss on disposition of property and equipment	11	26
Changes in operating assets and liabilities:
Accounts and other receivables	3,162	(17,417)
Inventories	82	(43)
Other assets	(4,177)	9,067
Accounts payable	2,747	2,993
Accrued liabilities	(2,333)	2,478
Income tax payable	—	(41)
Deferred revenue	3,459	3,146
Other current liabilities	(164)	(444)

Net cash used in operating activities	(4,136)	(3,988)

Cash flows from investing activities:
Purchases of property and equipment	(1,491)	(3,662)
Purchases of intangible assets	(650)	(473)
Change in restricted time deposits	13	(9)

Net cash used in provided by investing activities	(2,128)	(4,144)

Cash flows from financing activities:
Borrowings on short-term debt	21,638	11,219
Payments on short-term debt	(19,843)	(12,347)
Proceeds from exercise of stock options	72	—
Payments for shares repurchased for tax withholdings on vesting of restricted stock awards	(87)	—
Purchase of treasury shares	—	(3,884)

Net cash provided by (used in) financing activities	1,780	(5,012)

Effect of exchange rate changes on cash and cash equivalents	(685)	126

Net decrease in cash and cash equivalents	(5,169)	(13,018)
Cash and cash equivalents, beginning of year	27,591	40,609

Cash and cash equivalents, end of period	$22,422	$27,591

Supplemental disclosure of cash flow information:
Cash paid during year for interest	$283	$291
Cash paid during year for income taxes	$1,791	$1,800

The accompanying notes are an integral part of these consolidated financial statements.

MRV Communications, Inc.

Notes to Consolidated Financial Statements

1. Description of Business and Basis of Presentation

Description of Business

        MRV Communications, Inc. ("MRV" or the "Company"), a Delaware corporation, is a global supplier of communications solutions to telecommunications service providers, enterprises and governments throughout the world. MRV's products enable customers to provide high-bandwidth data and video services and mobile communications services more efficiently and cost effectively. MRV markets and sells its products worldwide, through a variety of channels, which include a dedicated direct sales force, manufacturers' representatives, value-added-resellers, distributors and systems integrators. MRV conducts its business along two principal segments: the Network Equipment segment and the Network Integration segment. MRV's Network Equipment segment designs, manufactures, sells, and services equipment used by commercial customers, governments, and telecommunications service providers. Products include switches, optical transport platforms, physical layer products and out-of-band management products, and specialized networking products. The Network Integration segment which primarily operates in Italy, provides network system design, integration and distribution services that include products manufactured by third-party vendors.

Basis of Presentation

        MRV's fiscal year is based on the calendar year ending on December 31. The accompanying consolidated financial statements include the accounts of MRV and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated. MRV consolidates the financial results of less than majority-owned subsidiaries when it has effective control, voting control, or has provided the entity's working capital. When investment by others in these enterprises reduces the Company's voting control below 50%, MRV discontinues consolidation and uses the cost or equity method of accounting for these investments, unless otherwise required.

2. Summary of Significant Accounting Policies

Foreign Currency

        Transactions originally denominated in other currencies are remeasured into functional currencies. Increases or decreases in the expected amount of cash flows upon settlement of the transaction caused by changes in exchange rates are recorded as foreign currency transaction gains and losses and are included in other income, net.

        Except for our operations in Israel, the Company's foreign operations use the local currency as the functional currency, and assets and liabilities are translated from the local currencies into U.S. dollars, the reporting currency of the Company, at the exchange rate prevailing at the balance sheet date. Revenues, expenses and cash flows are translated at weighted average exchange rates for the period to approximate translation at the exchange rate prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income or loss. The functional currency of our Israeli subsidiary is the U.S. dollar, as the U.S. dollar is the currency used in the primary operations in which the subsidiary operates.

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Revenue Recognition

        MRV's Network Equipment segment's major revenue-generating products consist of switches and routers, console management, physical layer products, and fiber optic components. We recognize product revenue, net of sales discounts, returns and allowances, when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable and collection is considered reasonably assured. Products are generally shipped "FOB shipping point," with no right of return and revenue is recognized upon shipment. If revenue is to be recognized upon delivery, such delivery date is tracked through information provided by the third party shipping company we use to deliver the product to the customer. Network Integration resells third party products. We recognize revenue on these sales on a gross basis, as a principal, because we are the primary obligor in the arrangement, we are exposed to inventory and credit risk, we negotiate the selling prices, and we sell the products as part of a solution in which we provide services. Sales of services and system support are deferred and recognized ratably over the contract period. Sales to end customers with contingencies, such as rights of return, rotation rights, conditional acceptance provisions and price protection, are infrequent and insignificant and are deferred until the contingencies have been satisfied or the contingent period has lapsed. For sales to distributors, we generally recognize revenue when product is sold to the distributor rather than when the product is sold by the distributor to the end user. In certain circumstances, distributors have limited rights of return, including stock rotation rights, and/or are entitled to price protection, where a rebate credit may be provided to the customer if we lower our price on products held in the distributor's inventory. We estimate and establish allowances for expected future product returns and credits. We record a reduction in revenue for estimated future product returns and future credits to be issued to the customer in the period in which revenue is recognized, and for future credits to be issued in relation to price protection at the time we make changes to our distributor price book. We monitor product returns and potential price adjustments on an ongoing basis and estimate future returns and credits based on historical sales returns, analysis of credit memo data, and other factors known at the time of revenue recognition.

        MRV collects sales taxes from its customers to remit to the applicable taxing authorities. These amounts are not included in revenues, but are included on the balance sheet in accrued liabilities.

        Amounts billed to customers in a sale transaction related to shipping and handling represent revenues earned for goods provided and are classified as revenue. Shipping and handling costs are classified as cost of sales.

        MRV generally warrants its products against defects in materials and workmanship for 90 days to three year periods. The estimated cost of warranty obligations and sales returns and other allowances are recognized at the time of revenue recognition based on contract terms and prior claims experience.

        Accounting for Multiple-Element Arrangements entered into prior to January 1, 2011.    Arrangements with customers may include multiple deliverables involving combinations of equipment, services and software. In accordance with ASC 605-25 Multiple-Element Arrangements, the entire fee from the arrangement is allocated to each respective element based on its relative fair value and recognized when revenue recognition criteria for each element is met. Fair value for each element is established based on the sales price charged when the same element is sold separately. If multiple element arrangements include software or software-related elements, we apply the provisions of ASC 985-605

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Software to the software and software-related elements, or to the entire arrangement if the software is essential to the functionality of the non-software elements.

        Accounting for Multiple-Element Arrangements entered into or materially altered after January 1, 2011.    We allocate arrangement consideration at the inception of the arrangement to all deliverables using the relative selling price method. The selling price we use for each deliverable is based on (a) vendor-specific objective evidence if available; (b) third-party evidence if vendor-specific objective evidence is not available; or (c) best estimate of selling price if neither vendor-specific objective evidence nor third-party evidence is available. We allocate discounts in the arrangement proportionally on the basis of the selling price of each deliverable.

Cash and Cash Equivalents

        MRV treats highly liquid investments with an original maturity of 90 days or less as cash equivalents. Investments with maturities of less than one year are considered short-term and are included on the balance sheet in restricted time deposits. MRV maintains cash balances and investments in qualified financial institutions, and at various times such amounts are in excess of federal insured limits. As of December 31, 2014, the Company's U.S. entities held $13.3 million in various U.S. deposit accounts and a money market account. The remaining $9.1 million was held by the company's foreign subsidiaries in foreign bank deposit accounts.

Restricted Time Deposits

        Restricted time deposits represent investments that are restricted as to withdrawal or use and are primarily in foreign subsidiaries. Restricted time deposits generally secure standby letters of credit, bank lines of credit, or bank loans. When investments in restricted time deposits are directly related to an underlying bank loan and the restricted funds will be used to repay the loans, the investment and the subsequent release of the restricted time deposit are treated as investing activities in the Company's Consolidated Statements of Cash Flows. The other investments in and releases of restricted time deposits are included in investing activities because the funds are invested in certificates of deposit.

Concentration of Credit Risk, Accounts Receivable and Allowance for Doubtful Accounts

        Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and cash equivalents placed with high credit quality institutions and accounts receivable due from customers. Management evaluates the collectability of accounts receivable based on a combination of factors. If management becomes aware of a customer's inability to meet its financial obligations after a sale has occurred, the Company records an allowance to reduce the net receivable to the amount that it reasonably believes to be collectable from the customer. If the financial conditions of MRV's customers were to deteriorate or if economic conditions worsen, additional allowances may be required in the future. Accounts receivable are charged off at the point they are considered uncollectible.

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

        The following table summarizes the changes in the allowance for doubtful accounts (in thousands):

Year ended:	Balance at beginning of period	Charged to expense	Deductions	Effect of foreign currency exchange rates	Balance at end of period
December 31, 2013	$1,732	580	(167)	37	$2,182
December 31, 2014	$2,182	95	(393)	(126)	$1,758

        As of December 31, 2014 and 2013, Telecom Italia S.p.A., a Network Integration segment customer, accounted for 29% and 27% of gross accounts receivables, respectively. As of December 31, 2014 and 2013, Fastweb S.p.A., another Network Integration segment customer, accounted for 5% and 22% of gross accounts receivables, respectively.

Inventories

        Inventories are stated at the lower of cost or market and consist of material, labor and overhead. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out basis. If management estimates that the net realizable value is less than the cost of the inventory, an adjustment to the cost basis is recorded through a charge to cost of sales to reduce the carrying value to net realizable value. At each balance sheet date, management evaluates the ending inventories for excess quantities or obsolescence. This evaluation includes analysis of sales levels and projections of future demand. Based on this evaluation, management writes down the inventory to net realizable value if necessary. At the time of recording the write-down, a new, lower cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration of, or increase in, that newly established cost basis.

        Inventories, net of reserves, consisted of the following (in thousands):

December 31:	2014	2013
Raw materials	$3,663	$5,723
Work-in process	641	1,121
Finished goods	17,379	16,137

Total inventories	$21,683	$22,981

Property and Equipment

        Property and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred and the costs of additions and betterments that increase the useful lives of the assets are capitalized. When property or equipment are disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in other income, net, in the accompanying Consolidated Statements of Operations.

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

        Property and equipment, at cost, consisted of the following (in thousands):

December 31:	2014	2013
Machinery and equipment	$7,603	$7,448
Computer hardware and software	6,650	6,653
Leasehold improvements	2,651	2,354
Furniture and fixtures	1,462	1,411
Construction in progress	181	413

Total property and equipment, at cost	18,547	18,279
Less—accumulated depreciation and amortization	(13,657)	(12,724)

Total property and equipment	$4,890	$5,555

        Depreciation is computed using the straight line method over the estimated useful lives of the related assets, as follows:

	Life (years)
Asset category	From	To
Machinery and equipment	2	5
Computer hardware and software	3	7
Leasehold improvements	1	10
Furniture and fixtures	3	15

        Depreciation expense for the years ended December 31, 2014 and 2013 was $2.1 million and $1.8 million, respectively.

Intangible Assets

        Intangible assets with indefinite lives are not amortized, but instead are measured for impairment at least annually, or when events indicate that impairment exists. MRV's annual impairment review date is October 1. Reviews for impairment are performed at each of MRV's reporting units. Intangible assets that are determined to have definite lives are amortized over their useful lives. The Company recorded an impairment charge of $0.1 million during the year ended December 31, 2014. The Company did not record any impairment charges for the year ended December 31, 2013. See Note 3 "Goodwill and Other Intangible Assets" for further information.

Impairment of Long-Lived Assets

        MRV evaluates its long-term tangible assets, such as property and equipment and other long-term assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. The Company takes into consideration events or changes such as product discontinuance, plant closures, product dispositions and history of operating losses or other changes in circumstances to indicate that the carrying amount may not be recoverable. The carrying value of an asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the estimated fair value. Fair value is determined using the anticipated cash flows discounted at

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

a rate based on our weighted average cost of capital, which represents the blended after-tax costs of debt and equity. There was no impairment loss on tangible assets during the two years ended December 31, 2014.

Fair Value of Financial Instruments

        MRV's financial instruments including cash and cash equivalents, restricted time deposits, accounts receivable, other receivables, accounts payable, accrued liabilities and short-term debt obligations are carried at cost, which approximates their fair value. The fair values of accounts receivable and accounts payable approximate their carrying amounts due to their short-term nature. Short-term debt obligations have variable interest rates, which reset frequently; therefore, their carrying values do not materially differ from their calculated aggregate fair value.

        The Company follows a framework for measuring fair value, using a three-level hierarchy that prioritizes the use of observable inputs. The fair value hierarchy is divided into three levels based on the source of inputs as follows: Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access; Level 2—Valuations for which all significant inputs are observable, either directly or indirectly, other than level 1 inputs for similar instruments; Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

        All of MRV's financial assets and a majority of its financial liabilities that are measured at fair value are measured using the unadjusted quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the "exit price") in an orderly transaction between market participants at the measurement date. Management has not elected the fair value for non-financial assets and liabilities.

        As of December 31, 2014 and 2013, the Company had cash equivalents consisting of money market funds of $10.6 million and $14.0 million, respectively that were classified as Level 1 investments and were quoted at market price. Cash equivalents are included in the consolidated balance sheets as follows (in thousands):

	Cost	Fair Value
December 31, 2014	$10,606	$10,606
December 31, 2013	$14,001	$14,001

        During 2014, the Company updated the estimated fair value of 250,000 warrants originally recorded as a liability that was awarded to plaintiffs' counsel on February 18, 2014 in a litigation matter, see Note 9, Commitments and Contingencies. In calculating the fair value, the Company used Black Scholes option pricing model including a volatility of 41% based on the Company's historical quoted prices and peer company data, the risk free interest rate of 1.5% and the 5 years expected term of the warrants. Volatility based on both the Company's historical quoted prices and peer company data was used as the Company's stock is thinly traded. The resulting fair value was $6.59 per warrant. In relation to this revaluation, the Company recorded expense of $0.4 million for the three months ended March 31, 2014. No additional expense was recorded in any periods subsequent to the three months ended March 31, 2014. Upon issuance and revaluation, the warrants, met the requirements necessary

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

for equity classification and were removed from liabilities and recorded as a component of additional paid in capital.

        During the three months ended December 31, 2014, one of plaintiffs' counsel exercised 152,500 warrants under the 'cashless' exercise provisions contained within the warrant agreement, leaving 97,500 warrants still available for future exercise.

Other Current Assets

        Other current assets include prepaid expenses that will be consumed within a twelve month period. Prepaid expenses included in other assets were $4.7 million and $4.2 million as of December 31, 2014 and 2013, respectively.

Liability for Severance Pay

        Under the laws of certain foreign jurisdictions, MRV is obligated to make severance payments to employees in those foreign jurisdictions on the basis of factors such as each employee's current salary and length of employment. The liability for severance pay is calculated as the amount that the Company would be required to pay if every employee were to separate as of the end of the period, and is recorded as part of other long-term liabilities.

Cost of Sales

        Cost of sales includes material, depreciation on fixed assets used in the manufacturing process, shipping costs, direct labor and overhead. The portion of cost of sales related to product revenue was $82.6 million and $74.1 million for the years ended December 31, 2014 and 2013, respectively. The portion of cost of sales related to service revenue was $33.7 million and $34.1 million for the years ended December 31, 2014 and 2013, respectively.

Product Development and Engineering

        Product development and engineering costs are charged to expense as incurred.

Software Development Costs

        Development costs related to software products for sale or to be included in our products are expensed as incurred until the technological feasibility of the product has been established. Technological feasibility occurs when a working model is completed. After technological feasibility is established, additional costs are capitalized. We believe that our process for internally developed software is essentially completed concurrent with the establishment of technological feasibility, and, accordingly, no software development costs for internally developed software have been capitalized to date.

Internal Use Software Development Costs

        Any software that we acquire, internally develop, or modify solely to meet our internal needs, and for which we have no substantive plan to market the software externally, is capitalized during the development phase. Costs incurred during the research phase are expensed as incurred. During the year ended December 31, 2013, we implemented a new enterprise-wide software for which we capitalized the development costs. The costs of which are included in property and equipment on the Consolidated Balance Sheets. There were no such costs capitalized during the year ended December 31, 2014.

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Sales and Marketing

        Sales and marketing costs are charged to expense as incurred. For the years ended December 31, 2014 and 2013, advertising and trade show costs were $1.2 million and $1.1 million, respectively.

Income Taxes

        We account for income taxes using the liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

        We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

        We recognize interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statement of operations if the sustainability of the uncertain tax position does not meet the "more likely than not" recognition threshold based on its technical merits. Accrued interest and penalties are included within the related tax liability line in the consolidated balance sheet.

Net Income (Loss) Per Share

        Basic net income (loss) per share is computed using the weighted average number of shares of common stock ("Common Stock") outstanding, including restricted shares which, although they are legally outstanding and have voting rights, are subject to vesting and are treated as common stock equivalents in calculating basic net income (loss) per share. Diluted net income (loss) per share is computed using the weighted average number of shares of Common Stock outstanding and dilutive potential shares of Common Stock from stock options outstanding during the period. Diluted shares outstanding include the dilutive effect of in-the-money options, which is calculated based on the average share price for each period using the treasury stock method.

        Employee equity share options, non-vested shares and similar equity instruments granted by MRV, are treated as potential shares of common stock outstanding in computing diluted net income per share. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service not yet recognized, and the amount of income tax benefits that would be realized and recorded in additional paid-in capital if the deduction for the award would reduce income taxes payable are assumed to be used to repurchase shares.

        Outstanding stock options to purchase 309,309 and 325,837 shares were excluded from the computation of dilutive shares for the years ended December 31, 2014 and 2013, respectively as they

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

were anti-dilutive because of the net loss from continuing operations. Treasury shares are excluded from the number of shares outstanding.

        On December 3, 2012, the Company's Board of Directors approved a repurchase of shares of Common Stock of the Company in an amount up to $10.0 million under a Stock Repurchase Program that expired on December 31, 2013. Under this program, the Company repurchased 261,873 shares at a total cost of $2.6 million during the year ended December 31, 2013. The Company repurchased 302,178 shares at a total cost of approximately $3.0 million under this Stock Repurchase Program through December 31, 2013.

        On August 15, 2013, the Company's Board of Directors terminated the existing stock repurchase plan and approved a replacement repurchase plan on substantially the same terms in an amount up to $7.0 million that expired on May 14, 2014. From August 15, 2013, through December 31, 2013, the Company repurchased 127,510 shares at a total cost of approximately $1.3 million. No additional shares were repurchased during year ended December 31, 2014, under this plan.

        On December 16, 2014, the Company announced that the Board of Directors approved a repurchase of shares of Common Stock of the Company in an amount up to $8.0 million under a Stock Repurchase Program. The program expires on November 13, 2015. The Company did not have any share repurchases settle under this program through December 31, 2014.

Share-Based Compensation

        The Company accounts for stock-based payment awards at fair value at the grant date. The fair value of stock options and warrants are determined using the Black-Scholes valuation model. The assumptions used in calculating the fair value of share-based payment awards represent MRV's best estimates. Those estimates may be impacted by certain variables including stock price volatility, employee stock option exercise behaviors, additional stock option grants, estimates of forfeitures, and the related income tax impact. Stock-based compensation cost is recorded as expense using the straight-line method over the requisite service period or vesting period.

Accounting Standards Recently Adopted

        In July 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2013-11, "Income Taxes—Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carry Forward, a Similar Tax Loss, or a Tax Credit Carry Forwards Exists" ("ASU 2013-11"). ASU 2013-11 requires entities to present the unrecognized tax benefits in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward. The Company adopted this standard effective January 1, 2014. The Company's adoption of ASU 2013-11 did not have a material impact on the consolidated financial statements and footnote disclosures.

        In November 2014, the FASB issued ASU No. 2014-17, "Pushdown Accounting" ("ASU 2014-17"). ASU 2014-17 provides guidance on determining and at what threshold pushdown accounting should be established in an acquired entity's separate financial statements. The amendments also provide that an acquired entity may elect to apply pushdown accounting in its separate financial statements upon a change-in-control event in which an acquirer obtains control of the acquired entity. The amendments in

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

ASU 2014-17 are effective as of November 18, 2014. The Company's adoption of ASU 2014-17 did not have a material impact on the consolidated financial statements and footnote disclosures.

Recently Issued Accounting Standards Not Yet Effective

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)," ("ASU 2014-09"). ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. The new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. The pronouncement is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is not permitted. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. Management is currently evaluating the impact that adopting this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

        In June 2014, the FASB issued ASU No. 2014-12, "Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period" ("ASU 2014-12"). The amendments in ASU 2014-12 require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Accounting Standards Codification Topic No. 718, "Compensation—Stock Compensation" ("ASC 718"), as it relates to awards with performance conditions that affect vesting to account for such awards. The amendments in ASU 2014-12 are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted. Entities may apply the amendments in ASU 2014-12 either: (i) prospectively to all awards granted or modified after the effective date; or (ii) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. Management is currently evaluating the potential impact of the adoption of the new guidance, however does not expect the adoption of this new guidance to have a material impact on its consolidated financial statements and footnote disclosures.

        In August 2014, the FASB issued ASU No. 2014-15, "Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern" ("ASU 2014-15"). ASU 2014-15 provides guidance on management's responsibility in evaluating whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for the Company in its fourth quarter of fiscal 2017 with early adoption permitted. Management is currently evaluating the potential impact of the adoption of the new guidance, which may impact our disclosures at the time of adoption.

        In January 2015, the FASB issued ASU No. 2015-01, "Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items" ("ASU 2015-01"). ASU 2015-01 eliminates the concept of an extraordinary item from U.S. generally accepted accounting principles ("GAAP"). As a result, an entity will no longer be required to segregate extraordinary items from the results of ordinary operations, to

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

separately present an extraordinary item on its income statement, net of tax, after income from continuing operations or to disclose income taxes and earnings-per-share data applicable to an extraordinary item. However, ASU 2015-01 will still retain the presentation and disclosure guidance for items that are unusual in nature and occur infrequently. ASU 2015-01 will be effective for the Company in its first quarter of fiscal 2017. Management is currently evaluating the potential impact of the adoption of the new guidance, however does not expect the adoption of this new guidance to have a material impact on its consolidated financial statements and footnote disclosures.

Use of Estimates

        The preparation of these consolidated financial statements require management to make certain estimates, assumptions and judgments that can affect the reported amounts of assets and liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the periods presented. On an ongoing basis, management evaluates its significant estimates and assumptions, including those related to revenue recognition, stock-based compensation, inventory valuation, accrued warranty, allowance for doubtful accounts, and accounting for income taxes. Management bases its estimates on historical and anticipated results, trends and on various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results could differ materially from those estimates.

Correction of an Immaterial Error

        During the six months ended June 30, 2014, the Company recorded an out-of-period adjustment to defer previously recognized revenue of $2.0 million, which resulted in an increase to after-tax net loss of $0.1 million for the six months ended June 30, 2014. The Company reduced cost of sales by $1.8 million, gross profit by $0.2 million and the provision for income taxes by $0.1 million related to prior periods to remove the effect of the previously recognized revenue for the six months ended June 30, 2014. These out of period adjustments also resulted in an increase in Inventory of $1.9 million, deferred revenue of $2.0 million and deferred income taxes, net of current portion by $0.1 million at of June 30, 2014. The impact on accumulated deficit and stockholder's equity was a reduction of $0.1 million as of June 30, 2014. Management evaluated the effects of this adjustment on the Company's consolidated financial statements and concluded that the error was not material to any prior periods, individually or in the aggregate. During the six months ended December 31, 2014, the Company recognized $1.4 million of revenue and $0.1 million gross profit, reducing the impact on deferred revenue, inventory and gross profit for the out-of-period adjustment to $0.6 million, $0.5 million and $0.1 million, respectively for the year ended December 31, 2014. The impact on accumulated deficit and stockholder's equity was a reduction of $0.1 million as of December 31, 2014.

3. Goodwill and Other Intangible Assets

        In accordance with ASC 350 Intangibles—Goodwill and Other, goodwill and intangibles with indefinite lives are not amortized, but instead measured for impairment at least annually or when events indicate that impairment exists.

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

3. Goodwill and Other Intangible Assets (Continued)

        The Company did not have any remaining goodwill on its Consolidated Balance Sheets as of December 31, 2014 and 2013.

        Intangible assets, net of amortization totaled $1.4 million and $0.9 million as of December 31, 2014 and 2013, respectively, and consist of intellectual property purchased during the years ended December 31, 2014 and 2013. A portion of these assets, approximating $0.4 million, which represent software license agreements, were placed into service during the year ended December 31, 2014. Amortization of intangible assets was $0.05 million for the year ended December 31, 2014. None of these assets were in service as of December 31, 2013, therefore amortization of other intangible assets was zero for the year ended December 31, 2013. The terms of the some of these license agreements provide for use of the licensed software into perpetuity while others are more definite. The Company plans to amortize the cost of the license agreements over the estimated useful life, which can range between three to five years. The Company recorded an impairment charge of $0.1 million during the year ended December 31, 2014 on one of the software license agreements placed into service. The Company did not record any impairment charges related to intangible assets for the year ended December 31, 2013. As of December 31, 2014, intangible assets not yet placed into service totaled approximately $1.1 million.

        The following table illustrates the estimated future amortization expense of intangible assets as of December 31, 2014 (in thousands):

Year ending December 31,	Estimated Amortization Expense
2015	$167
2016	328
2017	280
2018	214
2019	214
Thereafter	161

Total	$1,364

4. Accrued Liabilities

        Accrued liabilities consisted of the following (in thousands):

December 31:	2014	2013
Payroll and related	$9,068	$9,537
Professional fees	1,441	1,400
Non-income taxes	1,544	3,223
Product warranty	616	578
Deferred rent	160	278
Derivative litigation settlement	—	1,241
Other	1,716	3,206

Total accrued liabilities	$14,545	$19,463

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

4. Accrued Liabilities (Continued)

        Total derivative litigation cost in excess of insurance limits was $1.9 million through December 31, 2013. See Note 9, Commitments and Contingencies.

5. Income Taxes

        For financial reporting purposes, loss before provision for income taxes includes the following (in thousands):

Years ended December 31:	2014	2013
United States	$(7,993)	$(4,096)
Foreign	141	(1,218)

Loss before provision for income taxes	$(7,852)	$(5,314)

        The provision (benefit) for income taxes consists of the following (in thousands):

Years ended December 31:	2014	2013
Current:
State	$(89)	$(56)
Foreign	2,470	1,621

Total current	2,381	1,565

Deferred:
Federal	—	—
State	—	—
Foreign	1,922	(57)

Total deferred	1,922	(57)

Provision (benefit) for income taxes	$4,303	$1,508

        The income tax provision differs from the amount computed by applying the federal statutory income tax rate as follows:

Years ended December 31:	2014	2013
Income tax provision, at statutory federal rate	34%	34%
State and local income taxes, net of federal income taxes effect	6	5
Credits	—	—
Permanent differences	(10)	(13)
Goodwill impairment	—	—
Fiberxon settlement	—	—
Foreign taxes at rates different than domestic rates	(4)	(7)
Change in valuation allowance	(76)	(49)
Change in reserve for uncertain tax positions	—	(3)
Other adjustments	(5)	5

Effective tax rate	(55)%	(28)%

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

5. Income Taxes (Continued)

        The components of deferred income taxes consist of the following (in thousands):

December 31:	2014	2013
Allowance for doubtful accounts	$389	$415
Inventory reserve	2,814	1,954
Accrued liabilities	2,846	2,694
Other	5,446	5,791

	11,495	10,854
Valuation allowance	(10,960)	(9,635)

Net current deferred income tax assets	535	1,219

Net operating losses	91,085	88,086
Depreciation and amortization	370	439
Capital loss carry forwards	38,755	38,951

	130,210	127,476
Valuation allowance	(128,105)	(123,782)

Net long-term deferred income tax asset	2,105	3,694

Total deferred income taxes	$2,640	$4,913

        MRV records valuation allowances against deferred income tax assets, when necessary. Realization of deferred income tax assets, such as net operating loss ("NOL") carry forwards and income tax credits, is dependent on future taxable earnings and is therefore uncertain. At least quarterly, the Company assesses the likelihood that the deferred income tax asset balance will be recovered from future taxable income. To the extent management believes that recovery is unlikely, the Company establishes a valuation allowance against the deferred income tax asset, which increases income tax expense in the period such determination is made. During the year ended December 31, 2014, the Company recorded an increase to the valuation allowance totaling $5.6 million against deferred income tax assets from: (1) $2.6 million and $1.1 million of deferred tax assets principally from current year domestic and foreign net operating losses; and (2) $1.9 million of deferred tax assets principally from prior year foreign net operating losses, respectively, that do not meet the more likely than not threshold for realization. Our unreserved net deferred tax assets amounted to $2.6 million at December 31, 2014, which was exclusively part of our Israeli subsidiary operations; and $4.9 million at December 31, 2013, which were part of our Israeli and German subsidiaries operations.

        The change in the valuation allowance is as follows (in millions):

December 31:	2014	2013
Balance at beginning of period	$(133.4)	$(138.2)
(Increase) decrease in valuation allowance	(5.6)	4.8

Balance at end of period	$(139.0)	$(133.4)

        As of December 31, 2014, MRV had federal, state, and foreign NOL carry-forwards available of $179.7 million, $100.7 million and $97.3 million, respectively. For the year ended December 31, 2014, federal NOL carry-forwards increased by $7.4 million, and state net operating loss carry-forwards

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

5. Income Taxes (Continued)

increased by $7.9 million. For federal and state income tax purposes, the NOLs expire beginning in 2015 and are available to offset future taxable income through 2034. Certain foreign NOL carry-forwards and tax credits are available indefinitely. Additionally, the Company had capital loss carry-forwards of $110.5 million and $24.0 million for federal and state tax purposes, respectively as December 31, 2014. The capital loss carry-forwards, which were generated by the sale of Source Photonics, expire in 2015. Under the Internal Revenue Code, if a corporation undergoes an "ownership change," the corporation's ability to use its pre-change NOLs, capital loss carry-forwards and other pre-change tax attributes to offset its post-change income may be limited. An ownership change is generally defined as a greater than 50% change in its equity ownership by value over a three-year period. We may experience an ownership change in the future as a result of subsequent shifts in our stock ownership. If we were to trigger an ownership change in the future, our ability to use any NOLs and capital loss carry-forwards existing at that time could be limited. As of December 31, 2014, the US federal and state NOLs had a full valuation allowance.

        MRV recognizes tax benefits associated with the exercise of stock options and vesting of restricted stock directly to stockholders' equity only when realized. Accordingly, deferred tax assets are not recognized for NOL carry forwards resulting from these tax benefits. A tax benefit occurs when the actual tax benefit realized upon an employee's disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award. At December 31, 2014, deferred tax assets do not include $3.2 million of loss carryovers from share-based compensation.

        MRV has not recorded U.S. income tax expense for foreign earnings that it has declared as indefinitely reinvested offshore, thus reducing its overall income tax expense. At December 31, 2014, MRV had approximately $27.6 million of accumulated but undistributed earnings at certain foreign entities. The amount of earnings designated as indefinitely reinvested offshore is based upon our expectations of the future cash needs of the Company's foreign entities. Income tax considerations are also a factor in determining the amount of foreign earnings to be repatriated. In the event actual cash needs of the Company's U.S. entities exceed current expectations or the actual cash needs of the Company's foreign entities are less than expected, the Company may need to repatriate foreign earnings that have been designated as indefinitely reinvested offshore. This would result in recording additional U.S. income tax expense. It is not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.

        The tax years 2002-2014 remain open to examination by the major taxing jurisdictions to which the Company is subject. The Company does not anticipate a significant change to the total amount of unrecognized tax benefits within the next 12 months.

        The Company or one of its subsidiaries files income tax returns in the US federal jurisdiction, and various state and foreign jurisdictions. A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in thousands):

December 31:	2014	2013
Balance at beginning of period	$(134)	$—
Reductions related to prior year positions	34	(134)

Balance at end of period	$(100)	$(134)

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

5. Income Taxes (Continued)

        Substantially all of the uncertain tax benefits as of December 31, 2014, if recognized, would affect the effective tax rate. The Company recognizes interest related to unrecognized tax benefits in interest expense and penalties in operating expenses. The tax years 2001-2014 remain open to examination by the major taxing jurisdictions to which the Company is subject. Management does not anticipate a significant change to the total amount of unrecognized tax benefits within the next 12 months.

        On September 13, 2013, Treasury and the Internal Revenue Service issued final regulations regarding the deduction and capitalization of expenditures related to tangible property. The final regulations under Internal Revenue Code Sections 162, 167 and 263(a) apply to amounts paid to acquire, produce, or improve tangible property as well as dispositions of such property and are generally effective for tax years beginning on or after January 1, 2014. We have evaluated these regulations and determined they will not have a material impact on our consolidated results of operations, cash flows or financial position.

6. Short-Term Debt

        Short-term debt consists of secured and unsecured lines of credit and a short-term loan. As of December 31, 2014 and 2013, short-term debt totaled $5.4 million and $4.3 million, respectively. Short-term debt bears interest ranging from 1.7% to 2.4%, and the weighted average interest rate was approximately 2.1% and 2.2% as of December 31, 2014 and 2013, respectively. These obligations are incurred and settled in local currencies of the respective subsidiaries. See Note 16, Accounts Receivable Factoring.

7. Other long-term liabilities

        Other long-term liabilities consisted of the following (in thousands):

December 31:	2014	2013
Liability for severance pay	$3,591	$3,658
Long-term portion of deferred revenue	1,330	1,444
Other	350	134

Total other long-term liabilities	$5,271	$5,236

8. 401(k) Plan

        The Company sponsors a 401(k) plan to provide retirement benefits for its U.S. employees. As allowed under Section 401(k) of the Internal Revenue Code, MRV's plan provides for tax-deferred salary contributions for eligible employees. The Plan allows employees to contribute a portion of their annual compensation to the plan on a pretax basis. The Company currently matches pretax contributions up to 50% of the first 6% of eligible earnings contributed by employees. Matching contributions to the Plan totaled $562,299 and $334,661 for the years ended December 31, 2014 and 2013, respectively.

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Commitments and Contingencies

Lease Commitments

        MRV leases certain facilities and equipment under non-cancelable lease agreements expiring in various years through 2020. Following are the aggregate minimum annual lease payments under leases in effect as of December 31, 2014 (in thousands):

Year ending December 31,	Operating leases
2015	$2,302
2016	1,429
2017	1,072
2018	598
2019	413
Thereafter	118

Total	$5,932

        Rental expense under non-cancelable operating lease agreements for the years ended December 31, 2014, and 2013, was $2.5 million and $2.4 million, respectively.

        On October 8, 1996, the Company entered into a lease amendment for the lease of office space located in Chatsworth, CA. The current term of the lease is for 10 years through April 1, 2017, with no option to extend the lease term. The remaining lease payments over the current term will approximate $0.5 million. Pursuant to the amendment, the Company was granted an improvement allowance of $70,000 which is being amortized as a reduction to rent expense over the life of the lease.

        On June 30, 2005 the Company entered into a lease amendment as successor-in-interest to Luminent, Inc. for the lease of office and warehouse space located in Chatsworth, CA. The current term is through December 31, 2015, with an option to extend the lease five years. The remaining lease payments will approximate $0.2 million.

        On June 30, 2008, the Company entered into a lease amendment for the lease of office space located in Rome, Italy. The Company exercised its right to extend the lease through January 31, 2020. The remaining lease payments over the current term will approximate $1.2 million.

        On July 1, 2008, the Company entered into lease amendment for the lease of office space at another facility located in Rome, Italy. The Company exercised its right to extend the lease through January 31, 2020. The remaining lease payments over the current term will approximate $1.1 million.

        On December 16, 2009, the Company entered into a lease amendment with Chelmsford Associates, LLC for the lease of office space located in Chelmsford, MA. The term of the lease is for five years, six months from March 1, 2010, with an option to extend the lease term for a five year period. The remaining lease payments over the current term will approximate $0.2 million. Pursuant to the lease, the Company was granted rent abatement of $146,000, which is being amortized as a reduction to rent expense over the life of the lease.

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Commitments and Contingencies (Continued)

Purchase Commitments with Outsourcing Partners and Component Suppliers

        We utilize several outsourcing partners to manufacture sub-assemblies for the Company's products and to perform final assembly and testing of finished products. These outsourcing partners acquire components and build product based on demand information supplied by the Company, which typically covers periods up to 150 days. The Company also obtains individual components for its products from a wide variety of individual suppliers. Consistent with industry practice, the Company acquires components through a combination of purchase orders, supplier contracts, and open orders based on projected demand information. As of December 31, 2014, the Company had outstanding minimum future commitments for manufacturing and component purchases totaled $7.7 million.

Royalty Commitment

        Certain of MRV's Israeli subsidiaries are obligated to the Office of the Chief Scientist of the Government of Israel ("Chief Scientist") with respect to the government's participation in research and development expenses for certain products. The royalty to the Chief Scientist is recorded in cost of goods sold, and is calculated at a rate of 2.0% to 5.0% of sales of such products developed with the participation, up to the cost of such participation. The outstanding obligation as of December 31, 2014 is approximately $287,000. We have further reserved approximately $243,000 against a disputed claim that was raised in 2005, though the last correspondence with the Chief Scientist on the matter occurred in 2008. Amounts received from the participation of the Chief Scientist are offset against the related research and development expenses incurred. MRV did not receive participation from the Chief Scientist for the years ended December 31, 2014 and 2013.

Indemnification Obligations

        In connection with the sale by MRV of Source Photonics in October 2010, MRV agreed to indemnify the buyer against certain claims brought after the closing for prior-occurring events. Most of the indemnification obligations have expired, however any indemnification obligations related to intellectual property extend until the third anniversary of the closing, indemnification related to employee benefits, environmental liabilities and taxes extend until their applicable statute of limitations has run plus 90 days, and indemnification obligations are not time limited for title and ownership representations. These indemnification obligations are subject to a $1.0 million deductible and a $20.0 million cap and we have purchased an insurance policy to protect against such obligations.

        In connection with the sale by MRV of CES in March 2012, MRV agreed to indemnify the buyer for the representations and warranties made in the sale purchase agreement, and we have purchased an insurance policy to protect us against any claims of indemnification related to the representations and warranties. Our sale purchase agreements for the sale of Interdata and Alcadon also include customary indemnification obligations.

        We have agreements whereby our officers and directors are indemnified for certain events or occurrences while the officer or director is, or was, serving at our request in such capacity. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we retain directors and officers insurance that reduces our exposure and enables us to recover portions of amounts paid. As a result of our insurance coverage, we believe the estimated fair value of these indemnification agreements is minimal.

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Commitments and Contingencies (Continued)

        Accordingly, no liabilities have been recorded for these indemnifications agreements as of December 31, 2014 and 2013.

        In the normal course of business to facilitate sales of its products, MRV indemnifies other parties, including customers, lessors and parties to other transactions with us, with respect to certain matters. The Company has agreed to hold the other parties harmless against losses arising from a breach of representation or covenants, for intellectual property infringement, or other claims made against certain parties. These agreements may limit the time within which an indemnification claim can be made and the amount of the claim.

        In addition, the Company has indemnification obligations to its current and former officers, directors, employees and agents, as set forth in the Company's bylaws.

        We cannot estimate the amount of potential future payments, if any, that it might be required to make as a result of these obligations. Over the last decade, the Company has not incurred any significant expense as a result of obligations of this type that were not otherwise covered by our insurance policies. Accordingly, the Company has not accrued any amounts for such indemnification obligations. However, there can be no assurances that expenses will not be incurred under these indemnification provisions in the future.

Litigation

        We are subject to legal claims and litigation in the ordinary course of business, including but not limited to product liability, employment and intellectual property claims. The outcome of any such matters is currently not determinable. In addition, we were party to the litigation set forth below.

        From June to August 2008, five purported stockholder derivative and securities class action lawsuits were filed in the U.S. District Court in the Central District of California and one derivative lawsuit was filed in the Superior Court of the State of California against the Company and certain of our former officers and directors. The five lawsuits filed in the Central District of California were consolidated. Claims were asserted under Section 10(b) and 20(a) of the Exchange Act, and Rule 10b-5 promulgated thereunder. In November 2010, the judge overseeing the securities class action lawsuits gave final approval to a stipulated $10.0 million settlement agreement, which was covered by our director and officer insurance policies.

        On April 8, 2013 the Federal Court preliminarily approved a Stipulation of Settlement (the "Settlement Stipulation"), which includes, among other things, (a) a release of all claims relating to the derivative litigation for the Company, the individual defendants and the plaintiffs; (b) a provision that $2.5 million in cash be paid to the Company by the Company's insurance carriers; (c) payment of attorneys' fees to plaintiffs' counsel including $500,000 in cash and 250,000 warrants to purchase the Company's Common Stock, with a five-year term and strike price of the closing price of the Company's Common Stock on the date an order of the federal District Court approving the settlement becomes final; (d) the continued payment by the Company of applicable reasonable attorneys' fees for the individual defendants. On June 6, 2013, the Federal Court granted final approval of the Settlement Stipulation and on June 13, 2013 entered Judgment dismissing the federal derivative action with prejudice. On June 24, 2013, the State Court entered a dismissal with prejudice of the state derivative action. The Company was also required to undertake certain corporate governance reform actions, all of which have been implemented.

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Commitments and Contingencies (Continued)

        A majority of the costs related to the Company's and defendants' defense of these actions was paid by the Company's insurance carriers under its director and officer insurance policies, including the securities class action settlement. Insurance proceeds paid to the Company upon settlement of the derivative litigation were $1.0 million. However, MRV has paid and accrued $1.9 million for services of defense counsel and other parties through December 31, 2013 above the insured amount.

        In May 2014, a former customer of Tecnonet S.p.A.(Tecnonet), the Company's Italian subsidiary, filed a claim in an Italian civil court alleging that Tecnonet, and two of its third-party subcontractors, breached certain supply agreements with the customer, entered into between 2009 and 2011, by failing to have performed the contracted services. The plaintiff further alleges that Tecnonet was aware, at the time of entering into the supply agreements, that the customer's managing director had a conflict of interest involving the subcontractors. The plaintiff is claiming damages and restitution from Tecnonet and the subcontractors, jointly and severally, of approximately $3.0 million in the aggregate, plus costs. As of December 31, 2014, the Company has not accrued any liabilities related to this matter. While we believe that Tecnonet has valid defenses to the plaintiff's claims, we cannot provide assurance that such claims will not result in any liability to Tecnonet.

        Nhan T. Vo, individually and on behalf of other aggrieved employees vs. the Company, Superior Court of California, County of Los Angeles. On June 27, 2013, the plaintiff in this matter filed a lawsuit against the Company alleging claims for failure to properly pay overtime or provide meal and rest breaks to its non-exempt employees in California, among other things. The complaint seeks an unspecified amount of damages and penalties under provisions of the Labor Code, including the Labor Code Private Attorneys General Act. The Company has filed an answer denying all allegations regarding the plaintiff's claims and asserting various defenses. The Company is currently in the discovery phase of this case. The Company believes it has accrued adequate reserves for this matter and does not expect the matter to have a material adverse effect on its business or financial condition. However, depending on the actual outcome of this case, further provisions could be recorded in the future which may have a material adverse effect on the Company's operating results.

        From time to time, MRV has received notices from third parties alleging possible infringement of patents with respect to product features or manufacturing processes. Management believes such notices are common in the communications industry because of the large number of patents that have been filed on these subjects. The Company's policy is to discuss these notices with the parties in an effort to demonstrate that MRV's products and/or processes do not violate any patents. The Company has been involved in such discussions in the past with Alcatel-Lucent SA, Apcon, Inc., Finisar Corporation, International Business Machines, Mediacom Broadband LLC, Ortel Communications, Ltd., Nortel Networks Corporation, Rockwell Automation, Inc. and The Lemelson Foundation. Management does not believe that any of the matters will result in a material adverse outcome.

        MRV and its subsidiaries have been named as a defendant in other lawsuits involving matters that the management considers routine to the nature of its business. Management is of the opinion that the ultimate resolution of such matters will not have a material adverse effect on our business, operating results and financial condition.

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

10. Product Warranty

        As of December 31, 2014 and 2013, MRV's product warranty liability recorded in accrued liabilities was $0.6 million. The following table summarizes the activity related to the product warranty liability (in thousands):

	Balance at beginning of period	Cost of warranty claims	Accruals for product warranties	Foreign currency translation adjustment	Balance at end of period
December 31, 2013	$1,006	$(321)	$(107)	$—	$578
December 31, 2014	$578	$(17)	$55	$—	$616

        MRV accrues for warranty costs as part of its cost of sales based on associated material product costs, technical support labor costs and associated overhead. The products sold are generally covered by a warranty for periods of 90 days to three years.

11. Stockholders' Equity

Authorized Shares

        The Company is authorized to issue up to 1 million shares of its $0.01 par value Preferred Stock.

Accumulated Other Comprehensive Income

        Accumulated Other Comprehensive income is comprised of the effects of foreign currency translation adjustments to the financial statements.

Stock Repurchase Programs and Stock Repurchase

        On December 3, 2012, the Company's Board of Directors approved a repurchase of shares of Common Stock of the Company in an amount up to $10.0 million under a Stock Repurchase Program that expired on December 31, 2013. Under this program, the Company repurchased 261,873 shares at a total cost of $2.6 million during the year ended December 31, 2013. The Company repurchased 302,178 shares at a total cost of approximately $3.0 million under this Stock Repurchase Program through December 31, 2013.

        On August 15, 2013, the Company's Board of Directors terminated the existing stock repurchase plan and approved a replacement repurchase plan on substantially the same terms in an amount up to $7.0 million that expired on May 14, 2014. From August 15, 2013, through December 31, 2013, the Company repurchased 127,510 shares at a total cost of approximately $1.3 million. No additional shares were repurchased during year ended December 31, 2014, under this plan.

        On December 16, 2014, the Company announced that the Board of Directors approved a repurchase of shares of Common Stock of the Company in an amount up to $8.0 million under a Stock Repurchase Program. The program expires on November 13, 2015. The Company did not have any share repurchases settle under this program through December 31, 2014.

Equity Grants

        MRV's equity plans provide for granting options, restricted stock or other forms of equity to purchase shares of MRV's Common Stock, to employees, directors and non-employees performing

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

11. Stockholders' Equity (Continued)

consulting or advisory services for the Company. Under these plans, stock options exercise prices generally equal the fair market value of MRV's Common Stock at the date of grant and restricted stock grants do not have exercise prices. The options generally vest over one year to four years with expiration dates of ten years from the date of grant and all outstanding restricted stock grants vest one year from the date of grant. The Company's 2007 Omnibus Plan provides for granting options, restricted stock, and other forms of equity, and is at the discretion of the Board of Directors. As of December 31, 2014, 103,914 shares of Common Stock were available for future awards under the plan. See Note 12 Share-Based Compensation for additional discussion.

12. Share-Based Compensation

        MRV records share-based compensation expense at fair value. The following table summarizes the impact on MRV's results of operations of recording share-based compensation for the years ended December 31, 2014 and 2013 (in thousands):

	2014	2013
Cost of goods sold	$116	$98
Product development and engineering	166	66
Selling, general and administrative	677	549

Total share-based compensation expense(1)	$959	$713

(1)
Income tax benefits realized from stock option exercises and similar awards were immaterial in all periods.

        The Company granted 198,647 and 80,242 stock options during the years ended December 31, 2014 and 2013, respectively with the related average fair value of $6.95 and $4.89 per share, respectively. The Company granted restricted shares of 100,355 and 91,388 at average fair values of $13.91 and $9.98 per share during the years ended December 31, 2014 and 2013, respectively. As of December 31, 2014, the total unrecognized share-based compensation balance for unvested securities, net of expected forfeitures, was $1.3 million, which is expected to be amortized over a weighted-average period of 2 years.

        The following table summarizes the activity that relates to the Company's restricted stock awards for the years ended December 31, 2014 and 2013 (share amounts):

	2014	2013
Non-vested restricted stock awards, January 1, 2014	81,193	37,514
Granted	100,355	91,388
Vested	(39,238)	(37,428)
Forfeited	(39,276)	(10,281)

Non-vested restricted stock awards, December 31, 2014	103,034	81,193

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

12. Share-Based Compensation (Continued)

Valuation Assumptions

        MRV uses the Black-Scholes option pricing model to estimate the fair value of stock option awards or related modifications. The Black-Scholes model requires the use of subjective and complex assumptions including the option's expected life and the underlying stock price volatility. MRV bases volatility on the Company's historical quoted prices and peer company data. The following weighted average assumptions were used for estimating the fair value of options granted during the years ended December 31, 2014 and 2013:

Year ended December 31,	2014	2013
Risk-free interest rate	2.0%	1.2%
Dividend yield(1)	—	—
Volatility	50%	52%
Expected life (in years)	5.9	5.7

(1)
As the Company does not pay a dividend on a regular basis, and dividends paid in the past have been special in nature, a dividend rate of zero was used.

Share-Based Payment Award Activity

        The following table summarizes option share-based payment award activity for the one-year period ended December 31, 2014:

	Shares under option	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding, January 1, 2014	349,454	$28.15
Granted	198,647	$14.11
Exercised	(6,812)	$10.55
Canceled, forfeited or adjusted	(133,339)	$26.58

Outstanding, December 31, 2014	407,950	$22.12	4.89	$22,479

Vested and expected to vest, December 31, 2014	383,752	$22.66	4.60	$22,065
Exercisable, December 31, 2014	266,411	$26.58	2.56	$20,594

        The aggregate intrinsic value represents the total pre-tax intrinsic value, based on MRV's closing stock price of $9.93 at December 31, 2014, which would have been received by award holders had all award holders exercised in-the-money awards as of that date.

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

12. Share-Based Compensation (Continued)

        A summary of the Company's non-vested options as of December 31, 2014:

	Shares under option	Weighted average exercise price
Non-vested options outstanding, January 1, 2014	89,480	$12.65
Granted	198,647	$14.11
Vested	(79,805)	$13.77
Canceled, forfeited or adjusted	(66,783)	$13.36

Non-vested outstanding, December 31, 2014	141,539	$13.73

        The following table summarizes significant ranges of outstanding and exercisable options at December 31, 2014:

Range of Exercise prices	Options outstanding as of December 31, 2014	Weighted average remaining contractual life (years)	Weighted average exercise price	Options exercisable as of December 31, 2014	Weighted average exercise price of exercisable options
$9.10 - $10.55	57,787	7.02	$9.80	40,148	$9.65
$13.32 - $13.60	43,092	8.24	$13.44	10,204	$13.60
$14.51 - $14.51	99,234	8.43	$14.51	8,409	$14.51
$15.53 - $23.80	27,849	3.36	$23.06	27,849	$23.06
$25.00 - $25.00	87,500	0.93	$25.00	87,500	$25.00
$27.60 - $33.20	44,902	3.09	$28.69	44,902	$28.69
$34.60 - $52.60	44,211	1.75	$47.12	44,024	$47.17
$57.40 - $64.80	1,475	1.34	$62.21	1,475	$62.21
$73.20 - $73.20	500	1.33	$73.20	500	$73.20
$79.20 - $79.20	1,400	1.12	$79.20	1,400	$79.20

$9.10 - $79.20	407,950	4.89	$22.12	266,411	$26.58

        The following table summarizes certain stock option exercise activity during the periods presented (in thousands):

Year ended December 31,	2014	2013
Total intrinsic value of stock options exercised	$17	$—
Cash received from stock options exercised	$72	$—

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

13. Segment Reporting and Geographic Information

        MRV operates its business in two segments: the Network Equipment segment and the Network Integration segment. The Network Equipment segment designs, manufactures, distributes and services optical networking solutions and Internet infrastructure products, and the Network Integration distributes network solutions and Internet infrastructure products and provides value-added integration and support services for customers' networks.

        The accounting policies of the segments are the same as those described in the summary of significant accounting polices set forth in Note 2, Summary of Significant Accounting Policies. Management evaluates segment performance based on revenues, gross profit and operating income (loss) of each segment. As such, there are no separately identifiable Consolidated Statements of Operations data below operating income (loss).

        The following table summarizes revenues by segment, including intersegment revenues (in thousands):

Years Ended December 31,	2014	2013
Network Equipment segment	$86,705	$90,711
Network Integration segment	85,518	75,636

Before intersegment adjustments	172,223	166,347
Intersegment adjustments	(167)	(146)

Total	$172,056	$166,201

        Network Equipment revenue primarily consists of optical communication systems that include metro ethernet equipment, optical transport equipment, lab automation equipment, out-of-band network equipment, and the related service revenue and fiber optic components sold as part of system solutions. Network Integration revenue primarily consists of value-added integration and support service revenue, related third-party product sales (including third-party product sales through distribution) and fiber optic components sold as part of system solutions. All Network Integration's sales are within Italy.

        One customer accounted for $41.0 million and $46.6 million of revenue in the Network Integration segment, or 24% and 28% of total revenue for the years ended December 31, 2014 and 2013. The same customer accounted for 5% and 22% of total accounts receivable before allowance for doubtful accounts as of December 31, 2014 and 2013, respectively. Another customer accounted for $27.6 million and $22.7 million of revenue in the Network Integration segment, or 16% and 14% of total revenue for the years ended December 31, 2014 and 2013. The same customer in the Network Integration segment accounted for 29% and 27% of total accounts receivable before allowance for doubtful accounts as of December 31, 2014 and 2013, respectively.

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

13. Segment Reporting and Geographic Information (Continued)

        The following table summarizes external revenue by geographic region (in thousands):

Years Ended December 31,	2014	2013
United States	$51,036	$55,071
Americas (Excluding the U.S.)	1,507	4,200
Europe	105,996	98,843
Asia Pacific	13,517	8,087
Other regions	—	—

Total	$172,056	$166,201

        Revenue from external customers attributed to Italy totaled $86.3 million and $76.6 million for the years ended December 31, 2014 and 2013, respectively. No other individual foreign country accounted for more than 10% of consolidated revenue. The Company's revenue by geographical area is based on the customer's country of domicile.

        The following table summarizes long-lived assets, consisting of property and equipment, by geographic region (in thousands):

	December 31, 2014	December 31, 2013
Americas	$3,078	$3,326
Europe	1,786	2,194
Asia Pacific	26	35

Total	$4,890	$5,555

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

13. Segment Reporting and Geographic Information (Continued)

        The following table provides selected Statement of Operations information by business segment (in thousands):

Years ended December 31,	2014	2013
Gross profit
Network Equipment segment	$42,601	$47,069
Network Integration segment	13,176	10,917

Before intersegment adjustments	55,777	57,986
Corporate unallocated and intersegment adjustments(1)	1	7

Total	$55,778	$57,993

Depreciation expense
Network Equipment segment	$1,759	$1,417
Network Integration segment	204	219
Corporate	134	197

Total	$2,097	$1,833

Operating income (loss)
Network Equipment segment	$(7,074)	$(1,699)
Network Integration segment	5,562	4,620

Before intersegment adjustments	(1,512)	2,921
Corporate unallocated operating loss and adjustments(1)	(6,238)	(7,302)

Total operating income (loss)	$(7,750)	$(4,381)

Provision (benefit) for income taxes
Network Equipment segment	$1,873	$(38)
Network Integration segment	2,430	1,546

Total	$4,303	$1,508

(1)
Adjustments reflect the elimination of intersegment revenue and profit in inventory.

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

13. Segment Reporting and Geographic Information (Continued)

        The following tables provide selected Balance Sheet and Statement of Cash Flow information by business segment (in thousands):

December 31:	2014	2013
Additions to Fixed Assets
Network Equipment segment	$1,230	$3,329
Network Integration segment	178	104
Corporate	83	229

Total	$1,491	$3,662

Total Assets
Network Equipment segment	$40,664	$48,955
Network Integration segment	56,921	54,625
Corporate and intersegment eliminations	16,987	24,367

Total	$114,572	$127,947

14. Other Income, Net

        Following is a summary of other income, net (in thousands):

Years ended December 31:	2014	2013
Interest income	$7	$14
Gain (loss) on foreign currency transactions	473	(336)
Other, net	(253)	(85)

Total	$227	$(407)

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

15. Quarterly Financial Data (Unaudited)

        The following tables summarize MRV's Consolidated Statements of Operations for 2014 (in thousands):

Three months ended:	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
Revenue	$42,318	$43,124	$43,170	$43,444
Cost of sales	29,067	28,342	28,454	30,415

Gross profit	13,251	14,782	14,716	13,029
Operating expenses:
Product development and engineering	5,578	5,392	5,060	4,803
Selling, general and administrative	11,522	10,516	10,080	10,577

Total operating expenses	17,100	15,908	15,140	15,380

Operating loss	(3,849)	(1,126)	(424)	(2,351)
Interest expense	(150)	(40)	(116)	(23)
Other income (loss), net	33	(420)	227	387

Loss before income taxes	(3,966)	(1,586)	(313)	(1,987)
Provision for income taxes	251	681	727	2,644

Net loss	$(4,217)	$(2,267)	$(1,040)	$(4,631)

Net loss per share—basic and diluted	$(0.58)	$(0.31)	(0.14)	$(0.63)
Basic and diluted weighted average shares	7,283	7,360	7,362	7,368

        The above table includes a $1.9 million increase in the provision for income taxes for the three months ended December 31, 2014 related to an increase in the Company's valuation allowance on deferred tax assets. See Note 5, Income Taxes.

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

15. Quarterly Financial Data (Unaudited) (Continued)

        The following tables summarize MRV's Consolidated Statements of Operations for 2013 (in thousands):

Three months ended:	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Revenue	$38,905	$38,175	$38,385	$50,736
Cost of sales	25,878	24,803	23,411	34,116

Gross profit	13,027	13,372	14,974	16,620
Operating expenses:
Product development and engineering	4,648	4,454	4,627	5,652
Selling, general and administrative	12,392	9,453	10,308	10,840

Total operating expenses	17,040	13,907	14,935	16,492

Operating income (loss)	(4,013)	(535)	39	128
Interest expense	(132)	(241)	(41)	(112)
Other income (loss), net	17	(102)	(132)	(190)

Loss before income taxes	(4,128)	(878)	(134)	(174)
Provision for income taxes	306	115	12	1,075

Net loss	$(4,434)	$(993)	$(146)	$(1,249)

Net loss per share—basic and diluted	$(0.59)	$(0.13)	$(0.02)	$(0.17)
Basic and diluted weighted average shares	7,568	7,585	7,522	7,443

16. Accounts Receivable Factoring

        The Company's Italian subsidiary has agreements with unrelated third-parties for the factoring of specific accounts receivable in Italy in order to reduce the amount of working capital required to fund such receivables. At December 31, 2014, Tecnonet's factoring facility agreements permitted the factoring of up to €15.0 million, or $18.2 million, worth of receivables outside of the United States. The factoring of accounts receivable under these agreements is accounted for as a sale, as the Company has no retained interests or servicing liabilities related to the accounts receivable that have been sold in Italy.

        As of December 31, 2014 and 2013, the face amount of total outstanding accounts receivables sold by the Company pursuant to these agreements was $10.5 million and $17.2 million, respectively. Receivables transferred to the factor are derecognized at the date of sale and the proceeds are recorded at fair value. Proceeds consist of a receivable due from the factor. Cash received from the factor is recorded as a reduction of the receivable due from the factor. The related outstanding balances due from the factor were $10.4 million and $7.7 million as of December 31, 2014 and 2013, respectively, and are included in other receivables on the accompanying balance sheets. The related losses on the sale were $0.2 million and $0.3 million for the years ended December 31, 2014 and 2013, respectively, and is included in interest expense on the accompanying Consolidated Statements of Operations.

MRV Communications, Inc.

Notes to Consolidated Financial Statements (Continued)

17. Subsequent Event

        On December 31, 2014, the Company entered into an arrangement through its broker to repurchase 179,168 shares of its own common stock under its Board of Director authorized share repurchase program announced on December 16, 2014. The repurchase of the shares did not officially settle until January 6, 2015. Total consideration for the stock repurchase was approximately $1.8 million. The Company has historically accounted for all share repurchases as of their settlement dates. Therefore, the Company's assets, liabilities and equity were not affected as of December 31, 2014 for the share repurchase of 179,168 shares. The Company repurchased 307,715 shares at a total cost of approximately $3.2 million under this Stock Repurchase Program through March 9, 2015. The Company has remaining authority to repurchase shares up to an additional $4.8 million under this Stock Repurchase Program prior to its expiration. See Note 11 "Stockholders' Equity" for additional discussion.

ANNEX E

UNAUDITED CONDENSED FINANCIAL STATEMENTS OF
TECNONET FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014
AND THE FINANCIAL YEARS ENDED DECEMBER 31, 2014 AND 2013

Tecnonet

Unaudited Condensed Statements of Operations

(In thousands)

	Six Months Ended June 30,		Years Ended December 31,
	2015	2014	2014	2013
Revenue:
Product revenue	$18,525	$22,741	$47,649	$38,095
Service revenue	16,258	18,667	37,869	37,541

Total revenue	34,783	41,408	85,518	75,636
Cost of Revenue:
Cost of product	16,587	20,255	42,884	35,581
Cost of services	12,732	15,065	29,458	29,138

Total cost of revenue	29,319	35,320	72,342	64,719

Gross profit	5,464	6,088	13,176	10,917
Operating expenses:
Selling, general and administrative	3,426	3,538	7,614	6,297

Total operating expenses	3,426	3,538	7,614	6,297

Operating Income	2,038	2,550	5,562	4,620
Interest expense	(146)	(279)	(505)	(554)
Other income (expense), net	(3)	(329)	(245)	5

Income before provision for income taxes	1,889	1,942	4,812	4,071
Provision for income taxes	778	1,133	2,430	1,546

Net Income	$1,111	$809	$2,382	$2,525

The accompanying notes are an integral part of these unaudited condensed financial statements.

Tecnonet

Unaudited Condensed Balance Sheets

(In thousands)

	June 30, 2015	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash	$2,861	$6,280	$1,563
Accounts receivable, net	23,920	25,981	32,228
Other receivables	10,261	10,458	7,765
Inventories, net	7,880	9,873	8,553
Deferred income taxes	11	57	126
Other current assets	4,244	3,824	3,845

Total current assets	49,177	56,473	54,080
Property and equipment, net	327	358	430
Deferred income taxes	(97)	—	—
Other assets	84	90	115

Total assets	$49,491	$56,921	$54,625

Liabilities and Net Parents Investment
Current liabilities:
Short-term debt	$—	$5,402	$4,320
Accounts payable	15,651	17,173	15,721
Accrued liabilities	4,201	4,048	4,447
Deferred revenue	4,906	4,816	3,657
Due to parent	4,536	4,969	5,628
Other current liabilities	408	16	49

Total current liabilities	29,702	36,424	33,822
Other long-term liabilities	860	967	1,188
Commitments and contingencies (see Note 7)
Net parent investment	18,929	19,530	19,615

Total liabilities and net parent investment	$49,491	$56,921	$54,625

The accompanying notes are an integral part of these unaudited condensed financial statements.

Tecnonet

Unaudited Condensed Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,		Years Ended December 30,
	2015	2014	2014	2013
Cash flows from operating activities:
Net Income	$1,111	$809	$2,382	$2,525
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61	100	204	219
Share-based compensation expense	15	8	25	46
Provision for doubtful accounts	9	—	53	—
Deferred income taxes	138	154	62	8
Changes in operating assets and liabilities:
Accounts and other receivables	(167)	(740)	2,975	(12,636)
Inventories	1,143	(5,282)	(2,794)	2,619
Other assets	(1,511)	(2,626)	(3,957)	4,552
Accounts payable	(26)	6,204	3,783	1,496
Accrued liabilities	437	(934)	(660)	1,864
Income tax payable	442	425	22	1
Deferred revenue	497	2,368	1,797	1,314
Other current liabilities	(427)	(34)	(778)	178

Net cash provided by operating activities	1,722	452	3,114	2,186

Cash flows from investing activities:
Purchases of property and equipment	(62)	(74)	(178)	(104)

Net cash used in investing activities	(62)	(74)	(178)	(104)

Cash flows from financing activities:
Borrowings on short-term debt	2,710	12,392	21,638	11,219
Payments on short-term debt	(7,677)	(10,297)	(19,843)	(12,347)

Net cash provided by (used in) financing activities	(4,967)	2,095	1,795	(1,128)

Effect of exchange rate changes on cash and cash equivalents	(112)	29	(14)	(176)

Net increase in cash and cash equivalents	(3,419)	2,502	4,717	778
Cash and cash equivalents, beginning of year	6,280	1,563	1,563	785

Cash and cash equivalents, end of period	$2,861	$4,065	$6,280	$1,563

Supplemental disclosure of cash flow information:
Cash paid during year for interest	$62	$145	$283	$291
Cash paid during year for income taxes	$—	$596	$1,737	$1,800

The accompanying notes are an integral part of these unaudited condensed financial statements.

Tecnonet

Notes to Unaudited Condensed Financial Statements

1. Description of Business and Basis of Presentation

Description of Business

        MRV Communications, Inc. and its subsidiaries are collectively hereinafter referred to as "MRV" or the "Company". The business to be sold consists of substantially all of the assets and liabilities of Tecnonet S.p.A. ("Tecnonet"). Tecnonet, is an Italian supplier of a wide range of communications equipment from leading global manufacturers, as well as telecommunications solutions and services, including network infrastructure, unified communications, mobility and wireless, network security, cloud computing services, managed call center services, network integration, and optimization serving the Italian market.

Basis of Presentation

        The Unaudited Condensed Financial Statements for Tecnonet (the "Unaudited Financial Statements") include only the assets, liabilities, and operating activity of Tecnonet. As described in Note 9 herein, the Company entered into a shares purchase agreement with Maticmind S.p.A., (the "Purchaser") a company incorporated under the laws of Italy, for the sale of all of the shares of our wholly-owned subsidiary Tecnonet. The Unaudited Financial Statements have been prepared pursuant to the SEC requirement that the Company provide unaudited historical financial statements for Tecnonet in its proxy statement seeking shareholder approval of the proposed sale.

        The accompanying Unaudited Financial Statements have been derived from the consolidated financial statements of the Company, and include the revenue, costs of revenue, operating and other expenses associated with the sale. The assets and liabilities included in the accompanying balance sheets are substantially all of the assets and liabilities of Tecnonet and historically have been reported as part of the Company's Network Integration reporting segment. The carrying value of those assets less the carrying value of those liabilities on each of the balance sheet dates represents the Company's net investment in Tecnonet at that balance sheet date.

        The results of operations for the six month periods ended June 30, 2015 and 2014 and the years ended December 31, 2014 and 2013 are not necessarily indicative of the results that may be expected for any future period. The Unaudited Financial Statements for the six-month periods ended June 30, 2015 and 2014 should be read in conjunction with MRV's Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, as filed with the SEC. In the opinion of management, the Unaudited Financial Statements include all adjustments necessary to present fairly the financial position and operating results of Tecnonet for the periods presented.

2. Summary of Significant Accounting Policies

        The Company's management has assumed that Tecnonet has adopted all of the Company's significant accounting policies—See Note 2 in the Notes to the Consolidated Financial statements in the Company's Form 10-K for the year Ended December 31, 2014, for additional information. The following is intended to provide further information concerning how certain significant accounting policies would apply to Tecnonet as a stand-alone business.

Tecnonet

Notes to Unaudited Condensed Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Revenue Recognition

        Tecnonet resells third party products and recognizes revenue on these sales on a gross basis, as a principal, because it is the primary obligor in the arrangement, is exposed to inventory and credit risk, negotiates the selling prices, and sells the products as part of a solution in which services are provided. Sales of services and system support are deferred and recognized ratably over the contract period. Sales to end customers with contingencies, such as rights of return, rotation rights, conditional acceptance provisions and price protection, are infrequent and insignificant and are deferred until the contingencies have been satisfied or the contingent period has lapsed. For sales to distributors, Tecnonet generally recognize revenue when product is sold to the distributor rather than when the product is sold by the distributor to the end user. In certain circumstances, distributors have limited rights of return, including stock rotation rights, and/or are entitled to price protection, where a rebate credit may be provided to the customer if we lower our price on products held in the distributor's inventory. Tecnonet estimates and establishes allowances for expected future product returns and credits. We record a reduction in revenue for estimated future product returns and future credits to be issued to the customer in the period in which revenue is recognized, and for future credits to be issued in relation to price protection at the time we make changes to our distributor price book. We monitor product returns and potential price adjustments on an ongoing basis and estimate future returns and credits based on historical sales returns, analysis of credit memo data, and other factors known at the time of revenue recognition.

        Amounts billed to customers in a sale transaction related to shipping and handling represent revenues earned for goods provided and are classified as revenue. Shipping and handling costs are classified as cost of sales.

        Accounting for Multiple-Element Arrangements entered into or materially altered after January 1, 2011.    Management allocates arrangement consideration at the inception of the arrangement to all deliverables using the relative selling price method. The selling price we use for each deliverable is based on (a) vendor-specific objective evidence if available; (b) third-party evidence if vendor-specific objective evidence is not available; or (c) best estimate of selling price if neither vendor-specific objective evidence nor third-party evidence is available. We allocate discounts in the arrangement proportionally on the basis of the selling price of each deliverable.

Concentration of Credit Risk, Accounts Receivable and Allowance for Doubtful Accounts

        Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash placed with high credit quality institutions and accounts receivable due from customers. Management evaluates the collectability of accounts receivable based on a combination of factors. If management becomes aware of a customer's inability to meet its financial obligations after a sale has occurred, the Company records an allowance to reduce the net receivable to the amount that it reasonably believes to be collectable from the customer. If the financial conditions of Tecnonet's customers were to deteriorate or if economic conditions worsen, additional allowances may be required in the future. Accounts receivable are charged off at the point they are considered uncollectible.

Tecnonet

Notes to Unaudited Condensed Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

        The following table summarizes the changes in the allowance for doubtful accounts (in thousands):

Period:	Balance at beginning of period	Charged to expense	Deductions	Effect of foreign currency exchange rates	Balance at end of period
December 31, 2013	$1,024	—	(2)	43	$1,065
December 31, 2014	$1,065	53	(304)	(118)	$696
June 30, 2015	$696	9	(67)	(61)	$577

        Tecnonet revenue primarily consists of value-added integration and support service revenue, related third-party product sales (including third-party product sales through distribution) and fiber optic components sold as part of system solutions. All Tecnonet's sales are within Italy.

        One customer accounted for $16.9 million and $23.6 million of revenue, or 49% and 57% of total revenue, for the six months ended June 30, 2015, and 2014, respectively and $41.0 million and $46.6 million of revenue, or 48% and 62% of total revenue for the years ended December 31, 2014 and 2013. The same customer accounted for 16%, 9% and 34% of total accounts receivable before allowance for doubtful accounts as of June 30, 2015, December 31, 2014 and 2013, respectively.

        One customer accounted for $11.8 million and $14.2 million of revenue, or 34% of total revenue, for the six months ended June 30, 2015 and 2014, and $27.6 million and $22.7 million of revenue, or 32% and 30% of total revenue for the years ended December 31, 2014 and 2013, respectively. The same customer accounted for 49%, 49% and 42% of total accounts receivable before allowance for doubtful accounts as of June 30, 2015, December 31, 2014 and 2013, respectively.

Inventories

        Inventories are stated at the lower of cost or market on a first-in, first-out basis. If management estimates that the net realizable value is less than the cost of the inventory, an adjustment to the cost basis is recorded through a charge to cost of sales to reduce the carrying value to net realizable value. At each balance sheet date, management evaluates the ending inventories for excess quantities or obsolescence. This evaluation includes analysis of sales levels and projections of future demand. Based on this evaluation, management writes down the inventory to net realizable value if necessary. At the time of recording the write-down, a new, lower cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration of, or increase in, that newly established cost basis.

        Inventories held by Tecnonet consist of finished goods and amounted to $7.9 million, $9.9 million and $8.6 million as of June 30, 2015, December 31, 2014 and 2013, respectively.

Property and Equipment

        Property and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred and the costs of additions and betterments that increase the useful lives of the assets are capitalized. When property or equipment are disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in other income (expense), net, in the accompanying Condensed Statements of Operations.

Tecnonet

Notes to Unaudited Condensed Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

        Property and equipment, at cost, consisted of the following (in thousands):

Periods:	June 30, 2015	December 31, 2014	December 31, 2013
Machinery and equipment	$19	$21	$23
Computer hardware and software	391	408	419
Leasehold improvements	340	348	375
Furniture and fixtures	954	1,023	1,034
Construction in progress	—	—	—

Total property and equipment, at cost	1,704	1,800	1,851
Less—accumulated depreciation and amortization	(1,377)	(1,442)	(1,421)

Total property and equipment	$327	$358	$430

        Depreciation is computed using the straight line method over the estimated useful lives of the related assets, as follows:

	Life (years)
Asset category	From	To
Machinery and equipment	2	5
Computer hardware and software	3	7
Leasehold improvements	1	10
Furniture and fixtures	3	15

        Depreciation expense was $0.1 million for the six months ended June 30, 2015 and 2014 and $0.2 million for the years ended December 31, 2014 and 2013.

Fair Value of Financial Instruments

        Tecnonet's financial instruments including cash, accounts receivable, other receivables, accounts payable, accrued liabilities and short-term debt obligations are carried at cost, which approximates their fair value. The fair values of accounts receivable and accounts payable approximate their carrying amounts due to their short-term nature. Short-term debt obligations have variable interest rates, which reset frequently; therefore, their carrying values do not materially differ from their calculated aggregate fair value.

        The Company follows a framework for measuring fair value, using a three-level hierarchy that prioritizes the use of observable inputs. The fair value hierarchy is divided into three levels based on the source of inputs as follows: Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access; Level 2—Valuations for which all significant inputs are observable, either directly or indirectly, other than level 1 inputs for similar instruments; Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

        All of Tecnonet's financial assets and a majority of its financial liabilities that are measured at fair value are measured using the unadjusted quoted prices in active markets for identical assets or

Tecnonet

Notes to Unaudited Condensed Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

liabilities that are accessible at the measurement date. Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the "exit price") in an orderly transaction between market participants at the measurement date. Management has not elected the fair value for non-financial assets and liabilities.

Other Current Assets

        Other current assets include normal recurring prepaid expenses such as prepaid maintenance, and other services such as insurance that will be consumed within a twelve month period.

Other Long Term Liabilities

        Tecnonet is obligated to make severance payments to employees on the basis of factors such as each employee's current salary and length of employment. The liability for severance pay is calculated as the amount that the Company would be required to pay if every employee were to separate as of the end of the period, and is recorded in other long-term liabilities and amounted to $0.9 million, $1.0 million and $1.2 million as of June 30, 2015, December 31, 2014 and 2013, respectively.

Income Taxes

        As part of the process of preparing our annual and interim financial statements, we estimate the income taxes based on the estimated annual effective tax rate by jurisdiction. Changes in the estimated annual effective rate can occur in subsequent interim periods and such changes could be material. This process involves estimating the current income tax exposure together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, for income tax and accounting purposes. These differences can result in deferred income tax assets and liabilities, which are included in our Condensed Balance Sheets. We assess the likelihood that our deferred income tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we include an expense within the income tax provision in the Condensed Statements of Operations.

        We utilize significant management judgment to determine the provision for income taxes, deferred income tax assets and liabilities, including uncertain tax positions, and any valuation allowance recorded against net deferred income tax assets. Management periodically evaluates the deferred income tax assets as to whether it is likely that the deferred income tax assets will be realized. We establish a valuation allowance on the deferred income tax asset at the time we determine the asset is not likely to be realized. If we later determine that it is more-likely-than-not that a deferred tax asset will be realized, we release the valuation allowance and record a credit within the Condensed Statements of Operations.

Tecnonet

Notes to Unaudited Condensed Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Accounting Standards Recently Adopted

        In July 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2013-11, "Income Taxes—Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carry Forward, a Similar Tax Loss, or a Tax Credit Carry Forwards Exists" ("ASU 2013-11"). ASU 2013-11 requires entities to present the unrecognized tax benefits in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward. The Company adopted this standard effective January 1, 2014. The Company's adoption of ASU 2013-11 did not have a material impact on the consolidated financial statements and footnote disclosures.

        In November 2014, the FASB issued ASU No. 2014-17, "Pushdown Accounting" ("ASU 2014-17"). ASU 2014-17 provides guidance on determining and at what threshold pushdown accounting should be established in an acquired entity's separate financial statements. The amendments also provide that an acquired entity may elect to apply pushdown accounting in its separate financial statements upon a change-in-control event in which an acquirer obtains control of the acquired entity. The amendments in ASU 2014-17 are effective as of November 18, 2014. The Company's adoption of ASU 2014-17 did not have a material impact on the consolidated financial statements and footnote disclosures.

Recently Issued Accounting Standards Not Yet Effective

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)," ("ASU 2014-09"). ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. The new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. The pronouncement is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017, with early adoption permitted beginning January 1, 2017. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. Management is currently evaluating the impact that adopting this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

        In June 2014, the FASB issued ASU No. 2014-12, "Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period" ("ASU 2014-12"). The amendments in ASU 2014-12 require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Accounting Standards Codification Topic No. 718, "Compensation—Stock Compensation" ("ASC 718"), as it relates to awards with performance conditions that affect vesting to account for such awards. The amendments in ASU 2014-12 are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted. Entities may apply the amendments in ASU 2014-12 either: (i) prospectively to all awards granted or modified after the effective date; or (ii) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards

Tecnonet

Notes to Unaudited Condensed Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

thereafter. Management is currently evaluating the potential impact of the adoption of the new guidance, however does not expect the adoption of this new guidance to have a material impact on its consolidated financial statements and footnote disclosures.

        In August 2014, the FASB issued ASU No. 2014-15, "Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern" ("ASU 2014-15"). ASU 2014-15 provides guidance on management's responsibility in evaluating whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for the Company in its fourth quarter of fiscal 2017 with early adoption permitted. Management is currently evaluating the potential impact of the adoption of the new guidance, which may impact our disclosures at the time of adoption.

        In January 2015, the FASB issued ASU No. 2015-01, "Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items" ("ASU 2015-01"). ASU 2015-01 eliminates the concept of an extraordinary item from U.S. generally accepted accounting principles ("GAAP"). As a result, an entity will no longer be required to segregate extraordinary items from the results of ordinary operations, to separately present an extraordinary item on its income statement, net of tax, after income from continuing operations or to disclose income taxes and earnings-per-share data applicable to an extraordinary item. However, ASU 2015-01 will still retain the presentation and disclosure guidance for items that are unusual in nature and occur infrequently. ASU 2015-01 will be effective for the Company in its first quarter of fiscal 2017. Management is currently evaluating the potential impact of the adoption of the new guidance, however does not expect the adoption of this new guidance to have a material impact on its consolidated financial statements and footnote disclosures.

Use of Estimates

        The preparation of these consolidated financial statements require management to make certain estimates, assumptions and judgments that can affect the reported amounts of assets and liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the periods presented. On an ongoing basis, management evaluates its significant estimates and assumptions, including those related to revenue recognition, stock-based compensation, inventory valuation, accrued warranty, allowance for doubtful accounts, and accounting for income taxes. Management bases its estimates on historical and anticipated results, trends and on various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results could differ materially from those estimates.

Correction of an Immaterial Error

        During the six months ended June 30, 2014, Tecnonet recorded an out-of-period adjustment to defer previously recognized revenue of $2.0 million, which resulted in an increase to after-tax net loss of $0.1 million for the six months ended June 30, 2014. Tecnonet reduced cost of sales by $1.8 million, gross profit by $0.2 million and the provision for income taxes by $0.1 million related to prior periods to remove the effect of the previously recognized revenue for the six months ended June 30, 2014.

Tecnonet

Notes to Unaudited Condensed Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

These out of period adjustments also resulted in an increase in Inventory of $1.9 million, deferred revenue of $2.0 million and deferred income taxes, net of current portion by $0.1 million at of June 30, 2014. Management evaluated the effects of this adjustment on the Company's condensed financial statements and concluded that the error was not material to any prior periods, individually or in the aggregate. During the six months ended December 31, 2014, the Company recognized $1.4 million of revenue and $0.1 million gross profit, reducing the impact on deferred revenue, inventory and gross profit for the out-of-period adjustment to $0.6 million, $0.5 million and $0.1 million, respectively for the year ended December 31, 2014. During the six months ended June 30, 2015, the Company recognized $0.6 million of revenue and $0.1 million gross profit, reducing the impact on deferred revenue, inventory and gross profit for the out-of-period adjustment to $0 as of the June 30, 2015.

3. Accrued Liabilities

        Accrued liabilities consisted of the following (in thousands):

Periods:	June 30, 2015	December 31, 2014	December 31, 2013
Payroll and related	$2,323	$2,881	$3,162
Professional fees	176	164	152
Non-income taxes	1,157	943	1,061
Other	545	60	72

Total accrued liabilities	$4,201	$4,048	$4,447

4. Income Taxes

        The following table provides details of income taxes for the three and six months ended June 30, 2015 and 2014 and the years ended December 31, 2014 and 2013 (in thousands, except percentages):

	Six Months June 30,		Years Ended December 31,
	2015	2014	2014	2013
Income (loss) before provision for income taxes	$1,889	$1,942	$4,812	$4,071
Provision for income taxes	778	1,133	2,430	1,546
Effective tax rate	41%	58%	51%	40%

        The tax provision for the six months ended June 30, 2015 and 2014 was $0.8 million and $1.1 million, respectively. The higher effective tax rate for the six months ended June 30, 2014 when compared to the six months ended June 30, 2015 was a result of the additional income tax accrued on the tax audit that was not settled until Q3 2014. The tax provision for the years ended December 31, 2014 and 2013 was $2.4 million and $1.5 million, respectively. The higher effective tax rate for the year ended December 31, 2014 when compared to year ended December 31, 2013 was a result of the additional income tax paid on the settlement of the tax audit.

Tecnonet

Notes to Unaudited Condensed Financial Statements (Continued)

4. Income Taxes (Continued)

Italy Tax Audit Settlement

        In 2013, the Italian Tax Authorities commenced an examination of Tecnonet and proposed a 100% disallowance of the deduction of certain sponsorship and advertising expenses for the years 2006 to 2011. The Company's management felt strongly that the deductions were fully supported by Italian tax law and that we would more-likely-than not prevail if we litigated the disallowance in the Italian tax courts. Therefore, there was no unrecognized benefit or income tax liability accrued in 2013 and the first quarter of 2014 related to the tax audit. During the three months ended June 30, 2014, the Italian tax authorities offered to reduce the 100% disallowance by 60%. Our local external tax advisers advised management that the 60% offer was a good result and that litigating the matter in Italian courts could be a protracted process despite the strong technical merits of our tax position. In consideration of our tax adviser's assessment and management's desire to resolve this uncertainty, management accepted the 60% offer and settled with the Italian tax authorities in July 2014. The interest and penalties of $0.1 million and accrued VAT expense of $0.1 million related to the settlement are recognized in other expenses in the accompanying Condensed Consolidated Statement of Operations in 2014. The accrued income tax liability and accrued VAT liability including interest and penalties of $0.5 million were paid in full on October 3, 2014.

5. Related Party Transactions

        In October 2010, Tecnonet entered into a long term loan agreement with its parent company for €4,050,000 at a rate of 7% and a maturity date of October 19, 2015. The interest rate on the loan was subsequently reduced to 3.75% in January 2011. The loan is denominated in Euros and is translated into U.S. dollars at each reporting period. As of June 30, 2015, December 31, 2014 and 2013, principal and interest due to parent totaled $4.5 million, $5.0 million, and $5.6 million, respectively. In August 2015, Tecnonet repaid €1,500,000 of the loan leaving a principal balance of €2,550,000.

6. Short-Term Debt

        Short-term debt consists of unsecured lines of credit held by Tecnonet. As of June 30, 2015, December 31, 2014, and 2013, short-term debt totaled $0, $5.4 million and $4.3 million, respectively. Short-term debt bears interest at rates ranging from 1.7% to 2.5%, and the weighted average interest rate was approximately 0.0%, 2.1% and 2.2% as of June 30, 2015, December 31, 2014, and 2013, respectively. These obligations are incurred and settled in local currency. See Note 8, Accounts Receivable Factoring.

Tecnonet

Notes to Unaudited Condensed Financial Statements (Continued)

7. Commitments and Contingencies

Lease Commitments

        Tecnonet leases certain facilities and equipment under non-cancelable lease agreements expiring in various years through 2020. Following are the aggregate minimum annual lease payments under leases in effect as of June 30, 2015 (in thousands):

Periods:	Operating leases
Six Months ended December 31, 2015	$428
Year Ending December 31,
2016	732
2017	621
2018	546
2019	376
Thereafter	108

Total	$2,811

        Rental expense under non-cancelable operating lease agreements for the six months ended June 30, 2015, and 2014, was $0.5 million and $0.6 million, respectively. Rental expense under non-cancelable operating lease agreements for the years ended December 31, 2014, and 2013, was $1.2 million.

        On June 30, 2008, the Company entered into a lease amendment for the lease of office space located in Rome, Italy. The Company exercised its right to extend the lease through January 31, 2020. The remaining lease payments over the current term will approximate $1.1 million.

        On July 1, 2008, the Company entered into lease amendment for the lease of office space at another facility located in Rome, Italy. The Company exercised its right to extend the lease through January 31, 2020. The remaining lease payments over the current term will approximate $1.0 million.

Litigation

        We are subject to legal claims and litigation in the ordinary course of business, including but not limited to product liability, employment and intellectual property claims. The outcome of any such matters is currently not determinable. In addition, we were party to the litigation set forth below.

        In May 2014, a former customer of Tecnonet, filed a claim in an Italian civil court alleging that Tecnonet, and two of its third-party subcontractors, breached certain supply agreements with the customer, entered into between 2009 and 2011, by failing to have performed the contracted services. The plaintiff further alleged that Tecnonet was aware, at the time of entering into the supply agreements, that the customer's managing director had a conflict of interest involving the subcontractors. The plaintiff claimed damages and restitution from Tecnonet and the subcontractors, jointly and severally, of approximately $3.0 million in the aggregate, plus costs. On July 21, 2015, Tecnonet and the plaintiff entered into an agreement to settle the lawsuit for a one-time cash payment, which has been accrued at June 30, 2015 and December 31, 2014. Accordingly, we now consider this matter to be closed. The Company had reserved for the litigation in the first quarter of 2015 and,

Tecnonet

Notes to Unaudited Condensed Financial Statements (Continued)

7. Commitments and Contingencies (Continued)

accordingly, it is not anticipated that the settlement will require the Company to record any corresponding charges in future quarters.

        Tecnonet has been named as a defendant in other lawsuits involving matters that the management considers routine to the nature of its business. Management is of the opinion that the ultimate resolution of such matters will not have a material adverse effect on our business, operating results and financial condition.

8. Accounts Receivable Factoring

        The Company has agreements with unrelated third-parties for the factoring of specific accounts receivable in Italy in order to reduce the amount of working capital required to fund such receivables. At June 30, 2015, Tecnonet's factoring agreements permitted the factoring of up to €15.0 million or $16.6 million of receivables outside of the United States. The factoring of accounts receivable under these agreements is accounted for as a sale, as the Company has no retained interests or servicing liabilities related to the accounts receivable that have been sold in Italy.

        At June 30, 2015, December 31, 2014 and 2013 the face amount of total outstanding accounts sold by the Company pursuant to these agreements was $13.4 million, $10.5 million and $17.2 million, respectively. Receivables transferred to the factor are derecognized at the date of sale and amounted to $21.2 million and $28.9 million for the six months ended June 30, 2015 and 2014, respectively and amounted to $63.8 million and $70.9 million for the year ended December 31, 2014 and 2013, respectively. Proceeds are recorded at fair value and amounted to $19.9 million and $38.8 million for the six months ended June 30, 2015 and 2014, respectively and amounted to $71.0 million and $114.4 million for the year ended December 31, 2014 and 2013, respectively. Proceeds consist of a receivable due from the factor. Cash received from the factors is recorded as a reduction of the receivable due from the factor. The related outstanding receivables from the factor were $10.2 million, $10.4 million and $7.7 million as of June 30, 2015, December 31, 2014 and 2013 respectively, and included in other receivables on the accompanying condensed consolidated balance sheets. The related losses on the sale were $0.07 million and $0.11 million for the six months ended June 30, 2015, and 2014, respectively and were $0.2 million and $0.3 million for the years ended December 31, 2014 and 2013, respectively and are included in interest expense on the accompanying condensed statements of operations.

9. Subsequent Event

        On August 10, 2015, MRV announced that it entered into a shares purchase agreement ("the Purchase Agreement") with Maticmind S.p.A., (the "Purchaser") a company incorporated under the laws of Italy, for the sale of all of the shares of its wholly-owned subsidiary Tecnonet. The sale of Tecnonet is subject to stockholder approval, which had not been obtained prior to quarter end.

        The consideration for the transaction includes a cash payment by the Purchaser to the Company of €15.6 million at closing plus a cash payment by Tecnonet to the Company of €4.1 million prior to closing to repay an outstanding intercompany obligation. The Company is entitled to seek and procure third party debt financing for Tecnonet to provide the funds for this payment, and the Purchaser is obligated to assume this debt at closing. Within 60 days of closing, the parties are required to make a post-closing adjustment based on changes in debt and cash of Tecnonet between June 30, 2015 and closing, as provided for in the Purchase Agreement. The Purchase Agreement contains customary

Tecnonet

Notes to Unaudited Condensed Financial Statements (Continued)

9. Subsequent Event (Continued)

representations, warranties, covenants and indemnification obligations. The transaction is conditioned upon, among other things, the Company receiving stockholder approval for the transaction and other customary closing conditions. The closing is expected to occur by the end of November 2015. The Purchase Agreement contains a €250,000 termination fee (subject to increase to €350,000 if the Purchase Agreement is terminated after November 30, 2015) payable by the Company if the transaction is terminated because MRV stockholder approval is not obtained and under certain other circumstances.

1234567 VOTE BY MAIL 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following proposal: 1Approve the sale of Tecnonet S.p.A. and the related shares purchase agreement. For 0 Against 0 Abstain 0 NOTE: Act upon such other business as may properly come before the Special Meeting or any adjournment thereof. John Sample attorney, executor, administrator, or other fiduciary, please give full ANY CITY, ON A1A 1A1 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000255359_1 R1.0.0.51160 Please sign exactly as your name(s) appear(s) hereon. When signing as title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 1234 ANYWHERE STREET SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample 234567P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. 1234567 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL # → SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 MRV COMMUNICATIONS, INC. 20415 NORDHOFF STREET CHATSWORTH CA 91311 ATTN: ACCOUNTS PAYABLE Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567 234567

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com . MRV COMMUNICATIONS, INC. Special Meeting of Stockholders TBD This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Mark J Bonney and Stephen Krulik, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MRV COMMUNICATIONS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of stockholder(s) to be held at TBD on TBD, at the TBD, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000255359_2 R1.0.0.51160